     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 1998
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                  AT&T CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        NEW YORK                     4811                    13-4924710
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
      ORGANIZATION)
                          32 AVENUE OF THE AMERICAS,
                        NEW YORK, NEW YORK, 10013-2412
                                (212) 387-5400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             MARILYN WASSER, ESQ.
                       VICE PRESIDENT--LAW AND SECRETARY
                                  AT&T CORP.
                            295 NORTH MAPLE AVENUE
                            BASKING RIDGE, NJ 07920
                                (908) 221-2000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------
                       COPIES OF ALL COMMUNICATIONS TO:

 STEVEN A. ROSENBLUM, ESQ.   JOHN W. THOMSON, ESQ.      TIMOTHY J. KELLEY, ESQ.
 WACHTELL, LIPTON, ROSEN      VICE PRESIDENT AND       DOW, LOHNES & ALBERTSON,
         & KATZ               SECRETARY TELEPORT                  PLLC
   51 WEST 52ND STREET     COMMUNICATIONS GROUP INC.       1200 NEW HAMPSHIRE
NEW YORK, NEW YORK 10019      ONE TELEPORT DRIVE              AVENUE, N.W.
     (212) 403-1000      STATEN ISLAND, NEW YORK 10311      WASHINGTON, D.C.
                                (718) 355-2000                 20036-6802
                                                             (202) 776-2000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of the Registration Statement and the effective time of the merger of a subsidiary of AT&T Corp. and Teleport Communications Group Inc., as described in the Agreement and Plan of Merger, dated as of January 8, 1998 (the "Merger Agreement"), attached as Appendix A to the Information Statement/Prospectus forming a part of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------
                                                    PROPOSED
                                   AMOUNT           MAXIMUM          PROPOSED
  TITLE OF EACH CLASS OF            TO BE        OFFERING PRICE  MAXIMUM AGGREGATE     AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED        PER SHARE      OFFERING PRICE    REGISTRATION FEE
----------------------------------------------------------------------------------------------------
Common
 Stock,
 par
 value
 $1.00
 per                             192,644,565
 share..                          Shares(1)           (2)        $6,326,620,661(3)    $1,866,354(3)
----------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------

(1) Based upon the product of (a) 204,289,040, the number of outstanding shares of Class A Common Stock, par value $.01 per share ("TCG Class A Common Stock"), of Teleport Communications Group Inc. ("TCG") and Class B Common Stock, par value $.01 per share ("TCG Class B Common Stock"), of TCG, assuming the exercise of all outstanding options issued by TCG to purchase TCG stock (whether or not currently exercisable) and assuming the issuance of the maximum number of shares of TCG Class A Common Stock upon the consummation of the transactions contemplated by the ACC Agreement (as defined in the attached Merger Agreement), and (b) .943, the Exchange Ratio (as defined in the attached Merger Agreement).
(2) Not applicable.
(3) Estimated solely for the purpose of calculating the registration fee. The registration fee was computed pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, by adding (a) the product of (i) $58.69, the average of the high and low sales prices of a share of TCG Class A Common Stock quoted on the Nasdaq Stock Market's National Market, on April 1, 1998 as reported in published financial sources, and (ii) 90,800,000, the number of outstanding shares of TCG Class A Common Stock, assuming the exercise of all outstanding stock options issued by TCG to purchase TCG stock (whether or not currently exercisable) and assuming the issuance of the maximum number of shares of TCG Class A Common Stock upon the consummation of the transactions contemplated by the ACC Agreement (as defined in the attached Merger Agreement), to (b) the product of (i) $8.79, the book value of a share of TCG Class B Common Stock as of December 31, 1997 and (ii) 113,489,040, the number of outstanding shares of TCG Class B Common Stock. The result was then multiplied by .000295.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       TELEPORT COMMUNICATIONS GROUP INC.

                             INFORMATION STATEMENT

                               ----------------

                                   AT&T CORP.

                                   PROSPECTUS

  We are sending you this Information Statement/Prospectus to describe the proposed merger between Teleport Communications Group Inc., which we call "TCG," and AT&T Corp. When we complete this merger, TCG will become a subsidiary of AT&T, and you will exchange your TCG shares for AT&T shares. You will receive .943 of an AT&T share for each of your TCG shares. We will round the total number of AT&T shares you receive down to the nearest whole number, however, and you will receive a cash payment for any remaining fraction.

  We expect the AT&T Merger to be a reorganization in which no gain or loss will be recognized for federal income tax purposes by TCG or AT&T. In that case, no gain or loss will be recognized for federal income tax purposes by you except with respect to any cash you receive in place of a fractional AT&T share.

  We are also sending this document to holders of common stock of ACC Corp., because ACC has agreed to become a subsidiary of TCG and as a result the holders of ACC shares will be receiving TCG shares. We expect to complete the ACC merger before we complete the AT&T merger. ACC stockholders would, therefore, first exchange their ACC shares for TCG shares in the ACC merger, and then exchange those TCG shares for AT&T shares in the AT&T merger.

  TCG's controlling stockholders, Comcast Corporation, Cox Communications, Inc. and Tele-Communications, Inc., have already approved the AT&T merger by signing a written stockholders' consent. No further vote of TCG stockholders is necessary to approve the AT&T merger. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. As we explain in this Information Statement/Prospectus, however, completion of the AT&T merger is still subject to a number of conditions, including various regulatory approvals. We cannot predict with certainty when we will complete the AT&T merger, but we hope to complete the AT&T merger in the second or third quarter of 1998.

  This Information Statement/Prospectus is also AT&T's prospectus for the AT&T shares it will issue to TCG stockholders in the AT&T merger. AT&T will list the shares of its common stock to be issued in the AT&T merger on the New York Stock Exchange.

                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED THE AT&T COMMON STOCK TO BE ISSUED UNDER THIS INFORMATION STATEMENT/PROSPECTUS OR DETERMINED IF THE INFORMATION STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Information Statement/Prospectus is dated April , 1998, and was first mailed to stockholders of TCG on or about April , 1998.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHAT IS THE PROPOSED TRANSACTION?

A. TCG will merge with a subsidiary of AT&T. As a result, TCG will become a wholly owned subsidiary of AT&T, and TCG stockholders will exchange their TCG shares for AT&T shares.

Q. WHAT EFFECT WILL THE AT&T MERGER HAVE ON ME?

A. Each share of TCG common stock that you own will be exchanged for .943 of an AT&T share. You will receive a cash payment in place of any fractional AT&T share you would have otherwise received.

  For example, if you own 100 shares of TCG common stock, you will receive 94 AT&T shares plus cash equal to the market value of three-tenths of an AT&T
  share at the time of the AT&T merger (about $   based on AT&T's trading
  price on April , 1998). If you own 1,000 TCG shares, you will receive 943 AT&T shares and no cash payment. The total value of the shares AT&T will issue, based on this price, is about $ billion.

Q. WILL THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE AT&T MERGER IS COMPLETED?

A. Yes. The .943 exchange ratio is a fixed exchange ratio, which means that it will not change even if the trading price of the AT&T shares changes. Therefore, the market value of the transaction, and of the AT&T shares you will receive in the merger, will increase or decrease as the price of AT&T shares increases or decreases.

Q. WHY IS THERE NO STOCKHOLDER VOTE?

A. Comcast Corporation, Cox Communications, Inc. and Tele-Communications, Inc. own, through subsidiaries, about 65% of all of the shares of TCG common stock and control about 95% of the voting power of TCG. On the day that AT&T and TCG signed their merger agreement, these three companies, which we refer to as the "Cable Stockholders," gave their written consent to the AT&T merger. Their consent met the stockholder approval requirements under Delaware law, so no separate stockholder vote is necessary.

Q. WHAT WILL THE CABLE STOCKHOLDERS RECEIVE IN THE AT&T MERGER AND WHAT WILL THEY BE REQUIRED TO DO?

A. Even though these companies hold TCG shares with greater voting rights, they will exchange their shares for AT&T shares at the same .943 ratio.

  In addition, the Cable Stockholders must:

  . vote their shares of TCG common stock in favor of the AT&T merger, unless
    TCG and AT&T change the AT&T merger agreement in any adverse way to TCG stockholders; and

  . amend various agreements, and enter into new agreements, relating to TCG's use of cable facilities owned by the Cable Stockholders. TCG believes that these amendments are generally favorable to TCG.

  The Cable Stockholders also entered into a Registration Rights Agreement with AT&T which provides the three companies with rights to have the AT&T shares they receive in the AT&T merger registered for sale under the securities laws.

  Please see pages 38 through 40 for more information concerning these agreements.

Q. AM I ENTITLED TO APPRAISAL RIGHTS?

A. No. Under Delaware law, which governs TCG and the AT&T merger, you are not entitled to appraisal rights.

Q. WHAT DO I NEED TO DO NOW?

A. Nothing. After the AT&T merger is completed, you will receive written instructions and a letter of transmittal for exchanging your TCG shares for AT&T shares and receiving your cash payment in place of any fraction of an AT&T share. Please do not send your share certificates until you receive the instructions and letter of transmittal.

Q. WHEN DO YOU EXPECT TO COMPLETE THE AT&T MERGER?

A. We must still obtain certain regulatory approvals before we can close, but we hope to complete the AT&T merger in the second or third quarter of this year. However, delays in obtaining regulatory approvals could delay the AT&T merger.

Q. WHERE CAN I FIND MORE INFORMATION ABOUT AT&T AND TCG?

A. From various sources described under "Where You Can Find More Information" on page 54 of this Information Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
QUESTIONS AND ANSWERS ABOUT THE MERGER...................................   2
SUMMARY..................................................................   6
THE COMPANIES............................................................  12
  AT&T...................................................................  12
  TA Merger Corp.........................................................  12
  TCG....................................................................  12
THE MERGER...............................................................  13
  Background.............................................................  14
  TCG's Reasons for the Merger; Recommendation of the TCG Board..........  16
  AT&T's Reasons for the Merger..........................................  18
  Opinion of the Financial Advisor to the TCG Board......................  18
  Cautionary Statement Concerning Forward-Looking Statements.............  22
  Terms of the Merger....................................................  22
  Effective Time of the Merger...........................................  24
  Exchange of Certificates in the Merger.................................  24
  Listing of the AT&T Common Shares on the NYSE..........................  25
  Representations and Warranties.........................................  25
  Business of TCG Pending the Merger.....................................  25
  ACC Agreement..........................................................  28
  Certain Covenants of AT&T..............................................  28
  No Solicitation........................................................  28
  Conditions; Waivers....................................................  29
  Amendment; Termination.................................................  30
  Certain Federal Income Tax Consequences................................  31
  Regulatory Approvals...................................................  32
  Resale of AT&T Common Shares Issued in the Merger; Affiliates..........  33
  Accounting Treatment...................................................  33
  Interests of Certain Persons in the Merger.............................  34
  Management and Operations of TCG After the Merger......................  36
  Expenses and Fees......................................................  36
  Certain Litigation.....................................................  36
  No Appraisal Rights....................................................  37
OTHER AGREEMENTS.........................................................  38
  Voting Agreement.......................................................  38
  Master Facilities Agreement............................................  39
  Registration Rights Agreement..........................................  39
DIVIDENDS ON AND MARKET PRICES OF AT&T COMMON SHARES AND TCG COMMON
 STOCK...................................................................  41
  AT&T...................................................................  41
  TCG....................................................................  42
SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF TCG.......  43

                                                                            PAGE
                                                                            ----
COMPARATIVE RIGHTS OF TCG STOCKHOLDERS AND AT&T STOCKHOLDERS...............  44
  Beneficial Ownership of Stock............................................  44
  Business Combinations....................................................  44
  State Takeover Legislation...............................................  45
  Appraisal Rights.........................................................  46
  Amendments to Charters...................................................  46
  Amendments to By-Laws....................................................  46
  Preemptive Rights........................................................  47
  Redemption of Capital Stock..............................................  47
  Dividend Sources.........................................................  47
  Duration of Proxies......................................................  48
  Stockholder Action.......................................................  48
  Special Stockholder Meetings.............................................  48
  Cumulative Voting........................................................  49
  Number and Election of Directors.........................................  49
  Removal of Directors.....................................................  50
  Vacancies................................................................  50
  Indemnification of Directors and Officers................................  51
  Limitation of Personal Liability of Directors............................  52
LEGAL OPINIONS.............................................................  53
EXPERTS....................................................................  53
WHERE YOU CAN FIND MORE INFORMATION........................................  54
INDEX OF DEFINED TERMS.....................................................  56

                                   APPENDICES

 APPENDIX A --Agreement and Plan of Merger, dated as of January 8, 1998,
             among AT&T, Merger Sub and TCG..............................   A-1
 APPENDIX B --Voting Agreement, dated as of January 8, 1998, by and among
             AT&T, on the one hand, and Comcast, Cox and TCI, on the
             other hand..................................................   B-1
 APPENDIX C --Opinion of Merrill Lynch, Pierce, Fenner & Smith
             Incorporated................................................   C-1

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the AT&T merger fully and for a more complete description of the legal terms of the AT&T merger, you should read carefully this entire document and the documents to which we have referred you.

THE COMPANIES

AT&T Corp.
32 Avenue of the Americas
New York, New York 10013-2412
Tel: 212-387-5400

  AT&T is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international and local communication transmission services, including cellular telephone and other wireless services.

Teleport Communications Group Inc.
Executive Offices:
437 Ridge Road
Executive Building 3
Dayton, New Jersey 08810
Tel: 732-392-2000

Headquarters:
One Teleport Drive
Staten Island, New York 10311
Tel: 718-355-2000

  TCG is the first and largest competitive local exchange carrier in the United States and offers comprehensive telecommunications services in major metropolitan markets nationwide. TCG offers its customers, which are mostly businesses, all the same kinds of telephone services as the local phone company does. TCG's customers can use these services to make regular phone calls, send data or pictures or connect to the Internet.

THE CABLE STOCKHOLDERS

  Subsidiaries of Comcast Corporation, Cox Communications, Inc. and Tele-Communications, Inc. beneficially own all of the TCG Class B common stock and about 2% of the TCG Class A common stock. As a result, these three companies control about 95% of TCG's voting power.

REASONS FOR THE AT&T MERGER (SEE PAGE 16)

  The TCG Board believes the .943 exchange ratio provides fair value to you for your TCG shares, and that the AT&T shares you will receive in the AT&T merger will allow you to continue your investment in a combined enterprise that is well positioned to take advantage of new opportunities and to meet competitive challenges. The TCG Board believes that TCG's competitive position and overall performance will benefit from AT&T's greater business, technological and financial resources. Please note that achieving these benefits is subject to important factors that could affect the future results of TCG and AT&T. For a discussion of these factors, please see "Cautionary Statement Concerning Forward-Looking Statements" on page 22.

NO FURTHER STOCKHOLDER APPROVAL REQUIRED; TCG BOARD APPROVAL (SEE PAGE 16)

  We are not asking you to vote on the AT&T merger. On January 8, 1998, Comcast, Cox and TCI, which together hold about 95% of TCG's voting power, voted by written consent to approve the AT&T merger agreement and the AT&T merger. Their vote was sufficient for stockholder approval of the AT&T merger.

  TCG's Board of Directors believes that the AT&T merger is in your best interest and in TCG's best interest. TCG's Board of Directors has unanimously approved the AT&T merger agreement and the AT&T merger.

FAIRNESS OPINION (SEE PAGE 18)

  Merrill Lynch, Pierce, Fenner & Smith Incorporated, TCG's financial advisor, has given a written fairness opinion to TCG's Board of Directors as to the fairness of the .943 exchange ratio to TCG's stockholders from a financial point of view. This is subject to the qualifications and limitations referred to in the opinion. Merrill Lynch's opinion does not address any other aspect of the AT&T merger or any related transactions.

  We have attached a copy of Merrill Lynch's fairness opinion as Appendix C to this Information Statement/Prospectus. We encourage you to read this opinion.

THE AT&T MERGER

 The Merger Agreement (see page 22)

  The AT&T merger agreement is the legal document that governs the AT&T merger. It is attached as Appendix A to this Information Statement/Prospectus, and we encourage you to read it carefully.

 Conditions to the Merger (see page 29)

  The completion of the AT&T merger depends upon meeting a number of conditions, including, among others, the following:

  . regulatory approvals and consents;

  . receipt of legal opinions about certain tax consequences of the AT&T merger; and

  . the absence of certain material adverse changes in TCG or AT&T.

  The AT&T merger will occur, and your TCG shares will be exchanged for AT&T shares, as soon as practicable after TCG and AT&T satisfy all of the conditions specified in the AT&T merger agreement. Also, either AT&T or TCG can waive these conditions, to the extent permitted by law.

 Regulatory Approvals (see page 32)

  In order to complete the AT&T merger, TCG and AT&T must receive authorizations from various federal, state, local and foreign governmental agencies. These authorizations relate primarily to:

  . competition and securities law issues;

  . the approval of a change of control with respect to licenses granted by the Federal Communications Commission and state public utility commissions; and

  . the approval of a change of control with respect to municipal franchise rights.

 Material Federal Income Tax Considerations (see page 31)

  We have structured the merger so that neither AT&T, TCG nor TCG's stockholders will recognize any gain or loss for federal income tax purposes in the AT&T merger (except for tax payable on cash received by TCG stockholders instead of fractional shares). One condition to the AT&T merger is that AT&T and TCG receive opinions from legal counsel as to these tax consequences to AT&T, TCG and TCG's stockholders.

 Accounting Treatment (see page 33)

  We expect that AT&T will account for the AT&T merger as a "pooling of interests," which means that the book value of the assets, liabilities and stockholders' equity of TCG will be carried over to the consolidated balance sheet of AT&T, and no new goodwill will be created for AT&T. Although the availability of this accounting treatment is not a condition to the closing of the AT&T merger, TCG must use its reasonable best efforts not to take any action, and to cure any prior action, that would prevent a pooling of interests.

 Termination (see page 30)

  The AT&T merger agreement may be terminated, and the AT&T merger abandoned, only in a very limited number of circumstances, including, among others, the following:

  . if the AT&T merger is not completed by December 31, 1998, or by March 31, 1999 if the delay is caused by the regulatory approval process;

  . by AT&T's entry into other business transactions, in which case either party may terminate the AT&T merger agreement only after March 31, 1999; or

  . the parties agree to terminate the agreement.

 Effects of the Merger on the Rights of TCG Stockholders (see page 44)

  As a result of the AT&T merger, you will become a stockholder of AT&T. AT&T is governed by New York corporate law and by its Certificate of Incorporation and Bylaws. Your rights under these provisions differ from your rights as a stockholder of TCG. To review these differences in more detail, see pages 44 through 53.

INTERESTS OF OFFICERS, DIRECTORS AND THE CONTROLLING STOCKHOLDERS IN THE MERGER (SEE PAGE 34)

  You should be aware that a number of TCG officers have entered or will enter into employment agreements with AT&T following the AT&T merger that provide them with interests in the AT&T merger that are different from, or in addition to, yours. See page 34. In addition, subsidiaries and affiliates of Comcast, Cox and TCI will continue to have commercial relationships with TCG and AT&T after the AT&T merger. Please see pages 38 through 40 for more information concerning the interests of the Cable Stockholders in the AT&T merger.

MARKETS AND MARKET PRICES

  The TCG common stock trades on The Nasdaq National Market and the AT&T common stock trades on the New York Stock Exchange. On January 8, 1998, the last full day of trading before the public announcement of the proposed AT&T merger, TCG Class A common stock closed at $54 1/8 and AT&T common stock closed at $62 5/8. On April , 1998, TCG Class A common stock closed at $ and AT&T common stock closed at $ . You may obtain more recent stock price quotes in most newspapers or in other financial sources.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

AT&T

  In the table below, we provide you with selected historical consolidated financial data of AT&T. We prepared this information using the consolidated financial statements of AT&T as of the dates indicated and for each of the fiscal years in the five-year period ended December 31, 1997. We derived the consolidated income statement data below for each of the three years ended December 31, 1997, and the consolidated balance sheet data at December 31, 1997 and 1996, from financial statements audited by Coopers & Lybrand L.L.P., independent accountants. We derived the remaining data from unaudited consolidated financial statements which are not included here.

  When you read this selected historical consolidated financial information, you should consider reading along with it the historical financial statements and accompanying notes that AT&T has included in its Annual Report on Form 10-K for the year ended December 31, 1997 (you can obtain this report by following the instructions we provide in this Information Statement/Prospectus under "WHERE YOU CAN FIND MORE INFORMATION" on page 54).

                                                    (UNAUDITED)
                                       AT OR FOR THE YEAR ENDED DECEMBER 31,
                                      ---------------------------------------
                                       1997    1996   1995(1)  1994   1993(2)
                                      ------- ------- ------- ------- -------
                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Total revenues....................... $51,319 $50,546 $48,445 $46,000 $43,780
Operating income.....................   6,968   8,763   5,184   7,409   6,577
Income before cumulative effects of
 accounting changes..................   4,638   5,908     139   4,710   3,702
Net income (loss)....................   4,638   5,908     139   4,710  (5,906)
Weighted average common shares and
 potential common shares.............   1,630   1,616   1,592   1,564   1,547
Net income (loss) per common share--
 basic...............................    2.85    3.67     .09    3.03   (3.84)
Net income (loss) per common share--
 diluted.............................    2.84    3.66     .09    3.01   (3.82)
Cash dividends declared per common
 share...............................    1.32    1.32    1.32    1.32    1.32
BALANCE SHEET DATA:
Total assets......................... $58,635 $55,382 $62,228 $57,330 $50,023
Long-term debt, including capital
 leases..............................   6,826   7,883   8,545   8,938  10,287
Shareowners' equity..................  22,647  20,295  17,274  17,921  13,374

--------
(1) 1995 net income for AT&T reflects $5.4 billion, or $3.36 per share, of business restructuring and other charges.
(2) 1993 net income for AT&T reflects a $9.6 billion net charge for three accounting changes.

TCG

  In the table below, we provide you with summary financial data derived from the audited historical financial statements of TCG. We prepared the historical summary combined financial data for the years 1993, 1994 and 1995 from the combined audited historical financial statements of TCG and TCG Partners (a New York general partnership which was initially owned by Comcast, Cox, TCI and MediaOne of Delaware, Inc., formerly Continental Cablevision, Inc. ("Continental"), in the same percentages as TCG). We prepared the historical summary consolidated financial data set forth below for 1996 and 1997 from the consolidated audited historical financial statements of TCG. TCG's financial statements for the years 1995 through 1997 have been audited by Deloitte & Touche LLP, independent auditors.

  When you read this selected historical consolidated and combined financial data, you should consider reading along with it the historical financial statements and accompanying notes that TCG has included in its Annual Report on Form 10-K for the year ended December 31, 1997 (you can obtain this report by following the instructions we provide in this Information Statement/Prospectus under "WHERE YOU CAN FIND MORE INFORMATION" on page 54).

                                      AT OR FOR THE YEAR ENDED DECEMBER 31,
                          -----------------------------------------------------------------
                              1997          1996         1995         1994         1993
                          ------------  ------------  -----------  -----------  -----------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........  $    494,304  $    267,669  $   166,169  $   120,674  $    83,929
Operating (loss)........      (132,515)      (53,363)     (15,261)     (15,820)     (20,767)
Net (loss)..............      (222,667)     (114,850)     (53,804)     (29,989)     (18,271)
Weighted average common
 shares.................   165,728,059   114,443,695   70,000,140   70,000,140   70,000,140
Net (loss) per share--
 basic..................         (1.34)        (1.00)       (0.77)       (0.43)       (0.26)
BALANCE SHEET DATA:
Total assets............  $  2,456,301  $  2,050,097  $   614,793  $   486,983  $   365,202
Long-term debt
 (including capital
 lease obligations).....     1,054,079     1,021,063      368,464      200,462       29,689
Stockholders' equity and
 partners' capital
 (deficit)..............     1,031,616       796,870      125,348      179,152      209,141

                           COMPARATIVE PER SHARE DATA

  In the table below, we provide you with historical per share data of AT&T and TCG and pro forma per share data for TCG as if the ACC merger had occurred on January 1, 1997. We also provide pro forma combined data per AT&T common share and per .943 of an AT&T common share, as if the AT&T merger had been completed as of the beginning of the periods indicated. The pro forma combined information in the table is based upon the historical financial statements of AT&T and TCG and is unaudited. We present the pro forma combined information for comparison purposes only, to show on a pro forma basis the amounts attributable to a full AT&T share and to the .943 of an AT&T share that you will receive for each TCG share. You should remember, however, that pro forma information is hypothetical and is not intended to predict AT&T's actual operating results and financial position following completion of the AT&T merger.

  When you read this table, you should consider reading along with it the separate historical financial statements and accompanying notes of AT&T and TCG which are incorporated by reference in this document (you can obtain these reports by following the instructions we provide in this Information Statement/Prospectus under "WHERE YOU CAN FIND MORE INFORMATION" on page 54).

                                                  AT OR FOR THE YEAR ENDED
                                                        DECEMBER 31,
                                                  ------------------------------
                                                   1997      1996     1995(1)
                                                  --------  --------  ----------
                                                        (UNAUDITED)
HISTORICAL:
Per Share of AT&T Common Stock:
  Book value....................................  $  13.94  $  12.50  $  10.82
  Cash dividends declared.......................      1.32      1.32      1.32
  Earnings--diluted.............................      2.84      3.66      0.09
HISTORICAL:
Per Share of TCG Common Stock:
  Book value....................................  $   5.90  $   4.98  $   1.79
  Cash dividends declared.......................       --        --        --
  Earnings (loss)...............................     (1.34)    (1.00)    (0.77)
PRO FORMA(2):
Per share of TCG Common Stock:
  Book value....................................  $  10.37
  Cash dividends declared.......................       --
  Earnings (loss)...............................     (1.25)
PRO FORMA(3):
Per share of AT&T Common Stock
  Book value....................................  $  13.64
  Cash dividends declared.......................      1.32  $   1.32  $   1.32
  Earnings--diluted.............................      2.43      3.31      0.03
EQUIVALENT SHARE DATA(3):
Combined per .943 of an AT&T Common Share (i.e.,
 per share of TCG Common Stock equivalent):
  Book value....................................  $  12.87
  Cash dividends declared.......................      1.24  $   1.24  $   1.24
  Earnings--diluted.............................      2.29      3.12      0.03

--------
(1) 1995 net income for AT&T reflects business restructuring and other charges of $5.4 billion, or $3.36 per share.
(2) Assumes the issuance of 21,104,989 TCG common shares associated with the ACC merger.
(3) Assumes 180,253,000, 130,991,000 and 88,200,000 additional weighted average common shares and potential common shares of AT&T associated with the AT&T merger in the years 1997, 1996 and 1995.

                                 THE COMPANIES

AT&T

  AT&T Corp. ("AT&T") is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international and local communications transmission services. AT&T's wholly owned subsidiaries, including AT&T Wireless Services, Inc., provide cellular telephone and other wireless services. AT&T also provides billing, directory, and calling card services to support its communications business.

  AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412 (telephone number 212-387-5400). Internet users can obtain information about AT&T and its services at "http://www.att.com."

TA MERGER CORP.

  TA Merger Corp. ("Merger Sub") is a Delaware corporation formed by AT&T in January 1998 solely for the purpose of being merged with and into TCG and is wholly owned by AT&T. The mailing address of Merger Sub's principal executive offices is c/o AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412 (telephone number 212-387-5400).

TCG

  TCG is the first and largest competitive local exchange carrier ("CLEC") in the United States and offers comprehensive telecommunications services in major metropolitan markets nationwide. TCG provides a broad array of telecommunications services to meet the voice, data and video transmission needs of its customers, including basic local exchange telephone services, enhanced switched services, long distance services, dedicated services, high speed switched data services, Internet services, disaster avoidance services and video channel transmission services.

  TCG was incorporated in 1983 under the laws of the State of Delaware and has its principal executive offices at 437 Ridge Road, Executive Building 3, Dayton, New Jersey 08810 (telephone number 732-392-2000). Internet users can obtain information about TCG and its services at "http://www.tcg.com."

                                  THE MERGER

  We are furnishing this Information Statement/Prospectus to you in connection with the proposed merger between Merger Sub and TCG, with TCG surviving the merger as a wholly owned subsidiary of AT&T. This merger will be carried out as provided in the Agreement and Plan of Merger, dated as of January 8, 1998, by and among TCG, AT&T and Merger Sub. In this Information Statement/Prospectus, we refer to the above-referenced merger agreement as the "Merger Agreement" and the AT&T merger as the "Merger." A copy of the Merger Agreement is attached as Appendix A to this Information Statement/Prospectus. TCG has also entered into an Agreement and Plan of Merger by and among TCG, TCG Merger Co., Inc., a Delaware corporation, and ACC Corp., a Delaware corporation ("ACC"), dated as of November 26, 1997 (the "ACC Agreement"), providing for the merger of TCG Merger Co., Inc. with and into ACC (the "ACC Merger"). As a result of the ACC Merger, ACC would become a wholly owned subsidiary of TCG.

  This Information Statement/Prospectus has been sent to you because you meet at least one of the following three criteria:

  . You are a holder of TCG Class A Common Stock, par value $0.01 per share (the "TCG Class A Common Stock").

  . You are a holder of TCG Class B Common Stock, par value $0.01 per share (the "TCG Class B Common Stock"). In referring to both the TCG Class A Common Stock and the TCG Class B Common Stock, we use the term "TCG Common Stock."

  . You were a holder of ACC Class A Common Stock, par value $0.015 per share (the "ACC Stock") on March 18, 1998.

  The record date for the determination of your status as a holder of TCG Common Stock was March 23, 1998.

  The Merger Agreement provides that TCG will become a wholly owned subsidiary of AT&T. In the Merger, each outstanding share of TCG Common Stock will be converted into .943 (the "Exchange Ratio") of a share of AT&T common stock, par value $1.00 per share (the "AT&T Common Shares"). If the amount of AT&T Common Shares that you would receive under the Exchange Ratio results in a fraction of one AT&T Common Share, AT&T will instead pay you that amount in cash rather than give you a fractional interest. The total aggregate amount of consideration to be received by TCG's stockholders in the Merger, based on the
closing price of the AT&T Common Shares on      , 1998, is approximately $
billion.

  This Information Statement is to inform you of the Merger and constitutes the notice of corporate action without a meeting required by Section 228 of the Delaware General Corporation Law. Your vote is not required for the Merger, because certain subsidiaries of Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Tele-Communications, Inc. ("TCI") (collectively, the "Cable Stockholders") executed and delivered to TCG, on January 8, 1998, a written consent in lieu of a meeting of stockholders approving and adopting the Merger Agreement and the Merger. The Cable Stockholders then held of record, in the aggregate, 1,011,528 shares of TCG Class A Common Stock (entitled to one vote per share) and 113,489,040 shares of TCG Class B Common Stock (entitled to ten votes per share). This means that the Cable Stockholders represented a majority of the votes entitled to be cast at a meeting of TCG's stockholders to consider the Merger Agreement and the Merger. As a result, so long as the Merger Agreement is not amended and no provision of it is waived, no meeting or further approval or consent of stockholders of TCG is necessary to effect the Merger. THE MERGER WILL BECOME EFFECTIVE NO EARLIER THAN 20 BUSINESS DAYS AFTER THIS INFORMATION STATEMENT/PROSPECTUS IS MAILED TO STOCKHOLDERS OF TCG, BUT ONLY AFTER SATISFACTION OR WAIVER OF THE CONDITIONS TO THE MERGER CONTAINED IN THE MERGER AGREEMENT.

  This Information Statement/Prospectus also constitutes a prospectus of AT&T, which is a part of the Registration Statement on Form S-4 filed by AT&T with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in order to register the

AT&T Common Shares to be issued to TCG stockholders in the Merger. It is a condition to the closing of the Merger that the AT&T Common Shares issuable to TCG's stockholders in the Merger shall have been approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance.

BACKGROUND

  For more than a decade, TCG and AT&T, and their respective subsidiaries, have engaged in various arm's-length business arrangements with each other in the ordinary course of business. These arrangements include the provision by TCG to AT&T and its subsidiaries of dedicated and switched access telecommunications services, which services are currently provided in accordance with an agreement entered into in 1995 (the "Usage Agreement").

  During a regular meeting of TCG's Board of Directors (the "TCG Board") on November 13, 1996, TCG's management reviewed the strategic and commercial alternatives available to TCG, and the TCG Board decided to retain Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to assist TCG's management in exploring various strategic alternatives. Based on the growing concern of the TCG Board and TCG's management that the increasing consolidation in the telecommunications industry could limit TCG's ability to compete in the future, and in an effort to maximize shareholder value, the TCG Board authorized Merrill Lynch and TCG's management to prepare materials and contact potentially interested parties on a preliminary basis to determine whether a sale of all or substantially all of TCG's assets or equity, or a business combination between TCG and one of such parties, was possible at an appropriate price. Merrill Lynch and TCG's management thereafter contacted numerous companies on a confidential basis and provided certain nonpublic information concerning TCG to several of those companies, including AT&T. The contacts with these other companies did not result in any substantive discussions with such parties or continuing indications of interest with respect to a possible strategic transaction with TCG on the part of such other potentially interested parties that the TCG Board or TCG management believed was in the best interests of the stockholders of TCG to pursue.

  During the months of January and February 1997, TCG and AT&T conducted a series of exploratory discussions. During these discussions, the parties considered various possible strategic transactions as well as the possibility of an extended commercial relationship. These discussions, however, proved inconclusive and ended in the latter part of February 1997.

  In late November 1997, TCG and AT&T commenced new discussions with respect to the possibility of a business combination or other transaction. In furtherance of these discussions, on November 21, 1997, AT&T sent TCG a letter which outlined various discussion points for a meeting on December 1, 1997. AT&T and TCG signed a confidentiality agreement on December 1, 1997, and held discussions on that day and on December 6 and 7, 1997. In the course of these discussions, the companies explored various possible transaction structures, including transaction structures that would involve the potential acquisition of control of TCG by AT&T. On December 10, 1997, AT&T sent a due diligence request list to TCG, and thereafter began its due diligence review of TCG which continued through January 8, 1998. During this period, representatives of TCG again contacted a number of potentially interested parties regarding their possible interest in a strategic transaction involving TCG in order to assess the likelihood that another possible candidate for such a transaction would emerge. The results of these contacts indicated to the TCG Board and TCG management that none of such parties was likely to make any offer regarding such a transaction that would be in the best interests of stockholders to pursue. Throughout this process, there were numerous interim updates given to the members of the TCG Board concerning the results of such contacts. In addition, special efforts were made to insure that the directors that were not affiliated with the Cable Stockholders were fully informed.

  Representatives of AT&T and TCG continued to meet from December 13 through December 16, 1997 to assess the desirability and feasibility of a merger of the two companies, and to discuss operational issues that would be involved in combining the two companies. On December 18, 1997, Mr. C. Michael Armstrong, Chairman of the Board and Chief Executive Officer of AT&T, met with Mr. Robert Annunziata, Chairman of the Board, President and Chief Executive Officer of TCG. At this meeting, Mr. Armstrong and Mr. Annunziata agreed to continue to assess and quantify the potential synergies of a merger between the two companies, to commence preparation and negotiation of a merger agreement for the potential merger, and to explore amending the terms of certain commercial arrangements between the two companies. During this period, AT&T and certain Cable Stockholders also had several conversations in which the Cable Stockholders indicated their willingness to support and vote for a transaction between AT&T and TCG, if mutually satisfactory terms could be negotiated. The Cable Stockholders encouraged AT&T to continue its discussions with TCG with respect to such a transaction.

  From December 19, 1997 through January 3, 1998, AT&T's legal advisors prepared initial drafts of the Merger Agreement and began negotiating its terms with TCG's legal advisors. AT&T's legal advisors also prepared and circulated proposed drafts of the Voting Agreement by and among AT&T, the Cable Stockholders and certain subsidiaries of the Cable Stockholders (the "Voting Agreement") and the Registration Rights Agreement by and among AT&T and the Cable Stockholders (the "Registration Rights Agreement").

  On January 4, 1998, AT&T, TCG and their respective legal and financial advisors met in New York City to discuss the draft Merger Agreement and related agreements. The parties' financial advisors discussed proposed exchange ratios, but were unable to reach any agreement. On January 5, 1998, representatives of AT&T and TCG had telephone conversations with respect to the question of an appropriate exchange ratio, as well as AT&T's insistence that: (i) the Cable Stockholders execute a stockholders' consent approving the transaction promptly following execution of the Merger Agreement (the "Stockholders Consent"); (ii) the Merger Agreement not permit TCG to terminate the Merger Agreement in the event of a competing bid; (iii) the Merger be conditioned on employment agreements between AT&T and certain senior managers of TCG; and (iv) the Cable Stockholders agree to amend TCG's existing facilities arrangements with the Cable Stockholders (the "Existing Facilities Agreements") in order to make TCG's rights under such agreements more certain. After further discussion, AT&T agreed to certain amendments to the existing Usage Agreement with TCG (the "Usage Amendments") pursuant to which: (1) AT&T's obligations to purchase dedicated and switched access services from TCG would survive the Merger, without being conditioned on the consummation of the Merger; and (2) AT&T and TCG would establish a marketing arrangement whereby TCG and AT&T would market to customers a bundled offer of the companies' respective local and long distance services.

  The representatives of AT&T and TCG agreed that it might be advisable for AT&T also to discuss these issues directly with representatives of the Cable Stockholders. Thereafter, representatives of AT&T had telephone conversations with representatives of the Cable Stockholders. In the course of these conversations, the representatives of AT&T indicated that AT&T might be willing to agree to a .943 exchange ratio assuming the other issues, described above, could be resolved to AT&T's satisfaction. AT&T's representatives also indicated their desire to execute definitive agreements no later than January 8, 1998. The representatives of the Cable Stockholders indicated their willingness to work rapidly to assist in resolving these issues. They also indicated that they would be willing to support and recommend acceptance of a
 .943 exchange ratio if all other issues were satisfactorily resolved and such exchange ratio was otherwise supported by (i) the members of the TCG Board (including the directors that were not affiliated with the Cable Stockholders), (ii) TCG management and (iii) TCG's financial advisors. They also indicated that they were willing to discuss AT&T's proposed amendments to the Existing Facilities Agreements.

  Following these conversations, representatives of AT&T, TCG and the Cable Stockholders, and their respective financial and legal advisors, met continuously in New York City through January 8, 1998 to negotiate the final terms of the Merger Agreement, the Voting Agreement, the Registration Rights Agreement, an agreement (the "Master Facilities Agreement") embodying AT&T's proposed amendments to the Existing Facilities Agreements and the Usage Amendments. These negotiations resulted in the representatives of AT&T and TCG agreeing to recommend to their respective Boards the approval of a transaction based on a .943 exchange ratio, with a structure in which the Cable Stockholders would execute the Stockholders Consent, TCG would not be entitled to terminate the Merger Agreement for another offer, and the Merger would be conditioned upon employment agreements between AT&T and certain senior managers of TCG being in full force and effect.

The representatives of AT&T and the Cable Stockholders also agreed to recommend that their Boards approve the Master Facilities Agreement. During the course of these meetings and conversations, members of TCG management had numerous contacts with the individual members of the TCG Board in which the status of the negotiations with AT&T and the possible terms of any transaction with AT&T were discussed. In addition, separate conversations with the members of the TCG Board that were not affiliated with the Cable Stockholders were held by members of TCG management (as well as TCG's legal and financial advisors) to insure that such persons were kept properly informed.

  On January 8, 1998, the TCG Board met to consider and vote upon the proposed Merger and related transactions. At this specially scheduled meeting, Mr. Annunziata and other members of TCG's senior management reported on the potential benefits and risks of the proposed transactions and informed the TCG Board of the employment agreements signed by certain TCG executives; TCG's legal advisors reviewed the terms of the Merger Agreement, the Voting Agreement, the Registration Rights Agreement and the Master Facilities Agreement (including the terms described in clauses (i)--(iv) above which AT&T had insisted were not negotiable) and discussed the directors' fiduciary and other legal obligations under applicable law relating to their consideration of the proposed transaction; and Merrill Lynch made a presentation to the TCG Board regarding the financial terms of the proposed Merger, the background of the proposed Merger and other potentially interested parties. At this meeting, Merrill Lynch also delivered its written opinion, dated January 8, 1998, that, as of such date, the Exchange Ratio to be received by TCG stockholders in connection with the Merger was fair to such stockholders from a financial point of view. Following extensive discussion and numerous questions and answers regarding the proposed Merger, and after considering the matters set forth below under "--TCG's Reasons for the Merger; Recommendation of the TCG Board," the TCG Board unanimously approved and authorized the Merger and the Merger Agreement, the execution by the Cable Stockholders of the Voting Agreement (which the TCG Board needed to approve for purposes of the business combination provisions of Delaware law), the Master Facilities Agreement with respect to TCG's interests thereunder and the Usage Amendments.

  Later on January 8, 1998, the AT&T Board met to consider and vote upon the proposed transactions. At this meeting, the AT&T Board received presentations with respect to the terms of the Merger Agreement and the other agreements and the financial and strategic impact of the proposed Merger on AT&T. Following these presentations and discussion, the AT&T Board approved the Merger Agreement, the Registration Rights Agreement, the Voting Agreement and the form of Master Facilities Agreement by unanimous vote of those directors present.

  On January 8, 1998, following conclusion of the respective meetings of the AT&T and TCG Boards of Directors, the Merger Agreement, the Registration Rights Agreement and the Voting Agreement were executed and announced. Following execution of these agreements, the Cable Stockholders executed and delivered the Stockholders Consent.

TCG'S REASONS FOR THE MERGER; RECOMMENDATION OF THE TCG BOARD

  The TCG Board has determined that the Merger and the Merger Agreement are fair to and in the best interests of TCG and its stockholders. ACCORDINGLY, THE TCG BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER.

  During the course of its deliberations relating to a possible merger with AT&T, the TCG Board considered the following factors:

    (i) the terms and conditions of the Merger Agreement, including the amount and form of consideration, the fact that the holders of shares of TCG Class B Common Stock will receive for their shares the same consideration offered the holders of shares of TCG Class A Common Stock, the degree of flexibility provided to TCG to conduct its business prior to the closing of the Merger (the "Closing") and the fact that the lack of appraisal rights for TCG's public stockholders would not prevent such stockholders from obtaining "liquid" consideration, since the AT&T Common Shares they will receive in the Merger will be listed on the NYSE;

    (ii) the possibility that, because the ratio at which shares of TCG Common Stock will be exchanged for AT&T Common Shares in the Merger is fixed, the value of the consideration received by the stockholders of TCG in the Merger may increase or decrease;

    (iii) the historical and prospective business of TCG, including, among other things, the current financial condition and future prospects of TCG, the strategic direction of TCG's business, the current conditions in, and future prospects of, the local telecommunications industry, the competitive position of TCG in that industry, and the historical business and future prospects of AT&T and its current financial condition, and the competitive position of AT&T in the telecommunications industry, all of which led the TCG Board to believe that there is a good strategic fit between the two companies and that the Merger may produce benefits to TCG stockholders by allowing them to participate in a combined enterprise with greater business and financial resources that is well positioned to take advantage of new opportunities and meet competitive challenges;

    (iv) the unique combination of technological and financial resources offered by AT&T, which the TCG Board believed would give TCG the opportunity to share in AT&T's research and development activities and in the resulting technological advances and allow the exchange of AT&T Common Shares for shares of TCG Common Stock without prohibitive dilution;

    (v) the potential for synergies from the companies' complementary assets and businesses, which the TCG Board believed would have a favorable impact on long-term value for TCG stockholders as holders of AT&T Common Shares after the Merger, although the TCG Board realized that no assurances could be given that any particular level of cost synergies will be achieved;

    (vi) the opportunity for the TCG stockholders to retain a significant continuing interest in the telecommunications industry in general and the local and long distance telecommunications industry in particular;

    (vii) historical data relating to market prices and trading volumes of the TCG Common Stock, historical data relating to market prices and trading volumes of and dividends on AT&T Common Shares, market prices of and dividends on AT&T Common Shares compared to those of certain other publicly traded companies and the likely effects of the Merger on AT&T's financial condition, including the dilutive effects of the issuance of AT&T Common Shares in the Merger, the likely reaction of the financial market to the Merger and the effect of such reaction on the price of AT&T Common Shares, which the TCG Board believed indicated that the value of the AT&T Common Shares to be received in the Merger was within the range of fair value from a financial point of view to TCG stockholders;

    (viii) the regulatory approvals required for the Merger and the estimated length of time required to consummate the Merger;

    (ix) alternatives to the Merger, including, among other things, remaining an independent entity, the fact that Merrill Lynch and TCG's management had solicited interest from numerous companies over a 15-month period for the sale of all or a portion of TCG, that TCG had preliminary discussions with several potential strategic partners, none of which led to substantive discussions, and that ultimately, only AT&T made a final proposal to consummate a transaction with TCG, as well as the risk associated with and likelihood of any such alternative transactions becoming available and being completed;

    (x) the structure of the Merger, which would permit holders of TCG Common Stock to exchange all their shares of TCG Common Stock for AT&T Common Shares on a tax-free basis (except with regard to any cash received in lieu of a fractional interest in AT&T Common Shares);

    (xi) the terms of the Master Facilities Agreement, including its immediate effectiveness upon execution and other benefits to TCG;

    (xii) the willingness of the Cable Stockholders to execute the Voting Agreement and to act by written consent to approve the Merger, but which the TCG Board weighed against the probability that no alternative transaction would become available in light of the Cable Stockholders' commitments under the Voting Agreement (including the execution of such written consent), and the fact that AT&T was unwilling to sign a merger agreement that included provisions that would permit TCG to terminate the agreement in the event of a competing bid;

    (xiii) the expected treatment of the Merger as a pooling of interests for financial reporting and accounting purposes; and

    (xiv) the presentation of Merrill Lynch delivered to the TCG Board at its meeting on January 8, 1998, including Merrill Lynch's written opinion dated January 8, 1998 that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of TCG Common Stock.

  Based on all of these matters, and such other matters as the members of the TCG Board deemed relevant, the TCG Board unanimously approved the Merger Agreement and the transactions contemplated thereby.

  In view of the variety of factors and the amount of information considered, the TCG Board did not find it practicable to provide specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination to approve the Merger was made after consideration of all the factors taken as a whole, though individual members of the TCG Board may have given different weights to different factors. For discussion of the interests of certain members of TCG's management, the TCG Board and the Cable Stockholders in the Merger, see "-- Interests of Certain Persons in the Merger" and "OTHER AGREEMENTS."

AT&T'S REASONS FOR THE MERGER

  The AT&T Board believes that the Merger is in the best interests of AT&T and its stockholders. AT&T expects the Merger to enable it to accelerate its ability to offer local telephony services to business customers and, ultimately, to other customers. AT&T believes this will allow it to expand its telecommunications offerings, to deepen and build upon its relationships with its long distance customers, and to strengthen its overall strategic positioning.

OPINION OF THE FINANCIAL ADVISOR TO THE TCG BOARD

  Merrill Lynch has acted as financial advisor to TCG in connection with the Merger. At the January 8, 1998 meeting of the TCG Board, Merrill Lynch delivered to the TCG Board its written opinion dated January 8, 1998 that, as of the date of such opinion, based upon the procedures followed, assumptions made, matters considered and limits on the review undertaken as set forth in such opinion, the Exchange Ratio was fair from a financial point of view to the holders of TCG Common Stock. No limitations were imposed by the TCG Board upon Merrill Lynch with respect to the investigations made or the procedures followed by it in rendering its opinion.

  THE FULL TEXT OF THE OPINION OF MERRILL LYNCH DATED JANUARY 8, 1998, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS INFORMATION STATEMENT/PROSPECTUS. WE URGE THE HOLDERS OF TCG COMMON STOCK TO READ SUCH OPINION IN ITS ENTIRETY. MERRILL LYNCH'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO TO THE HOLDERS OF TCG COMMON STOCK, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR ANY RELATED TRANSACTIONS. THE SUMMARY OF THE OPINION OF MERRILL LYNCH SET FORTH IN THIS INFORMATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to TCG and AT&T that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flows, assets, liabilities and prospects of TCG furnished to Merrill Lynch by TCG, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to Merrill Lynch by TCG and AT&T; (iii) conducted discussions with members of senior management of TCG and AT&T concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for TCG Common Stock and AT&T Common Shares and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (v) reviewed the results of operations of TCG and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of TCG, including the Cable Stockholders, and AT&T and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed drafts dated January 7, 1998 of the Merger Agreement, the Voting Agreement, the Registration Rights Agreement and the Master Facilities Agreement; and (x) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of TCG or AT&T and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of TCG or AT&T. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with it by TCG and/or AT&T, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of TCG's and/or AT&T's management as to the expected future financial performance of TCG or AT&T, as the case may be, and the Expected Synergies. Merrill Lynch further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax free reorganization for U.S. federal income tax purposes. Merrill Lynch also assumed that the final form of the Merger Agreement, the Voting Agreement, the Registration Rights Agreement and the Master Facilities Agreement would be substantially similar to the last draft of each reviewed by it.

  Merrill Lynch's opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date thereof. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion dated January 8, 1998, which were presented to and discussed with the TCG Board at its January 8, 1998 meeting.

  Historical Stock Trading Analysis. Merrill Lynch reviewed the per share daily closing market price movement of TCG Common Stock for the period beginning June 27, 1996 and ending January 5, 1998. Merrill Lynch also analyzed trading volume for TCG Common Stock for the same period to determine the percent of volume which traded at various price ranges. Merrill Lynch compared the TCG Common Stock price history from June 27, 1996 to January 5, 1998 to the S&P 400 and a composite comprised of American Communications Services Incorporated ("ACSI"), GST Telecommunications, Inc. ("GST"), IntelCom Group (U.S.A.), Inc. ("ICG"), McLeod, Inc. ("McLeod"), Intermedia Communications of Florida, Inc. ("Intermedia"), Electric Lightwave Inc. ("ELI") and NEXTLINK Incorporated ("NEXTLINK"). Merrill Lynch also discussed the relationship of the implied offer premium based on a price of $55.99 to various daily pre-announcement closing price averages for the TCG Common Stock.

  Comparable Public Market Analysis. Utilizing the closing stock prices as of January 5, 1998, Merrill Lynch compared the ratios of market capitalization (market value of equity plus debt and redeemable preferred stock less cash and cash equivalents) to gross property, plant and equipment ("Gross PP&E"), estimated 1998 revenues, route miles and access lines for TCG (6.3x, 8.7x, $1,343 and $46,208, respectively) to similar ratios for certain companies (ACSI, ELI, GST, ICG, Intermedia, McLeod and NEXTLINK). The companies had (i) Gross PP&E ratios (excluding NEXTLINK and McLeod) ranging from 2.8x to 4.0x (mean 3.4x), (ii) estimated 1998 revenues ratios (excluding McLeod) ranging from 4.2x to 12.2x (mean 7.2x), (iii) route miles ratios (excluding Intermedia) from $502 to $1,392 (mean $842) and (iv) access lines ratios from $9,713 to $51,137 (mean $31,140). Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the TCG Common Stock ranging from $23 to $47 per share.

  Comparable Private Market Transaction Analysis. Using publicly available information, Merrill Lynch reviewed five recent transactions involving the acquisition of CLEC companies (the "Comparable Acquisitions"). The Comparable Acquisitions (and announcement date for each transaction) were WorldCom, Inc. ("WorldCom")/MFS Communications Company, Inc. (August 1996), TCG/Eastern TeleLogic Corporation (October 1996), Brooks Fiber Properties, Inc. ("BFP")/Metro Access Networks Inc. (March 1997), WorldCom/BFP (September 1997) and TCG/Kansas City Fiber Network (December 1997).

  With respect to each of the Comparable Acquisitions, Merrill Lynch compared the transaction value as a multiple of Gross PP&E and latest quarter revenues annualized ("Run Rate Revenue") of each acquired company. For the Comparable Acquisitions, the minimum and maximum multiple ranges were 2.1x to 6.4x for Gross PP&E and 6.7x to 23.9x for Run Rate Revenue. Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the TCG Common Stock ranging from $39 to $57 per share. Merrill Lynch noted that it believed that these transactions were of limited relevance given the lack of direct comparability to the Merger.

  Discounted Cash Flow Analysis. Merrill Lynch performed a discounted cash flow analysis for TCG using (i) management projections used for reviewing strategic alternatives (the "Base Case") and (ii) management projections used for reviewing financing alternatives (the "Conservative Case"). For both the Base Case and the Conservative Case, Merrill Lynch added the net present values of (i) TCG's projected unlevered free cash flows for the years 1998 to 2006, (ii) ACC's projected unlevered free cash flows for the years 1998 to 2002 and (iii) the unlevered free cash flows associated with the estimated synergies from the ACC Merger for the years 1998 to 2002. For both the Base Case and the Conservative Case, Merrill Lynch then added the aggregate net present values of the terminal values of TCG, ACC and the synergies. For each of TCG, ACC and the synergies, the net present value was calculated assuming discount rates ranging from 12.0%-16.0%, 12.4%-14.4% and 9.0%-13.0%, respectively. The terminal values were based upon multiples of earnings before interest, tax, depreciation and amortization ("EBITDA") of 9.0-11.0x, 8.1-10.1x and 4.5-5.5x, respectively. The synergies information was provided by TCG management. Utilizing this methodology, Merrill Lynch derived estimated per share valuations for the TCG Common Stock ranging from $39 to $69 for the Base Case and $31 to $53 for the Conservative Case.

  Historical Implied Exchange Ratio Analysis. Merrill Lynch reviewed the historical implied exchange ratios (TCG Common Stock price/AT&T Common Shares price) from January 2, 1997 to January 5, 1998. Merrill Lynch noted that the low and high historical implied exchange ratios for that period were 0.66x and 1.19x, respectively, and the mean was 0.90x. Merrill Lynch also reviewed the historical implied exchange ratios from September 29, 1997 to January 5, 1998. Merrill Lynch noted that the low and high historical implied exchange ratios for that period were 0.84x and 1.19x, respectively, and the mean was 0.98x. Merrill Lynch also noted the mean historical implied exchange ratios for the periods beginning December 5, 1997, October 5, 1997, July 5, 1997 and January 5, 1997 and, in each case, ending January 5, 1998. For these periods, the mean historical implied exchange ratios were .94x, .97x, .99x and .90x, respectively.

  Review of AT&T. Merrill Lynch reviewed (i) AT&T's market capitalization (pro forma to reflect the sale of AT&T Universal Card Services, Inc., its customer care business and its stake in DirecTV, Inc.) as a multiple of estimated EBITDA, (ii) the AT&T Common Shares price as a multiple of estimated earnings per share and (iii) the stock price trading history of AT&T Common Shares from January 2, 1997 through January 5, 1998. Merrill Lynch also compared the AT&T Common Shares price history from January 2, 1997 to January 5, 1998 to the S&P 400 and two composite groups of long distance carriers (MCI Communications Corporation, Sprint Corporation ("Sprint") and WorldCom (together, "IXCs First Tier") and EXCEL Communications Inc. Holding Co. ("Excel"), Frontier Corporation ("Frontier"), LCI International, Inc. ("LCI"), Tel-Save Holdings, Inc. ("Tel-Save"), Pacific Gateway Exchange Inc. ("Pacific Gateway"), Viatel, Inc., IXC Communications, Inc., Qwest Communications International Inc. and RSL Communications, Ltd.). Merrill Lynch also reviewed recent analyst research reports and target prices with respect to AT&T.

  Merrill Lynch analyzed the intrinsic value of AT&T's businesses (wireline telecommunications, wireless telecommunications, international and other), aggregated those values and derived estimated per share valuations of AT&T Common Shares ranging from $58.90 to $69.55. Merrill Lynch also compared ratios of 1998 estimated price/earnings to total return (calculated based on estimated five-year compound annual earnings per share growth rates plus dividend yield) for AT&T to those of the IXCs First Tier, the "IXCs Second Tier" (Excel, Frontier, LCI, Pacific Gateway, Teleglobe Inc. and Tel-Save) and certain other telecommunications companies (Ameritech Corporation ("AIT"), Bell Atlantic Corporation ("BEL"), BellSouth Corporation ("BLS"), GTE Corporation ("GTE"), SBC Communications Inc. ("SBC") and U S West Communications Group, Aliant Communications Co., ALLTEL Corporation, Century Communications Corp. and Cincinnati Bell Inc.).

  Pro Forma Merger Analysis. Merrill Lynch analyzed the estimated earnings per share growth and the estimated earnings per share accretion/dilution from 1998 through 2002 for AT&T pro forma the Merger (assuming also the ACC Merger and related synergies). Without the Expected Synergies, the Merger was dilutive to AT&T's earnings per share in each year from 1998 through 2002, respectively, by -11.9%, -10.4%, -9.0%, -7.4% and -5.4%. With the Expected Synergies, the Merger was dilutive/accretive in each year from 1998 through 2002, respectively, by -6.8%, 0.9%, 6.5%, 10.1% and 10.5%. Merrill Lynch also analyzed the estimated compound annual growth rate of earnings per share from 1998 to 2002 for AT&T (the "AT&T EPS Growth Rate"), and noted that the AT&T EPS Growth Rate pro forma for the Merger without Expected Synergies would be 1.5% lower than for the stand alone scenario, and that the AT&T EPS Growth Rate pro forma for the Merger with Expected Synergies would be 3.0% greater than for the stand alone scenario.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch, although it is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Merrill Lynch did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Merrill Lynch in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond TCG's control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Merrill Lynch are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. No public company utilized as a comparison is identical to TCG, and none of the Comparable Acquisitions or other business combinations utilized is identical to the proposed Merger. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and business combinations and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

  Merrill Lynch is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions. The TCG Board selected Merrill Lynch to act as its financial advisor on the basis of Merrill Lynch's international reputation, TCG's prior relationship with Merrill Lynch and Merrill Lynch's familiarity with TCG. Merrill Lynch is currently advising TCG in connection with its acquisition of ACC and is providing financial advisory services to AT&T and the Cable Stockholders in connection with other potential transactions. Merrill Lynch has, in the past, provided financial advisory and financing services to TCG, AT&T and the Cable Stockholders and may continue to do so and has received, and may receive, fees for the rendering of such services.

  Fees Paid to Merrill Lynch. Pursuant to a letter agreement dated February 11, 1997, TCG agreed to pay Merrill Lynch a fee of $100,000 within five days of the date of the letter agreement and an additional fee of $3,000,000 payable upon the execution of the Merger Agreement. TCG has also agreed to pay a fee, upon the closing of the Merger, equal to the product of 0.25% and the Transaction Value (as defined below) less any fees previously paid to Merrill Lynch pursuant to the letter agreement. The Transaction Value is defined as the aggregate fair market value of the AT&T Common Shares to be issued in connection with the Merger plus all indebtedness (net of any cash or marketable securities) of TCG which is assumed by AT&T or retired in connection with the Merger. In addition, TCG has agreed to reimburse Merrill Lynch for its reasonable expenses (including the reasonable fees and disbursements of its legal counsel) and to indemnify Merrill Lynch and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

  This Information Statement/Prospectus contains forward-looking statements, including statements concerning possible or assumed future results of operations of TCG and AT&T set forth under "--TCG's Reasons for the Merger; Recommendation of the TCG Board" and "--AT&T's Reasons for the Merger" and "-- Opinion of the Financial Advisor to the TCG Board" and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. For those statements, the companies claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors, in addition to those discussed elsewhere in this document and in the documents which the companies incorporate by reference, could affect the future results of TCG and AT&T, and could cause those results to differ materially from those expressed in such forward-looking statements: materially adverse changes in economic conditions in the markets served by the companies; a significant delay in the expected closing of the Merger; future regulatory actions and conditions in the companies' operating areas; competition from others in the telecommunications market; the timing of entry of the Regional Bell Operating Companies in the long distance telephony services market; the timing of entry and profitability of AT&T in the local telephony services market; failure to realize fully expected cost savings from the Merger; greater than expected costs or difficulties related to the integration of the businesses of AT&T and TCG; and other risks and uncertainties as may be detailed from time to time in AT&T's and/or TCG's public announcements and Commission filings.

TERMS OF THE MERGER

  THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS INFORMATION STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

  The Merger. Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into TCG on the date and at the time (the "Effective Time") that the certificate of merger with respect to the Merger is accepted for filing by the Secretary of State of the State of Delaware (or such later time as specified in such certificate of merger). See "--Effective Time of the Merger." The separate corporate existence of Merger Sub will then cease, and the internal corporate affairs of TCG (the "Surviving Corporation") will continue to be governed by the laws of the State of Delaware.

  Certificate of Incorporation and By-Laws. The Merger Agreement provides that the certificate of incorporation of TCG shall be amended pursuant to the certificate of merger to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except to indicate that the name of the Surviving Corporation is "Teleport Communications Group Inc." Prior to the Effective Time, AT&T shall amend the certificate of incorporation of Merger Sub to include the indemnification provisions of TCG's Amended and Restated Certificate of Incorporation as in effect on January 8, 1998 (the "TCG Certificate of Incorporation"). Such certificate of incorporation as so amended will become the certificate of incorporation of the Surviving Corporation. The Amended and Restated By-Laws of TCG (the "TCG By-Laws") shall be further amended as of the Effective Time to be identical to the by-laws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, will become the by-laws of the Surviving Corporation.

  Directors and Officers. The directors of Merger Sub at the Effective Time will become the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of TCG at the Effective Time will become the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. See "--Management and Operations of TCG after the Merger."

  Conversion of TCG Common Stock in the Merger. At the Effective Time, each issued and outstanding share of TCG Common Stock (other than shares owned by AT&T or TCG or any of their respective wholly owned subsidiaries) will be converted into .943 of an AT&T Common Share. If, prior to the Effective Time, AT&T should split or combine the AT&T Common Shares, or pay a stock dividend or other stock distribution in AT&T Common Shares, or otherwise change the AT&T Common Shares into any other securities, or make any other dividend or distribution on the AT&T Common Shares (other than normal quarterly dividends as they may be adjusted from time to time in the ordinary course), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

  Each outstanding option to purchase shares of TCG Common Stock (each, an "Option") issued pursuant to TCG's stock option plans and certain non-plan options issued by TCG pursuant to option agreements or otherwise (collectively, the "Option Plans"), whether or not vested or exercisable, will be assumed by AT&T and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of AT&T Common Shares equal to the product of the Exchange Ratio and the number of shares of TCG Common Stock subject to such Option, at an exercise price per AT&T Common Share equal to the exercise price per share of such Option immediately prior to the Effective Time of the Merger divided by the Exchange Ratio, rounded down to the nearest whole cent; provided, however, that (i) subject to the provisions of clause (ii) below, if the foregoing calculation results in an assumed Option being exercisable for a fraction of an AT&T Common Share, then the number of AT&T Common Shares subject to such Option shall be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share, and (ii) in the case of any Options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder (collectively, the "Code")), the adjustment provided above shall be effected in a manner which is consistent with Section 424(a) of the Code. AT&T will comply with the terms of the Option Plans as they apply to the Options assumed as set forth above.

  In addition, (i) each outstanding stock incentive right to purchase shares of TCG Common Stock (each, a "Stock Incentive Right") held by any person as a result of the consummation of the ACC Agreement, and (ii) each outstanding share unit under TCG's 1996 Equity Incentive Plan (each, a "Stock Unit") will be assumed by AT&T and converted into the right to acquire that number of AT&T Common Shares determined by multiplying the number of shares of TCG Common Stock subject to such Stock Incentive Right or Stock Unit, as the case may be, at the Effective Time of the Merger by the Exchange Ratio. If the foregoing calculation results in an assumed Stock Incentive Right or Stock Unit, as the case may be, providing the right to acquire a fraction of an AT&T Common Share, then the number of AT&T Common Shares subject to such right will be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Stock Incentive Right and each Stock Unit assumed by AT&T will be the same terms and conditions as set forth in the TCG Stock Incentive Right or TCG Stock Unit, as the case may be, prior to AT&T's assumption and conversion of the Stock Incentive Rights and Stock Units.

  TCG will terminate its 1997 Employee Stock Purchase Plan effective as of no later than two business days prior to the Closing Date under the Merger Agreement.

  Fractional Shares. No fractional AT&T Common Shares will be issued in the Merger. In lieu of any such fractional shares, each holder of TCG Common Stock who otherwise would be entitled to receive a fractional AT&T Common Share pursuant to the Merger will be paid an amount in cash, without interest, equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by an exchange agent selected by AT&T and reasonably acceptable to TCG (the "Exchange Agent"), on behalf of all such holders, of the aggregate fractional AT&T Common Shares, if any (the "Excess Shares"), that would have been issued in the Merger. As soon as practicable following the Effective Time, the Exchange Agent will determine the number of Excess Shares, if any, and the Exchange Agent, as agent for the former holders of TCG Common Stock, will sell any such Excess Shares at the prevailing prices on the NYSE. The sale of any Excess Shares will be executed through one or more member firms of the NYSE and will be executed in round lots to the extent practicable. AT&T will pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of fractional shares.

EFFECTIVE TIME OF THE MERGER

  Promptly following, but no later than the fifth business day after, satisfaction or waiver of the conditions to the Merger (other than those conditions to be satisfied or waived at the Closing), the Merger will be consummated and become effective at the time at which the certificate of merger to be filed pursuant to the Delaware General Corporation Law ("DGCL") is accepted for filing by the Secretary of State of the State of Delaware or such later date and time as may be specified in such certificate of merger. See "--Conditions; Waivers."

EXCHANGE OF CERTIFICATES IN THE MERGER

  Promptly after the Effective Time, the Exchange Agent will mail a transmittal form and instructions to each holder of record (other than AT&T or TCG or any of their respective wholly owned subsidiaries) of certificates which immediately prior to the Effective Time represented outstanding shares of TCG Common Stock (the "Certificates"), which form and instructions are to be used in forwarding the Certificates for surrender and exchange for (i) certificates representing that number of whole AT&T Common Shares that such holder has the right to receive pursuant to the Merger and (ii) cash for any fractional AT&T Common Shares to which such holder otherwise would be entitled. WE REQUEST THAT YOU NOT SURRENDER YOUR CERTIFICATES FOR EXCHANGE UNTIL YOU RECEIVE SUCH TRANSMITTAL FORM AND INSTRUCTIONS. At and after the Effective Time and until surrendered as provided above, Certificates will be deemed to represent the right to receive certificates representing that number of whole AT&T Common Shares into which the shares of TCG Common Stock formerly represented by such Certificates were converted in the Merger and a cash payment in lieu of any fractional shares, and the holders of Certificates will not be entitled to receive dividends or any other distributions from AT&T until such Certificates are so surrendered. For clarification purposes, following the Merger, former TCG stockholders will be AT&T stockholders with all rights thereof, except for the right to receive dividends and distributions pending surrender of their Certificates. Upon surrender of a Certificate, there shall be paid to the person in whose name such AT&T Common Shares are issued any dividends or other distributions which have a record date after the Effective Time and which became payable prior to surrender with respect to such AT&T Common Shares. After such surrender, there shall be paid to the person in whose name the AT&T Common Shares are issued any dividends or other distributions on such AT&T Common Shares which have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, and such payment will be made on the applicable payment date. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

LISTING OF THE AT&T COMMON SHARES ON THE NYSE

  In the Merger Agreement, AT&T has agreed to use all reasonable efforts to cause the AT&T Common Shares which are to be issued pursuant to the Merger Agreement and upon exercise of Options granted to employees of TCG and its subsidiaries to be listed for trading on the NYSE. Such authorization for listing is a condition to the obligations of AT&T, Merger Sub and TCG to consummate the Merger.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains various representations and warranties of the parties thereto. The Merger Agreement includes representations and warranties by TCG as to (i) the corporate organization, standing and power of TCG and its subsidiaries, (ii) the authorization of the Merger Agreement, approvals by the TCG Board and the inapplicability of Section 203 of the DGCL (the "Delaware Business Combination Law") to the transactions contemplated by the Merger Agreement, (iii) TCG's possession of all governmental permits necessary for TCG or any of its subsidiaries to conduct its current business and TCG's compliance with applicable laws, (iv) the fairness opinion received by TCG,
(v) its capitalization, (vi) pending or threatened litigation, (vii) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision, (viii) the terms, existence, operations, liabilities and compliance with applicable laws of TCG employee plans, and certain other matters relating to the Employee Retirement Income Security Act of 1974, as amended, (ix) certain tax matters, (x) ownership of and rights to use certain intellectual property, (xi) the accuracy of TCG's financial statements and filings with the Commission, (xii) the conduct of TCG's business in the ordinary and usual course and the absence of any Material Adverse Effect (as defined in the Merger Agreement) on TCG, (xiii) certain contracts and leases of TCG and its subsidiaries, and certain transactions with affiliates and the Cable Stockholders, (xiv) brokers and finders employed by TCG, (xv) the accuracy of information to be supplied by TCG for inclusion in this Information Statement/Prospectus and in the Registration Statement of which this Information Statement/Prospectus is a part and (xvi) the fact that none of TCG or any of its subsidiaries is in breach in any material respect of its representations, warranties, covenants or agreements contained in the ACC Agreement and, to TCG's knowledge, ACC is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in the ACC Agreement.

  The Merger Agreement also includes representations and warranties by AT&T and Merger Sub as to (i) the corporate organization, standing and power of AT&T and its subsidiaries, (ii) the authorization of the Merger Agreement,
(iii) AT&T's possession of all governmental permits necessary for AT&T or any of its subsidiaries to conduct its current business and AT&T's compliance with applicable laws, (iv) AT&T's capitalization, (v) the authorization of the AT&T Common Shares to be issued pursuant to the Merger Agreement, (vi) pending or threatened litigation, (vii) the Merger Agreement's noncontravention of any agreement, law or charter or by-law provision, (viii) certain tax matters,
(ix) ownership of and rights to use certain intellectual property, (x) the accuracy of AT&T's financial statements and filings with the Commission, (xi) the absence of any Material Adverse Effect (as defined in the Merger Agreement) on AT&T, (xii) brokers and finders employed by AT&T, (xiii) the accuracy of information to be supplied by AT&T for inclusion in this Information Statement/Prospectus and in the Registration Statement of which this Information Statement/Prospectus is a part, (xiv) the ownership, activities and assets of Merger Sub and (xv) the ownership of shares of TCG Common Stock or capital stock of ACC by AT&T.

BUSINESS OF TCG PENDING THE MERGER

  TCG has agreed that, among other things, prior to the Effective Time or earlier termination of the Merger Agreement, except as permitted by the Merger Agreement, as required by any change in applicable law or as otherwise agreed by AT&T in writing, TCG will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, seek to preserve intact its current business organizations, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it with the objective that their goodwill and ongoing business shall be unimpaired at the Effective Time. TCG has agreed that, unless AT&T agrees in writing or except as otherwise permitted pursuant to the Merger Agreement, prior to the Effective Time neither TCG nor any of its subsidiaries will:

    (i) except for (A) shares of TCG Common Stock issued upon exercise of Options or other rights outstanding as of January 8, 1998 under TCG's employee benefit plans, (B) (x) Options to purchase, and awards of, no more than an aggregate of 300,000 shares of TCG Common Stock, granted in connection with new hires or promotions, directors' retainers, and bonus award programs in the ordinary course of business consistent with past practice under TCG benefit plans, and (y) Options to purchase no more than an aggregate of 700,000 shares of TCG Common Stock issued pursuant to or in accordance with the terms of the ACC Agreement, and shares of TCG Common Stock issued upon exercise of such Options, (C) shares of TCG Common Stock issued pursuant to the ACC Agreement, (D) shares of TCG Common Stock issued in accordance with the terms of the TCG Stock Purchase Plan as in effect on January 8, 1998, and (E) shares of TCG Class A Common Stock issued upon conversion of shares of TCG Class B Common Stock outstanding on January 8, 1998, in accordance with the terms of the TCG Certificate of Incorporation, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (x) any additional shares of its capital stock of any class (including TCG Common Stock), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (y) any other securities in respect of, in lieu of, or in substitution for, TCG Common Stock outstanding on January 8, 1998;

    (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including TCG Common Stock);

    (iii) except for conversions of TCG Class B Common Stock outstanding on January 8, 1998 into shares of TCG Class A Common Stock, in accordance with the terms of the TCG Certificate of Incorporation, split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than dividends or distributions paid by any wholly owned subsidiary of TCG);

    (iv) (A) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, (B) pay or award or agree to pay or award any pension, retirement allowance or other nonequity incentive awards or other employee benefit, not required by any of the existing benefit, severance, pension or employment plans, agreements or arrangements as in effect on January 8, 1998 to any current or former director, officer or employees, whether past or present, or to any other person, except for payments or awards that are in the ordinary course of business and consistent with past practice, and that are not material, (C) pay or award or agree to pay or award any stock option or equity incentive awards, except as permitted by paragraph (i) above, (D) enter into any new or amend any existing employment agreement with any director, officer or employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice and except for amendments in the ordinary course of business, consistent with past practice, that do not materially increase benefits or payments, (E) enter into any new or amend any existing severance agreement with any current or former director, officer or employee, except for agreements or amendments in the ordinary course of business consistent with past practice, that do not provide for material benefits or (F) become obligated under any new pension plan or arrangement, welfare plan or arrangement, multi-employer plan or arrangement, employee benefit plan or arrangement, severance plan or arrangement, benefit plan or arrangement, or similar plan or arrangement, which was not in existence on January 8, 1998, or amend or exercise discretion pursuant to any such plan or arrangement in existence on January 8, 1998, except for any amendment or exercise of discretion in the ordinary course of business, consistent with past practice, that does not provide for material benefits;

    (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of TCG or any of its subsidiaries not constituting an inactive subsidiary (other than the Merger, and other than (A) such of the foregoing with respect to any TCG subsidiary as do not change TCG's beneficial ownership interest in such subsidiary and (B) such of the foregoing with respect to TCG that is used to effect an acquisition permitted in paragraph
  (vi) below and which does not result in a change of control of TCG or change the shares of TCG Common Stock into a different number or kind of securities);

    (vi) make any acquisition, by means of merger, consolidation or otherwise, of (A) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (B) except in the ordinary course and consistent with past practice, any other assets; provided, however, that TCG may make such acquisitions for cash in an amount not to exceed $10 million in the case of any single acquisition or $100 million for all such acquisitions in the aggregate if such acquisitions do not and would not prevent or materially delay the consummation of the Merger; and provided further that the foregoing will not prevent TCG from exploring on a preliminary basis and conducting diligence investigations (including having discussions with any potential acquisition target) with respect to any potential acquisition that would require AT&T's consent under the Merger Agreement, for the purpose of determining the desirability of such potential acquisition and developing the basis on which to seek AT&T's consent, so long as TCG does not submit any formal proposal or indication of interest to such acquisition target, or make any binding commitments with respect to such potential acquisition, without obtaining AT&T's consent;

    (vii) (A) dispose of any direct or indirect ownership interest in any CLEC system or in any other local services or access system (including any shares of capital stock of any subsidiary holding any such interest) or any controlling interest in any other material business enterprise or operation, (B) make any other disposition of any other direct or indirect ownership interest in or assets comprising any CLEC system or any other local service or access system or other material business enterprise or operation (except for the replacement or upgrade of assets, or disposition of unnecessary assets, in the ordinary course and consistent with past practice) or (C) except in the ordinary course and consistent with past practice, dispose of any other assets;

    (viii) adopt any amendments to the TCG Certificate of Incorporation or the TCG By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any TCG subsidiary not constituting an inactive TCG subsidiary;

    (ix) incur any indebtedness for borrowed money or guarantee any indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other person (other than to TCG or any wholly owned subsidiary of TCG) except that if TCG shall have complied with its covenant to provide AT&T with the first opportunity to provide all of any proposed financing with respect thereto, TCG may incur additional indebtedness after January 8, 1998, under existing credit facilities (or any renewals thereof) or in the high yield debt market, resulting in aggregate net proceeds to TCG from such additional indebtedness not exceeding $350 million;

    (x) engage in the conduct of any business other than telecommunications and related businesses;

    (xi) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of TCG or its subsidiaries;

    (xii) enter into any contracts, arrangements, or understandings requiring in the aggregate the purchase of equipment, materials, supplies or services in excess of $35 million more than the amounts set forth for capital expenditures in TCG's 1998 operating plan approved by the TCG Board prior to January 8, 1998;

    (xiii) enter into or amend or waive any right under any agreement with any affiliates of TCG (other than its subsidiaries) or with any Cable Stockholder or any affiliate of any Cable Stockholder other than any of the foregoing as may be done in the ordinary course of business and that is not material, individually or in aggregate, to TCG and its subsidiaries;

    (xiv) settle or compromise any material litigation or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

    (xv) amend, modify, supplement, or waive any right or condition under, the ACC Agreement, except for amendments, modifications, supplements or waivers which are not adverse to AT&T or TCG in any material respect and which in any event do not (A) increase the consideration payable per share or in the aggregate to shareholders of ACC under the ACC Agreement, (B) otherwise increase the maximum aggregate number of shares of TCG Common Stock that may be issuable under the ACC Agreement, or (C) extend the "drop-dead" date under the ACC Agreement beyond November 26, 1998; or

    (xvi) authorize, recommend or propose (other than to AT&T), or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

ACC AGREEMENT

  TCG has entered into the ACC Agreement providing for the ACC Merger, with ACC becoming a wholly owned subsidiary of TCG. ACC is a switch-based provider of telecommunications services to businesses, residential customers, and educational institutions in the United States, United Kingdom and Canada. ACC has recently commenced operations in Germany. The ACC Agreement provides that ACC's stockholders will receive approximately that number of shares of TCG Class A Common Stock for each ACC share, equal to $50 divided by the average per share closing price of TCG Class A Common Stock for a ten-day trading period prior to closing of the transaction. In the event, however, that the average per share closing price of TCG Class A Common Stock during the ten-day trading period prior to closing is below $45, the exchange ratio is fixed at
1.11111 shares of TCG Class A Common Stock for each ACC share, and, if the average per share closing price of TCG Class A Common Stock during the ten-day trading period prior to closing is above $55, the exchange ratio is fixed at
0.90909 of a share of TCG Class A Common Stock for each ACC share. The total aggregate amount of consideration to be received by the ACC stockholders is expected to be approximately $1 billion.

  Upon execution of the ACC Agreement, ACC amended its shareholder rights plan to exempt TCG from the 7.5% threshold by which the rights become exercisable. This amendment will remain in effect until December 31, 1998. In the event that the ACC Merger is completed, the underlying rights granted under the ACC shareholder rights plan will be redeemed by ACC.

  TCG and ACC expect the transaction to be completed by the end of April, 1998, subject to, among other things, approval by a majority of the holders of ACC's outstanding shares. Under the ACC Agreement, ACC has agreed not to solicit or take other actions with respect to any competing proposal, subject to compliance with fiduciary duties. ACC agreed to pay TCG $32.5 million, plus up to $7.5 million for expenses, if the ACC Agreement is terminated under certain circumstances.

  The obligations of AT&T and Merger Sub to effect the Merger are subject, among other conditions, to the consummation or termination of the transactions contemplated by the ACC Agreement. See "--Conditions; Waivers."

CERTAIN COVENANTS OF AT&T

  AT&T has agreed that prior to the Effective Time or earlier termination of the Merger Agreement, except as permitted in the Merger Agreement or with TCG's prior written consent, AT&T will not (i) adopt a plan of complete or partial liquidation or dissolution, or (ii) authorize, recommend, propose or announce an intention, or enter into any contract, agreement, commitment or arrangement, to do any of the foregoing.

NO SOLICITATION

  Under the Merger Agreement, TCG has agreed that, prior to the Effective Time, TCG and its subsidiaries shall not, and TCG shall use all reasonable efforts to cause their respective officers, employees, representatives, agents and affiliates not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than AT&T) concerning any merger, consolidation, share exchange or similar transaction involving TCG or any of its subsidiaries, or any purchase of all or a significant portion of the assets of or equity interest in TCG or any of its subsidiaries, or any other transaction that would involve the transfer or potential transfer of control of TCG or any of its subsidiaries (an "Acquisition Proposal"), or provide any confidential information relating to TCG or any of its subsidiaries in connection with or in contemplation of an Acquisition Proposal, other than the transactions contemplated by the Merger Agreement; provided, however, that the TCG Board may take and disclose to TCG stockholders a position under applicable Exchange Act rules with respect to a tender offer or an exchange offer for shares of TCG Common Stock commenced by a third party, provided that TCG or the TCG Board gives AT&T reasonable advance notice of such position. TCG has agreed to notify AT&T promptly of (i) any written inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, TCG or any of its subsidiaries, and (ii) the identity of any third party making any Acquisition Proposal.

CONDITIONS; WAIVERS

  Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of TCG, AT&T and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Merger shall have been approved by the holders of shares representing at least a majority of the votes that may be cast by the holders of all then outstanding shares of TCG Common Stock (which condition has been satisfied by the Cable Stockholders' execution of the Stockholders Consent), (ii) any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted (which waiting period has expired), and actions by the FCC granting its consent to the transfer of control of all licenses, permits and other authorizations issued by the FCC in connection with the business and operations of TCG and its subsidiaries to AT&T, shall have been taken, in each case without limitation, restriction or condition that has or would have a Material Adverse Effect on TCG (or an effect on AT&T and its subsidiaries that, were such effect applied to TCG and its subsidiaries, would constitute a Material Adverse Effect on TCG), (iii) there shall not be in effect any judgment, writ, order, injunction or decree of any court or governmental body enjoining or otherwise preventing consummation of the transactions contemplated by the Merger Agreement, or permitting consummation only subject to conditions or restrictions that have or would have a Material Adverse Effect on TCG (or an effect on AT&T and its subsidiaries that, were such effect applied to TCG and its subsidiaries, would constitute a Material Adverse Effect on TCG), (iv) there shall be no stop order suspending the effectiveness of, or any action by the Commission to suspend the effectiveness of, the Registration Statement of which this Information Statement/Prospectus is a part, (v) the AT&T Common Shares required to be issued pursuant to the Merger Agreement shall have been approved for listing on the NYSE, and (vi) at least twenty business days shall have elapsed from the mailing of this Information Statement/Prospectus to TCG stockholders.

  Conditions to the Obligations of AT&T and Merger Sub. The respective obligations of AT&T and Merger Sub to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of TCG contained in the Merger Agreement or otherwise expressly required by the Merger Agreement to be made after the execution thereof to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, when made and except for certain specific exceptions, at the time of the Closing with the same effect as though such representations and warranties had been made at such time, (ii) at or prior to the Closing, TCG shall have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement, (iii) TCG shall have delivered to AT&T a certificate, dated the date of the Closing and signed by the President or any Vice President of TCG, certifying as to the fulfillment of the conditions specified in clauses (i) and (ii) of this sentence, (iv) AT&T shall have received a tax opinion of its counsel, including an opinion that the Merger will constitute a reorganization under
Section 368(a) of the Code, (v) TCG and its subsidiaries shall have complied with the covenant to use their reasonable best efforts (A) not to take any action that prevents or would prevent AT&T from accounting for the Merger as a pooling of interests and (B) to take any action necessary to cure any prior action or condition that prevents or would prevent AT&T from accounting for the Merger as a pooling of interests, (vi) all authorizations (other than those required under the HSR Act or from the FCC) required in connection with the execution and delivery of the Merger Agreement and the performance of the obligations thereunder shall have been made or obtained, without any limitation, restriction or condition that has or would have a Material Adverse Effect on TCG (or an effect on AT&T and its subsidiaries that, were such effect applied to TCG and its subsidiaries, would constitute a Material Adverse Effect on TCG), except for such authorizations the failure of which to have been made or obtained does not and would not, individually or in the aggregate, have a Material Adverse Effect on TCG (or an effect on AT&T and its subsidiaries that, were such effect applied to TCG and its subsidiaries, would constitute a Material Adverse Effect on TCG), (vii) each of the employment agreements between TCG and certain employees shall be in full force and effect, and each employee shall be employed thereunder unless the failure of such employee to be employed thereunder results from the death or disability of such employee, (viii) all required authorizations of any third parties (other than a governmental body) with respect to any contracts, leases, agreements or understandings between TCG and/or any of its subsidiaries, on the one hand, and any other person, on the other, relating to the use of or access to the facilities of such person for the provision of telecommunications services, the failure to obtain which has or would have, individually or in the aggregate, a Material Adverse Effect on TCG, shall have been obtained, (ix) there shall not have been a material breach of the Voting Agreement by any of the Cable Stockholders and (x) the transactions contemplated by the ACC Agreement shall have been consummated in accordance with the terms of such agreement or such agreement shall have been terminated.

  Conditions to the Obligations of TCG. The obligations of TCG to effect the Merger are subject to the satisfaction or waiver of the following additional conditions: (i) each of the representations and warranties of AT&T and Merger Sub contained in the Merger Agreement or otherwise expressly required by the Merger Agreement to be made after the execution thereof to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, when made and except for certain specific exceptions, at the time of the Closing with the same effect as though such representations and warranties had been made at such time, (ii) at or prior to the Closing, AT&T shall have performed or complied in all material respects with all agreements and conditions required of it pursuant to the Merger Agreement, (iii) AT&T shall have delivered to TCG a certificate, dated the date of the Closing and signed by the President or any Vice President of AT&T, certifying as to the fulfillment of the conditions specified in clauses
(i) and (ii) of this sentence, and (iv) TCG shall have received a tax opinion of its counsel, including an opinion that the Merger will constitute a reorganization under Section 368(a) of the Code.

AMENDMENT; TERMINATION

  The parties to the Merger Agreement may not amend, change, supplement, waive or otherwise modify the Merger Agreement except by an instrument in writing signed by the party against whom enforcement is sought. Furthermore, TCG must obtain the affirmative approval, by vote or written consent, of TCG stockholders representing a majority of the votes that may be cast by the holders of all then outstanding shares of TCG Common Stock, to: (i) enter into any amendment to the Merger Agreement that would adversely affect TCG stockholders, (ii) waive any closing condition of TCG in the Merger Agreement if such waiver would materially adversely affect TCG stockholders or (iii) consummate the Merger after the time at which TCG would be entitled to terminate the Merger Agreement, as set forth below.

  The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by TCG stockholders, either by the mutual written consent of AT&T and TCG, or by mutual action of their respective Boards of Directors.

  The Merger Agreement may also be terminated by action of either the AT&T Board or the TCG Board if (i) the Merger has not been consummated by December 31, 1998 (provided that the right to terminate under this clause (i) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided further that such date will be extended to March 31, 1999 in the event that the failure of the Merger to occur on or before December 31, 1998 is the result of (A) a delay attributable to any permitted transaction involving AT&T or (B) the failure of any of the conditions relating to the absence of injunctions preventing the consummation of the Merger Agreement, the obtaining of all required authorizations or the consummation (or termination) of the ACC Agreement or
(ii) any court or governmental body in the United States has issued a final and nonappealable order, decree or ruling or taken any other final and nonappealable action permanently restraining, enjoining or otherwise prohibiting the Merger. In addition, the Merger Agreement may be terminated by AT&T and the Merger abandoned by the AT&T Board if any of the Cable Stockholders shall have breached any of its representations, covenants or obligations under the Voting Agreement in any material respect and such breach shall not be curable.

  In addition, either TCG or AT&T and Merger Sub may terminate the Merger Agreement if the other party breaches or fails in any material respect to perform or comply with its covenants and agreements contained in the Merger Agreement or breaches its representations and warranties, in each case in a manner that is not curable, such that the corresponding closing conditions cannot be satisfied.

  In the event of termination of the Merger Agreement and abandonment of the Merger, neither AT&T, Merger Sub nor TCG (or any of their directors or officers) will have any liability or further obligation to any party to the Merger Agreement, except with respect to certain confidentiality requirements as provided for in the Merger Agreement. Notwithstanding the foregoing, each party to the Merger Agreement will remain liable for any breach of the Merger Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  It is a condition to the obligation of TCG to consummate the Merger that TCG receive an opinion from Dow, Lohnes & Albertson, pllc, tax counsel to TCG, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of AT&T, Merger Sub and TCG will be a party to the reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by TCG as a result of the Merger, and (iv) no gain or loss will be recognized by a stockholder of TCG as a result of the Merger with respect to shares of TCG Common Stock converted solely into AT&T Common Shares. It is a condition to the obligation of AT&T to consummate the Merger that AT&T receive an opinion from Wachtell, Lipton, Rosen & Katz, special tax counsel to AT&T, to the same effect, and also to the effect that no gain or loss will be recognized by AT&T or Merger Sub as a result of the Merger. The effect of any cash received by a TCG stockholder in lieu of a fractional AT&T Common Share is discussed below.

  Based upon the advice of their respective counsel, TCG and AT&T expect that the Merger will qualify as a reorganization under the Code with the consequences set forth above. Assuming that the Merger so qualifies, the aggregate tax basis of the AT&T Common Shares received by TCG stockholders in the Merger will be the same, in each instance, as the aggregate tax basis of the TCG Common Stock surrendered in exchange therefor, excluding any basis allocable to fractional share interests in AT&T Common Shares for which cash is received. In addition, the holding period of the AT&T Common Shares received by TCG stockholders in the Merger will include the period during which the shares of TCG Common Stock surrendered in exchange therefor were held, provided that such shares of TCG Common Stock were held as capital assets at the Effective Time.

  A holder of TCG Common Stock who receives cash in the Merger in lieu of a fractional share interest in AT&T Common Shares will be treated as having received the fractional share interest and then having sold such interest for the cash received. This sale will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the tax basis of the TCG Common Stock allocable to such fractional share interest. This gain or loss will be capital gain or loss, provided that the TCG Common Stock was held as a capital asset at the Effective Time. In addition, in the case of an individual holder of TCG Common Stock, any such capital gain will be subject to a maximum federal income tax rate of (i) 20% if the stockholder's holding period in the TCG Common Stock was more than 18 months at the Effective Time and (ii) 28% if the stockholder's holding period was more than one year but not more than 18 months at the Effective Time.

  THE FOREGOING DISCUSSION IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT A COMPLETE ANALYSIS OR LISTING OF ALL

POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR TCG STOCKHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND STOCKHOLDERS WHO ACQUIRED THEIR SHARES OF TCG COMMON STOCK PURSUANT TO THE EXERCISE OF TCG OPTIONS OR OTHERWISE AS COMPENSATION, NOR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. MOREOVER, THE TAX CONSEQUENCES TO HOLDERS OF TCG OPTIONS ARE NOT DISCUSSED. IN RENDERING THE OPINIONS REFERRED TO IN THIS SECTION, RESPECTIVE COUNSEL FOR THE COMPANIES WILL RELY UPON REPRESENTATIONS MADE BY AT&T, MERGER SUB AND TCG IN THE MERGER AGREEMENT AND RELATED DOCUMENTS AND IN CERTIFICATES TO BE EXECUTED IN CONNECTION WITH THE MERGER, AND WILL RELY UPON REPRESENTATIONS MADE BY THE CABLE STOCKHOLDERS IN THE VOTING AGREEMENT. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

REGULATORY APPROVALS

  HSR Act and Antitrust. AT&T and TCG have observed the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The HSR Act provides for an initial 30-calendar day waiting period following the filing with the Federal Trade Commission (the "FTC") and the Department of Justice of certain Notification and Report Forms by the parties to the Merger. The HSR Act further provides that if, within the initial 30-calendar-day waiting period, the FTC or the Department of Justice issues a request for additional information or documents, the waiting period will be extended until 11:59 p.m. on the twentieth day after the date of substantial compliance by the filing parties with such request. Only one such extension of the initial waiting period is permitted under the HSR Act; however, the filing parties may voluntarily extend the waiting period.

  On February 18, 1998 AT&T and TCG filed the Notification and Report Forms with the Department of Justice and the FTC for review in connection with the Merger. The applicable waiting periods expired at 11:59 p.m. on March 20, 1998. Notwithstanding expiration of the waiting periods, at any time before or after the Effective Time, the FTC, the Department of Justice or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger or seeking the divestiture by AT&T of all or part of the stock or assets of TCG, or of other business conducted by AT&T.

  Injunctions. The obligations of AT&T and TCG to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction, including any state governmental or regulatory authorities, prohibiting consummation of the Merger or permitting such consummation only subject to any condition or restriction that has or would have a Material Adverse Effect on TCG (or an effect on AT&T and its subsidiaries that, if such effect applied to TCG and its subsidiaries, would constitute a Material Adverse Effect on TCG).

  FCC. In addition, the companies are required to obtain approvals from the Federal Communications Commission (the "FCC"). On February 3, 1998, the companies filed the required applications with the FCC, seeking approval of the transfer of control to AT&T of the FCC microwave licenses and international operating authorities held by certain TCG subsidiaries. In evaluating such applications, the FCC will consider whether AT&T is qualified to control such licenses and authorizations and whether the public interest, convenience and necessity will be served by such transfer of control.

  State Governmental Authorities. The Merger is also subject to certain state regulatory approvals. TCG and AT&T have filed applications for approval of the Merger in 24 states, and have or will file the appropriate notification letters in the remaining jurisdictions, which do not require pre-approval of the transfers of control of the licenses, permits and authorizations issued by such jurisdictions. The filings seek the level of review appropriate under each state's laws. The governing legal standard varies from state to state, but generally requires a showing that the Merger is consistent with the public interest. As part of that evaluation, these state regulatory commissions may examine the impact of the Merger on competition, and its effect on the customers and employees of TCG, AT&T, and the local telephone company or incumbent local exchange carrier.

  Foreign Regulatory Filings. Although TCG's operations are limited to the United States, ACC conducts significant operations not only domestically, but in Canada and the United Kingdom as well, and has recently begun operations in Germany. See "--ACC Agreement." In each of Canada, the United Kingdom and Germany, notifications or approvals from governmental agencies are required for the indirect acquisition of ACC by AT&T though its acquisition of TCG. The Merger does, however, fall below the thresholds at which merger approval from the European Community would be required.

  It is possible that the authorities in one or more of the foregoing jurisdictions may seek, as conditions for granting approval, various concessions. If any regulatory body conditions its approval of the Merger upon concessions that would be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on TCG or AT&T, either company can terminate the Merger Agreement. There can be no assurance that the required regulatory approvals will be obtained within the time frame contemplated by the Merger Agreement or on terms that are satisfactory to TCG and AT&T. See "--Amendment; Termination," and "--Conditions; Waivers."

RESALE OF AT&T COMMON SHARES ISSUED IN THE MERGER; AFFILIATES

  The AT&T Common Shares to be issued to TCG stockholders in connection with the Merger will be freely transferable under the Securities Act, except for AT&T Common Shares issued to any person deemed to be an affiliate of TCG for purposes of Rule 145 under the Securities Act at the time of the execution and delivery of the Stockholders Consent ("Affiliates"). Affiliates may not sell their AT&T Common Shares acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Pursuant to the Merger Agreement, TCG has agreed that prior to the Effective Time it will deliver to AT&T a letter identifying all persons who at the time of the execution and delivery of the Stockholders Consent may be deemed to be Affiliates. TCG has further agreed to use all reasonable efforts to cause each person who is so identified as an Affiliate in such letter to deliver to AT&T on or prior to the date which is 30 days prior to the Effective Time a written agreement that such Affiliate will not sell, pledge, transfer or otherwise dispose of any AT&T Common Shares received in the Merger in violation of the Securities Act, and that such Affiliate will not sell any AT&T Common Shares or any shares of TCG Common Stock or otherwise reduce such Affiliate's risk relative to any AT&T Common Shares until after such time as consolidated financial statements which reflect at least 30 days of post-Merger operations have been published by AT&T in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations. See "--Accounting Treatment."

ACCOUNTING TREATMENT

  It is expected that the Merger will be accounted for as a pooling of interests for accounting and financial reporting purposes. It is a condition to the obligations of AT&T to consummate the Merger that TCG and its subsidiaries shall have complied with the covenant to use their reasonable best efforts (i) not to take any action that, to TCG's knowledge, prevents or would prevent AT&T from accounting for the Merger as a pooling of interests and (ii) to take any action necessary to cure any prior action or condition by or relating to TCG or any of its subsidiaries that, to TCG's knowledge, prevents or would prevent AT&T from accounting for the Merger as a pooling of interests. See "--Conditions; Waivers."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  General. TCG will be the Surviving Corporation in the Merger and, following the Merger, will be a wholly owned subsidiary of AT&T. Certain officers of TCG have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of TCG generally. Robert Annunziata, President and Chief Executive Officer of TCG, was a member of TCG's 13-person Board of Directors when the Board approved the Merger. It is currently anticipated that Mr. Annunziata will continue in such capacity, and that certain other executive officers, including Messrs. Scarpati, Hansen, Mencher, Atkinson and Gross, will continue in their capacities with TCG after the Merger. Each of Messrs. Annunziata, Scarpati, Hansen, Mencher, Atkinson and Gross has entered into an employment agreement with AT&T, dated as of January 8, 1998 (as did certain other executive officers of TCG). Each such agreement commences as of the Effective Time. The Merger is conditioned upon the agreements with each of Messrs. Annunziata, Scarpati and Hansen being in full force and effect and each being employed thereunder as of the Effective Time, subject to their death or disability.

  The terms of each of the employment agreements for Messrs. Annunziata, Scarpati, Hansen, Mencher, Atkinson and Gross are substantially identical. The terms of the employment agreements of Messrs. Annunziata and Scarpati expire on the fourth anniversary of the Effective Time, and the employment agreements of Messrs. Hansen, Mencher, Atkinson and Gross expire on the third anniversary of the Effective Time. Each agreement specifies the annual base salary to be received by the executive, and provides for annual adjustment of the annual base salary by AT&T's compensation committee, provided that the annual increase must be at least 5%. The following annual base salaries are specified for the twelve-month period commencing March 1, 1999: Mr. Annunziata-- $500,000, Mr. Scarpati--$315,000, Mr. Hansen--$260,000, Mr. Mencher--$260,000,
Mr. Atkinson--$260,000 and Mr. Gross--$260,000. In addition, each executive is entitled to annual bonuses. For fiscal year 1998, such annual bonus will be determined under the annual bonus policies of TCG. For fiscal year 1999 and subsequent fiscal years during the employment term, the executive is eligible for an annual target bonus of 55% of his annual base salary (90% of the annual base salary for Mr. Annunziata), subject to the attainment of certain performance objectives agreed upon by AT&T and the executive.

  The executives will be granted stock options in 1999 and 2000 under AT&T's 1997 Long Term Incentive Program ("LTIP") for the following minimum number of AT&T Common Shares per year: Mr. Annunziata--65,000, Mr. Scarpati--18,000, Mr. Hansen--16,000, Mr. Mencher--15,000, Mr. Atkinson--14,000 and Mr. Gross-- 14,000. In addition, the executives will be granted upon the Effective Time restricted performance shares/units ("Performance Awards") under the LTIP in the following amounts: Mr. Annunziata--27,000, Mr. Scarpati--9,000, Mr. Hansen--7,000, Mr. Mencher--7,000, Mr. Atkinson--7,000 and Mr. Gross--7,000 each. Similarly, in 1999 and 2000, the executives will be granted Performance Awards in the following minimum amounts per year: Mr. Annunziata--12,500, Mr. Hansen--3,400, Mr. Scarpati--3,500, Mr. Mencher--3,500, Mr. Atkinson--3,500 and Mr. Gross--3,500 each. An executive's right to earn the Performance Awards is conditioned upon the attainment of certain performance objectives. In addition, upon the Effective Time, Mr. Annunziata will be granted 50,000 restricted AT&T Common Shares or restricted phantom share units, which will vest on the last day of the employment term.

  Upon the Effective Time, AT&T will credit the following amounts to a deferred account for each executive: Mr. Annunziata--$2.5 million, Mr. Scarpati--$780,000, Mr. Hansen--$572,000, Mr. Mencher--$572,000, Mr.
Atkinson--$572,000, and Mr. Gross--$572,000. Each executive will earn a vested right to the amount in the deferred account on the last day of the employment term. The vested deferred account will be paid to the executive in annual installments within ten years. In addition, each of Messrs. Annunziata, Scarpati, Hansen, Mencher, Atkinson and Gross are entitled to special supplemental pension benefits. Mr. Annunziata is entitled to a non-qualified supplemental pension benefit ("Special Pension") equal to a percentage of his annual pay, which is a function of his years of service following the Effective Time, to commence following his termination of employment after the employment term. The Special Pension will be reduced by benefits to which Mr. Annunziata is entitled from AT&T under any pension, retirement, disability or annuity plan other than AT&T's Long-Term Savings Plan for Management Employees and AT&T's Senior Management Incentive Award Deferral Plan. Each executive, other than Mr. Annunziata, is entitled to have AT&T credit to a non-qualified supplemental pension account ("Pension Account") the following amounts: Mr. Scarpati--$630,000, Mr. Hansen--$585,000, Mr. Mencher--$520,000, Mr.
Atkinson--$520,000 and Mr. Gross--$520,000. Each Pension Account will vest on the last day of the employment term, and the amount therein generally will be payable to the executive in one to ten annual installments following the later of the executive's (i) termination of employment, or (ii) attainment of age 55 (age 60 for Mr. Mencher); provided, that for Mr. Hansen payments will commence following termination of employment.

  If AT&T terminates the executive's employment without Cause, or the executive terminates employment for Good Reason, the executive will be entitled to receive (i) twenty-four monthly payments equal in the aggregate to two times his annual base salary and annual target bonus, plus welfare benefits during such twenty-four month period, (ii) continued employment service credit, for the remaining term of the employment agreement, for purposes of vesting the deferred account and the vesting of the executive's Special Pension or Pension Account, as applicable, (iii) continued vesting in his stock options, restricted stock, if applicable, and Performance Awards under the LTIP, and (iv) lump-sum payment of any deferred compensation transferred by the executive to AT&T's Management Deferred Compensation Plan. The executive may be terminated for "Cause" if he is convicted of a felony, materially breaches the restrictive covenants in his employment agreement, willfully acts with results that are materially injurious to AT&T or TCG or repeatedly fails to undertake directives on material business matters. The executive may terminate employment for "Good Reason" if, there is (i) a material adverse change in the executive's title or duties materially and adversely inconsistent with his position, (ii) any material failure to comply with the compensation provisions under the agreement, or (iii) the executive is required to relocate his primary office outside New York, New Jersey or Connecticut.

  Each executive has agreed not to compete with AT&T and its affiliates in the local and long distance telecommunication industries during the term of his employment and for the two-year period following the termination of his employment.

  Stock Options. At the Effective Time, each Option issued pursuant to the Option Plans and then outstanding, whether or not vested or exercisable, will be assumed by AT&T and will constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Option, that number of AT&T Common Shares equal to the product of the Exchange Ratio and the number of shares of TCG Common Stock subject to such Option, at an exercise price per AT&T Common Share equal to the exercise price per share of such Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded down to the nearest whole cent; provided, however, that (i) subject to the provisions described in clause (ii) below, if the foregoing calculation results in an assumed Option being exercisable for a fraction of an AT&T Common Share, then the number of AT&T Common Shares subject to such Option shall be rounded up to the nearest whole number of shares with no cash being payable for such fractional share and (ii) in the case of any Options which are "incentive stock options" (as defined in Section 422 of the Code), the adjustment provided above shall be effected in a manner which is consistent with Section 424(a) of the Code.

  The exercisability of Options will not accelerate upon consummation of the Merger. However, to the extent an Optionee is terminated without cause or terminated for good reason following the Merger, the Option will become fully exercisable for a period of one year following the Effective Time. As of December 31, 1997, Options to purchase 5,806,516 shares of TCG Class A Common Stock were outstanding under the Option Plans at exercise prices ranging from $6.90 to $55.02 per share. For additional information regarding the Options held by officers and directors, see "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF TCG."

  Stock Incentive Rights and Stock Units. In addition, (i) each Stock Incentive Right held by any person as a result of the consummation of the ACC Agreement, and (ii) each Stock Unit will be assumed by AT&T and converted into the right to acquire that number of AT&T Common Shares determined by multiplying the number of shares of TCG Common Stock subject to such Stock Incentive Right or Stock Unit, as the case may be, at the Effective Time of the Merger by the Exchange Ratio. If the foregoing calculation results in an assumed Stock

Incentive Right or Stock Unit, as the case may be, providing the right to acquire a fraction of an AT&T Common Share, then the number of AT&T Common Shares subject to such right will be rounded up to the nearest whole number of shares. The terms and conditions of each Stock Incentive Right and each Stock Unit assumed by AT&T will be the same terms and conditions as set forth in the TCG Stock Incentive Right or TCG Stock Unit, as the case may be, prior to AT&T's assumption and conversion of the Stock Incentive Rights and Stock Units. Each employee's right in a Stock Unit will be fully vested as a result of the Merger.

  Bonus Pools. TCG and AT&T have agreed that there will be a pool of $40 million available to provide bonuses to certain employees of TCG in connection with the Merger and their continued employment with AT&T following the Merger. It is anticipated that approximately one-third of the bonus pool will be distributed on or about the Effective Time and approximately one-third will be distributed upon each of the first and second anniversaries of the Effective Time.

  Severance Arrangements. In the event any TCG employee is terminated without cause during the one-year period following the Effective Time, such employee will be entitled to a severance benefit generally in accordance with the severance pay policy of AT&T, taking into account all of the employee's service with TCG.

  Indemnification of Directors and Officers Pursuant to the Merger
Agreement. From and after the Effective Time, AT&T and the Surviving Corporation will jointly and severally indemnify, defend and hold harmless the present and former officers, directors and employees of TCG and its subsidiaries, and any person who is or was serving at TCG's request as an officer, director or employee or agent of another person, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the full extent permitted or required under applicable law (except to the extent of directors' and officers' liability insurance coverage and actual payment with respect thereto). AT&T has agreed to maintain for not less than six years the current (or appropriate replacement) policies of directors' and officers' liability insurance maintained by TCG and its subsidiaries with respect to matters occurring prior to the Effective Time. AT&T is not required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to January 8, 1998, but will, in such case, purchase as much coverage as possible for such amount.

  For a summary of the interests of the Cable Stockholders in the Merger, see "OTHER AGREEMENTS."

MANAGEMENT AND OPERATIONS OF TCG AFTER THE MERGER

  After the Merger, TCG will be a wholly owned subsidiary of AT&T. TCG will operate as one of AT&T's business units. After the Merger, TCG will have access to resources generally available to AT&T's other business units, will participate in appropriate activities with other AT&T business units and will operate under the direction and guidance of AT&T's senior management and the AT&T Board. See "--Terms of the Merger."

  Mr. Robert Annunziata, President and Chief Executive Officer of TCG, Mr. John A. Scarpati, Senior Vice President and Chief Financial Officer of TCG, and other Senior Vice Presidents, including Messrs. Atkinson, Hansen, Mencher and Gross, as well as other executives of TCG, have each executed employment agreements with AT&T. Each of such employees will serve in their respective capacities after the Effective Time.

EXPENSES AND FEES

  Whether or not the Merger is consummated, AT&T and TCG will each pay their own expenses in connection with the Merger, except that AT&T will pay the costs and expenses of printing and filing this Information
Statement/Prospectus with the Commission and any other applicable governmental body.

CERTAIN LITIGATION

  On December 16, 1997, prior to public announcement of the Merger, an action was filed by one TCG public stockholder in the Delaware Court of Chancery against TCG, TCG's directors and the Cable Stockholders. The plaintiff's complaint alleges that, based on public reports, TCG's directors, management and controlling stockholders were negotiating the sale of TCG to AT&T on a preferential basis. This sale on a preferential basis, the complaint alleges, would offer little or no premium over the current market price of TCG Class A Common Stock and is therefore unfair and inadequate to TCG's public stockholders. The plaintiff seeks to enjoin the merger of TCG and AT&T or, alternatively, to rescind the transaction and/or recover damages in the event that the transaction is consummated. The complaint seeks to have the action certified for class action status and to appoint the plaintiff as the class representative.

  On January 12, 1998 an action was filed by two TCG public stockholders in the Delaware Court of Chancery against TCG, certain TCG directors and officers, the Cable Stockholders and AT&T. The complaint alleges that the Exchange Ratio in the Merger represents an inadequate premium for stockholders of TCG Class A Common Stock. The complaint further alleges that the actions of the TCG directors, officers and Cable Stockholders in connection with the Merger constitute a breach of various fiduciary duties owed to the stockholders of TCG Class A Common Stock. The complaint alleges, among other things, that the Cable Stockholders have conflicted loyalties because of their alleged desire to forge broader alliances with AT&T. The plaintiffs seek to enjoin the merger of TCG and AT&T or, alternatively, to rescind the transaction and/or recover damages in the event that the transaction is consummated. The complaint seeks to have the action certified for class action status and to appoint the plaintiffs as the class representatives.

  On January 28, 1998, an action was filed by a TCG public stockholder in the Delaware Court of Chancery against TCG, certain TCG directors and officers, and the Cable Stockholders. The complaint alleges that the Exchange Ratio in the Merger represents an inadequate premium for stockholders of TCG Class A Common Stock. The complaint further alleges that the actions of the TCG directors, officers and Cable Stockholders in connection with the Merger constitute a breach of various duties owed to the stockholders of TCG Class A Common Stock. The complaint alleges, among other things, that the Cable Stockholders have conflicted loyalties because of their alleged desire to forge broader alliances with AT&T. The plaintiffs seek to enjoin the Merger or, alternatively, to rescind the transaction and/or recover damages and fees in the event that the transaction is consummated. The complaint seeks to have the action certified for class action status and to appoint the plaintiff as the class representative.

  Plaintiffs' counsel in the above three putative class action proceedings have agreed (i) to defer the obligation of the defendants to answer the actions and (ii) to consolidate the actions by filing an amended consolidated complaint. As of the end of March, 1998, the amended consolidated complaint had not been filed. The Company believes that these proceedings, individually and in the aggregate, are without merit and that any associated costs will not have a material adverse effect on TCG's financial condition, results of operations or cash flows.

NO APPRAISAL RIGHTS

  Under Delaware law, stockholders in a public company are not generally entitled to appraisal rights in a merger if the consideration they receive in the merger consists only of shares listed on a national securities exchange and cash in lieu of fractional shares. Accordingly, holders of TCG Common Stock are not entitled to appraisal rights in connection with the Merger because the shares of TCG Class A Common Stock are designated as Nasdaq National Market securities and AT&T Common Shares are listed on the NYSE.

                               OTHER AGREEMENTS

  THE DESCRIPTIONS OF THE VOTING AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT AND THE MASTER FACILITIES AGREEMENT SET FORTH BELOW DO NOT PURPORT TO BE COMPLETE AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE VOTING AGREEMENT, THE REGISTRATION RIGHTS AGREEMENT AND THE MASTER FACILITIES AGREEMENT. A COPY OF THE VOTING AGREEMENT IS ATTACHED AS APPENDIX B TO THIS INFORMATION STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE HEREIN.

VOTING AGREEMENT

  Concurrently with the execution of the Merger Agreement, AT&T and the Cable Stockholders entered into the Voting Agreement. Pursuant to the Voting Agreement, each Cable Stockholder agreed to execute and deliver, in accordance with Section 228 of the DGCL, the Stockholders Consent, with respect to all shares of TCG Common Stock that such Stockholder has the right to vote for approval and adoption of the Merger Agreement and the Merger. On January 8, 1998, each Cable Stockholder executed the Stockholders Consent and delivered it to TCG. As a result, no further vote or action by TCG's public stockholders is necessary to effect the Merger; provided, that TCG must obtain the affirmative approval, by vote or written consent, of TCG stockholders representing a majority of the votes that may be cast by the holders of all then outstanding shares of TCG Common Stock, to (i) enter into any amendment to the Merger Agreement that would adversely affect TCG stockholders, (ii) waive any closing condition of TCG in the Merger Agreement if such waiver would materially adversely affect TCG stockholders or (iii) consummate the Merger after the time at which TCG would be entitled to terminate the Merger Agreement, as specified therein. See "THE MERGER--Amendment; Termination." In the event of the occurrence of one of the events described in clauses (i),
(ii) or (iii) above, the obligations of the Cable Stockholders in the Voting Agreement to vote in favor of, or execute a written consent approving, the Merger described in this section will not apply. As of January 8, 1998, the Cable Stockholders owned, through subsidiaries, all of the shares of TCG Class B Stock, which collectively represented approximately 65% of the equity and approximately 95% of the voting power of the TCG Common Stock.

  In addition to agreeing to deliver the Stockholders Consent, each Cable Stockholder agreed in the Voting Agreement to deliver any additional written consents with respect to, or to vote, in person or by proxy, all shares of TCG Common Stock or other voting securities owned by such Cable Stockholder or its affiliates (a) in favor of approval and adoption of the Merger Agreement, the Merger, and any action required in furtherance thereof, (b) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of TCG contained in the Merger Agreement, and
(c) against any Competing Transaction (as defined in the Voting Agreement). Each Cable Stockholder also agreed not to, and not to permit its affiliates to, cast any vote or execute any written consent inconsistent with such Cable Stockholder's obligations under the Voting Agreement. Each Cable Stockholder further agreed that it would not, and would not permit any of its affiliates to, contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any shares of TCG Common Stock other than pursuant to the Merger or with the written consent of AT&T.

  Pursuant to the Voting Agreement, each Cable Stockholder also agreed that it and its affiliates will not, and will use reasonable best efforts to cause their respective officers, employees, representatives and agents not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than AT&T) concerning any Acquisition Proposal (as defined in the Voting Agreement), that it will terminate any current discussions and negotiations, and that it will notify AT&T of any new Acquisition Proposal and the identity of any third party making such Acquisition Proposal.

  The Voting Agreement further provides that each Cable Stockholder will not, and will cause its affiliates not to, dispose of AT&T Common Shares received in the Merger in a manner (or at a time) that could jeopardize AT&T's ability to account for the Merger as a pooling of interests.

  Pursuant to the Voting Agreement, each Cable Stockholder agreed to release TCG and its affiliates (other than the Cable Stockholders and their other affiliates), as of the Effective Time, from any obligation to such

Cable Stockholder (i) not to compete with such Cable Stockholder or its affiliates anywhere in the world, (ii) not to engage in any activity anywhere in the world, or (iii) that otherwise restricts or limits the ability of TCG to engage in any business anywhere in the world. Under the Voting Agreement, such release will not apply to any provision of the Master Facilities Agreement (as defined below) or of an agreement entered into as of April 18, 1996 between TCG and Comcast (as amended in accordance with the Voting Agreement).

  The Voting Agreement provides that AT&T will not agree to the inclusion, in any governmental authorization required in connection with the Merger, by any Governmental Body of any restriction of any Cable Stockholder's exercise and enjoyment of full rights of ownership of AT&T Common Shares received in the Merger, any material modification of any license, franchise or permit held by such Cable Stockholder or any of its affiliates, the imposition of any requirement relating to the divestiture or rearrangement of the composition of any material assets of such Cable Stockholder or any of its affiliates, any material limitation on such Cable Stockholder's or any of its affiliates' freedom of action with respect to future acquisitions of assets or with respect to any existing or future business activities or relationship or the enjoyment by such Cable Stockholder or any of its affiliates of the full rights of ownership, possession and use of any material asset now owned or later acquired by such Cable Stockholder or any of its affiliates (including the AT&T Common Shares to be acquired by such Cable Stockholder in the Merger), or any other material restrictions, limitations, requirements, or conditions which are reasonably likely to be burdensome on such Cable Stockholder or its affiliates (any of the foregoing, a "Prohibited Effect"), in the case of any of the foregoing that is unacceptable to such Cable Stockholder in its reasonable judgment. Notwithstanding the Voting Agreement, no Cable Stockholder will be required to consent to any Prohibited Effect that is unacceptable to such Cable Stockholder in its reasonable judgement.

MASTER FACILITIES AGREEMENT

  Pursuant to the Voting Agreement, each of the Cable Stockholders, on behalf of itself and certain of its affiliates, agreed that (i) certain right-of-way, colocation and similar agreements with TCG and its affiliates would be amended as of January 8, 1998 to provide that each such agreement would remain in effect for the longer of five years from such date and the current term of such agreement; and (ii) certain existing facilities agreements, facilities lease agreements or other arrangements (including arrangements relating to future agreements) relating to the lease or other grant of right to use fiber optic facilities between such Cable Stockholder or any of its affiliates and TCG or any of its subsidiaries would be automatically amended as of January 8, 1998 to conform with a form of Master Facilities Agreement agreed to by AT&T, the Cable Stockholders and TCG at the time of the execution of the Merger Agreement. Among other things, agreements amended and entered into in accordance with the Master Facilities Agreement will, subject to the terms, conditions and limitations of the Master Facilities Agreement, (i) grant TCG an indefeasible right to use the facilities that are the subject of the existing facilities agreements, and (ii) grant TCG an indefeasible right to use additional fiber optic facilities which, subject to certain conditions, TCG may require the Cable Stockholder or its affiliates to construct. The Master Facilities Agreement continues to contain a provision prohibiting TCG from using the fiber optic facilities to provide cable television signals to subscribers. In the event of disruption or trouble with the facilities, the Cable Stockholder or its affiliates must use best efforts to begin restoration and repair within 30 minutes of notification from TCG or such other required period under current maintenance specifications. Each of the Cable Stockholders also agreed to, or to cause its appropriate affiliate to, subject to certain limitations, execute an agreement in the form of the Master Facilities Agreement in any new service territory in which such Cable Stockholder (or affiliate) provides services or owns or operates facilities or in any existing service territory of such Cable Stockholder (or affiliate) for which a facilities agreement was not in place as of January 8, 1998. These amendments became effective immediately and are not subject to completion of the Merger.

REGISTRATION RIGHTS AGREEMENT

  Concurrently with the execution of the Merger Agreement and pursuant to the Voting Agreement, AT&T and the Cable Stockholders entered into the Registration Rights Agreement, pursuant to which, during the period commencing on the Effective Time and ending on the second anniversary of the Effective Time (the

"Registration Period"), each of the Cable Stockholders shall have the right to request (a "Request") that AT&T register for sale under the Securities Act (a "Request Registration") all or a part of AT&T Common Shares and certain other related securities referred to in the Registration Rights Agreement (collectively, "Registrable Securities") then owned by such Cable Stockholder. Each Cable Stockholder is entitled to make two Requests during the Registration Period, but no more than one Request may be made by each Cable Stockholder during the first twelve-month period of the Registration Period and no more than one Request may be made by each Cable Stockholder during the remainder of the Registration Period. Upon receipt of any such Request, AT&T is required to notify the other Cable Stockholders of the Request, and AT&T is required to include in the Request Registration, subject to specified limits, any Registrable Securities for which registration is requested by any such Cable Stockholders.

  The Registration Rights Agreement provides that AT&T may include in any Request Registration other securities for sale for its own account or for the account of any other Person, subject to certain rights of the Cable Stockholders in the event marketing factors limit the number of shares to be included in such registration. Under the Registration Rights Agreement, AT&T is not obligated to register any securities on a "shelf" registration statement pursuant to Rule 415 under the Securities Act (or any successor provisions of such Act) or otherwise to register securities on a continuous or delayed basis.

  The Registration Rights Agreement contains a customary "holdback" provision obligating the Cable Stockholders, if required by the managing underwriter of any underwritten registration, not to effect any public sale or distribution of Registrable Securities during the seven days prior to and the 90 days after any underwritten registration by AT&T has become effective. AT&T is not entitled to require that any Cable Stockholder agree to such restriction for more than an aggregate of 90 days in the first year of the Registration Period or for more than 90 days during the remainder of the term of the Registration Period.

  The Registration Rights Agreement also provides that AT&T is entitled to postpone any Request Registration or delivery of a prospectus or supplement or amendment if it determines that in view of the advisability of deferring public disclosure of material corporate developments or other information, the disclosures required to be made pursuant thereto would not be in the best interests of AT&T at that time. No single postponement of any Request Registration or delivery of a prospectus or supplement may exceed 90 days and all such postponements may not exceed 180 days in the aggregate.

                       DIVIDENDS ON AND MARKET PRICES OF
                    AT&T COMMON SHARES AND TCG COMMON STOCK

AT&T

  The AT&T Common Shares are listed and primarily traded on the NYSE. The table below sets forth for the fiscal periods indicated the high and low sale prices per AT&T Common Share in the NYSE Composite Transactions (as reported in published financial sources) and the dividends declared per AT&T Common Share.

                                                        AT&T COMMON SHARES
                                                   ----------------------------
                                                                        CASH
                                                                      DIVIDENDS
                                                     HIGH      LOW    PER SHARE
                                                   --------- -------- ---------
Fiscal 1996
  First Quarter................................... $68 7/8   $60 1/8    $0.33
  Second Quarter..................................  64 7/8    58        $0.33
  Third Quarter...................................  62 3/8    49 1/4    $0.33*
  Fourth Quarter..................................  44 1/2    33 1/4    $0.33**
Fiscal 1997
  First Quarter...................................  41 7/8    34 3/8    $0.33
  Second Quarter..................................  38 1/4    30 3/4    $0.33
  Third Quarter...................................  45 15/16  34 1/4    $0.33
  Fourth Quarter..................................  63 15/16  43 3/16   $0.33
Fiscal 1998
  First Quarter...................................  68 1/2    58 3/8    $0.33
  Second Quarter (through April  , 1998).......... [ ]       [ ]          [ ]

--------
* In the Third Quarter of Fiscal 1996, AT&T declared a spin-off stock dividend of .324084 shares of Lucent Technologies for each AT&T Common Share.
** In the Fourth Quarter of Fiscal 1996, AT&T declared a spin-off stock dividend of .0625 shares of NCR Corporation for each AT&T Common Share.

  On January 8, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE Composite Transactions closing price per AT&T Common Share was $62 5/8. On April , 1998, the most recent available date prior to printing this Information Statement/Prospectus, the reported NYSE Composite Transactions closing price per AT&T Common Share was $[ ]. We urge TCG stockholders to obtain current market quotations.

TCG

  The TCG Class A Common Stock has been traded on The Nasdaq National Market ("Nasdaq") under the symbol "TCGI" since TCG's initial public offering on June 27, 1996. The table below sets forth for the fiscal periods indicated the high and low sale prices per share of the TCG Class A Common Stock on Nasdaq as reported in published financial sources.

                                                                   TCG CLASS A
                                                                  COMMON STOCK
                                                                 ---------------
                                                                  HIGH     LOW
                                                                 ------- -------
Fiscal 1996
  Second Quarter................................................ $19 1/8 $16
  Third Quarter.................................................  27 3/8  14 1/8
  Fourth Quarter................................................  35 3/8  22
Fiscal 1997
  First Quarter.................................................  35 1/4  22 5/8
  Second Quarter................................................  34 1/8  21
  Third Quarter.................................................  46 1/8  33 1/2
  Fourth Quarter................................................  60      44 1/4
Fiscal 1998
  First Quarter.................................................  60 5/8  52 3/8
  Second Quarter (through April  , 1998)........................  [ ]     [ ]

  There is no public trading market for the TCG Class B Common Stock.

  TCG has never paid or declared dividends on TCG Common Stock and intends to retain future earnings to finance the development and expansion of its networks and operations. TCG does not anticipate paying any cash dividends in the foreseeable future on its Common Stock. Any decision whether to pay cash dividends will be made by TCG's Board in light of the conditions then existing, including TCG's results of operations, financial condition and requirements, business conditions and other factors. In addition, as a holding company, the ability of TCG to pay dividends is dependent upon the receipt of dividends or other payments from its subsidiaries, and the Indentures governing TCG's 9 7/8% Senior Notes due 2006 and 11 1/8% Senior Discount Notes due 2007 contain covenants which may limit the ability of TCG to pay dividends on the TCG Class A Common Stock. Under the most restrictive of these covenants, TCG currently is not permitted to pay dividends on TCG Common Stock.

  On January 8, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported Nasdaq closing price per share of Class A Common Stock was $54 1/8. On April , 1998, the most recent available date prior to printing this Information Statement/Prospectus, the reported Nasdaq closing price per share of Class A Common Stock was $[ ]. We urge TCG stockholders to obtain current market quotations.

                       SECURITY OWNERSHIP OF MANAGEMENT
                       AND PRINCIPAL STOCKHOLDERS OF TCG

  The following table provides information, as of March 23, 1998, with respect to the beneficial ownership of TCG Common Stock by (i) each person known by TCG to be the beneficial owner of more than 5% of any class of TCG's voting securities, (ii) each director, TCG's President and Chief Executive Officer and the four most highly compensated other executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated, the address of each holder is the same as TCG. Each holder has sole voting and investment power with respect to all shares of stock listed as owned by such person.

                            CLASS A COMMON   CLASS B COMMON    PERCENT OF VOTE
                           STOCK OWNED AND   STOCK OWNED AND  OF ALL CLASSES OF
          NAME             PERCENT OF CLASS PERCENT OF CLASS    COMMON STOCK
          ----             ---------------- ----------------- -----------------
Cox(1)(2)................        --         39,087,594(34.4%)       32.7
TCI(3)(2)................  1,011,528(1.6%)  48,779,388(43.0%)       40.9
Comcast(4)(2)............        --         25,622,058(22.6%)       21.4
The Equitable Companies
 Incorporated(5).........  5,644,983(9.2%)         --                 **
FMR Corp.(6).............  5,322,130(8.6%)         --                 **
Robert Annunziata........    239,907(**)           --                 **
John A. Scarpati.........     93,264(**)           --                 **
Stuart A. Mencher........     66,341(**)           --                 **
Joel D. Gross............     86,862(**)           --                 **
Alf T. Hansen............    102,013(**)           --                 **
James O. Robbins.........      4,700(**)           --                 **
John R. Alchin...........        --                --                 **
John R. Dillon...........      3,500(**)           --                 **
Gerald W. Gaines.........        --                --                 **
Lawrence S. Smith........        --                --                 **
Larry E. Romrell.........        --                --                 **
David M. Woodrow.........      1,500(**)           --                 **
James Bruce Llewelyn.....      5,582(**)           --                 **
C.B. Rogers, Jr..........     10,582(**)           --                 **
Jimmy W. Hayes...........      1,100(**)           --                 **
Bernard W. Schotters.....        --                --                 **
Executive Officers and
 Directors, as group(7)..  1,008,088(1.6%)         --                 **

--------
** Represents less than one percent of the vote of all classes of TCG Common
   Stock.
(1) Owned by Cox Teleport Partners, Inc., a wholly owned subsidiary of Cox, a subsidiary of Cox Enterprises, Inc. The business address for Cox Teleport Partners, Inc. is 1400 Lake Hearn Drive, Atlanta, Georgia 30319. The information contained in this table with respect to Cox is based on a joint filing on Schedule 13D reporting ownership as of July 17, 1996, by Cox, TCI, Comcast, Continental and certain control persons of such entities (the "Joint 13D"). The Joint 13D was amended by Cox, TCI and Comcast on January 28, 1998.
(2) Solely as a result of the agreement of the Cable Stockholders to vote in favor of the others' director nominees under the Amended Stockholders' Agreement, the Cable Stockholders may be deemed to share beneficial ownership of the shares beneficially owned by each of them.
(3) Owned by TCI Teleport, Inc., a wholly owned subsidiary of TCI. The business address of TCI is 5619 DTC Parkway, Englewood, Colorado 80111-3000. The information contained in this table with respect to TCI is based on the Joint 13D.
(4) Owned by Comcast Teleport, Inc. and Comcast Communications Properties, Inc., two wholly owned subsidiaries of Comcast. The business address of Comcast is 1500 Market Street, Philadelphia, Pennsylvania 19102-2148. The information contained in this table with respect to Comcast is based on the Joint 13D, as amended separately by Comcast on October 22, 1996, December 23, 1996, May 12, 1997 and October 27, 1997. See footnote (1).
(5) The business address for The Equitable Companies Incorporated is 1290 Avenue of the Americas, New York, New York 10104. The information contained in this table with respect to The Equitable Companies Incorporated is based on a Schedule 13G/A jointly filed by the Mutuelles AXA, AXA-UAP, The Equitable Companies Incorporated, and their subsidiaries on February 17, 1998.
(6) The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The information contained in this table with respect to FMR Corp. is based on a Schedule 13G filed on February 14, 1998.
(7) Includes 709,791 shares of TCG Class A Common Stock subject to stock options exercisable within 60 days. Excludes all shares of TCG Common Stock held by the Cable Stockholders including shares of TCG Common Stock that may be deemed to be indirectly owned by a director of TCG who is also an executive officer or director of one of the Cable Stockholders.

                           COMPARATIVE RIGHTS OF TCG
                      STOCKHOLDERS AND AT&T STOCKHOLDERS

  If the Merger is consummated, holders of TCG Common Stock, whose rights are currently governed by Delaware law and the TCG Certificate of Incorporation and TCG By-Laws, will become holders of AT&T Common Shares, whose rights will be governed by the laws of the State of New York and by the AT&T Certificate of Incorporation and the AT&T By-Laws, as amended. The rights of AT&T stockholders under the AT&T Certificate of Incorporation and the AT&T By-Laws differ in certain respects from the rights of TCG stockholders under the TCG Certificate of Incorporation and the TCG By-Laws. The following discussion is intended only to highlight certain material differences between the rights of shareholders under Delaware law and New York law generally and specifically with respect to stockholders of TCG and AT&T pursuant to their respective charters and by-laws. THIS SUMMARY IS NOT INTENDED TO BE RELIED UPON AS AN EXHAUSTIVE LIST OR A DETAILED DESCRIPTION OF THE PROVISIONS DISCUSSED AND IS QUALIFIED IN ITS ENTIRETY BY THE RESPECTIVE CORPORATE CODES OF THE STATES OF NEW YORK AND DELAWARE AND BY THE TCG CERTIFICATE OF INCORPORATION AND TCG BY-LAWS AND THE AT&T CERTIFICATE OF INCORPORATION AND BY-LAWS. For information as to how you can obtain such documents, see "WHERE YOU CAN FIND MORE INFORMATION."

  As a general matter, two New York State bills (Numbers S476B and S5680), which passed the Senate on June 25, 1997 and the Assembly on July 15, 1997 and were signed into law by the Governor on August 26, 1997, generally revise the New York Business Corporation Law (the "NYBCL"). These new laws and their revisions to the NYBCL took effect on February 22, 1998. The new amendments to the NYBCL are extensive and amend certain provisions, including those relating to corporate finance, proxies, powers of directors and mergers, and also repeal certain provisions relating thereto. The most relevant new amendments are summarized below. The provisions of the NYBCL and the DGCL differ in numerous respects. Summarized below are certain of the principal differences between the NYBCL and the DGCL affecting the rights of stockholders.

  TCG and the Cable Stockholders entered into an amended and restated stockholders' agreement as of June 26, 1996 (the "Stockholders' Agreement"). The Stockholders' Agreement sets forth certain rights of the stockholders of TCG Class B Common Stock, which was filed as an exhibit to the Registration Statement on Form S-1 (Registration Nos. 333-3850 and 333-3984, as amended). For example, parties to the Stockholders' Agreement have certain rights of first offer and rights of first refusal with respect to proposed sales of the TCG Class B Common Stock.

BENEFICIAL OWNERSHIP OF STOCK

  As of March 23, 1998, the Cable Stockholders owned approximately 65% of the outstanding equity of TCG. As a result of the disproportionate voting rights between the TCG Class A Common Stock and the TCG Class B Common Stock, as of March 23, 1998, the Cable Stockholders held approximately 95% of the combined voting power of the TCG Common Stock. See "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF TCG."

  To the best of AT&T's knowledge, no person or entity is the beneficial owner of 5% or more of the AT&T Common Shares as of the date of this Information Statement/Prospectus. As a result of the Merger, the Cable Stockholders will collectively become the beneficial owners of approximately 6% of the AT&T Common Shares, with no single Cable Stockholder beneficially owning 5% or more of the AT&T Common Shares.

BUSINESS COMBINATIONS

  Generally, under the DGCL, the approval by the affirmative vote of the holders of a majority of the outstanding stock (or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock) of a corporation entitled to vote on the matter is required for a merger or consolidation or sale, lease or exchange of all or substantially all the corporation's assets to be consummated. The TCG Certificate of Incorporation does not contain any provisions relating to stockholder approval of business combinations.

  The new amendments to the NYBCL include provisions permitting a plan of merger, plan of share exchange, or sale, lease, exchange or other disposition to be adopted by a majority of all outstanding shares (instead of a two-thirds vote) in cases where the certificate of incorporation so provides. The AT&T Certificate of Incorporation does not contain any provisions relating to stockholder approval of business combinations.

STATE TAKEOVER LEGISLATION

  Delaware Business Combination Law. Section 203 of the DGCL generally prohibits any business combination (defined to include a variety of transactions, including (i) mergers and consolidations, (ii) sales or dispositions of assets having an aggregate market value equal to 10% or more of the aggregate market value of the corporation determined on a consolidated basis, (iii) issuances of stock (except for certain pro rata and other issuances), and (iv) disproportionate benefits from the corporation (including loans and guarantees)) between a Delaware corporation and any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 15% or more of the outstanding voting stock of the corporation) for a period of three years after the date on which the interested stockholder became an interested stockholder. The restrictions of the Delaware Business Combination Law do not apply, however, (A) if, prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in such stockholder's becoming an interested stockholder, (B) if, upon consummation of the transaction resulting in such stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation at the time the transaction was commenced (excluding, for the purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and by certain employee plans of the corporation), (C) if, on or subsequent to such date, the business combination is approved by the board of directors and the holders of at least two-thirds of the shares not involved in the transaction or (D) under certain other circumstances.

  In addition, a Delaware corporation may adopt an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by the Delaware Business Combination Law if, in addition to any other vote required by law, such amendment is approved by the affirmative vote of a majority of the shares entitled to vote. Such amendment will not, however, be effective until 12 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. Because the TCG By-Laws do not opt out of the Delaware Business Combination Law, the Delaware Business Combination Law is applicable to the Merger. The TCG Board has unanimously approved the Merger and the transactions contemplated by the Merger Agreement and resolved that AT&T and Merger Sub shall not be "interested stockholders" as a result thereof for purposes of the Delaware Business Combination Law. See "THE MERGER--Representations and Warranties."

  New York Business Combination Law. Section 912 of the NYBCL (the "New York Business Combination Law") prohibits any business combination (defined to include a variety of transactions, including mergers, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested stockholder (defined generally as any person who, directly or indirectly, beneficially owns 20% or more of the outstanding voting stock of a resident domestic New York corporation) for a period of five years after the date on which the interested stockholder became an interested stockholder. After such five-year period a business combination between a resident domestic New York corporation and such interested stockholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by such interested stockholder or its affiliates. The restrictions of the New York Business Combination Law do not apply, however, to any business combination with an interested stockholder if such business combination, or the purchase of stock by the interested stockholder that caused such stockholder to become such, is approved by the board of directors of the resident domestic New York corporation prior to the date on which the interested stockholder becomes such. AT&T will be considered a resident domestic New York corporation as long as at least 10% of its voting stock is owned beneficially by residents of (or organizations having their principal offices in) the State of New York.

  A resident domestic New York corporation may adopt an amendment to its by-laws, approved by the affirmative vote of the holders, other than interested stockholders and their affiliates and associates, of a majority of the outstanding voting stock, excluding the voting stock of interested stockholders and their affiliates and associates, expressly electing not to be governed by the New York Business Combination Law. Such amendment will not, however, be effective until 18 months after such stockholder vote and will not apply to any business combination with an interested stockholder who was such on or prior to the effective date of such amendment. AT&T has not amended the AT&T By-Laws to elect not to be governed by the New York Business Combination Law.

APPRAISAL RIGHTS

  Under the DGCL, except as otherwise provided by the DGCL, stockholders have the right to demand and receive payment of the fair value of their stock in the event of a merger or consolidation. However, except as otherwise provided by the DGCL, stockholders do not have appraisal rights if, among other things, the consideration they receive for their shares consists of (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange (which is true in the case of the AT&T Common Shares) or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. ("NASD") or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of the corporations described in clause (i) or (ii) of this sentence, or (iv) any combination of shares of stock and cash in lieu of fractional shares described in the foregoing clauses (i), (ii) and (iii). See "THE MERGER--No Appraisal Rights."

  Stockholders of a New York corporation have the right to dissent and receive payment of the fair value of their shares, except as otherwise provided by the NYBCL, in the event of certain amendments or changes to the certificate of incorporation adversely affecting their shares, certain mergers or consolidations, certain sales, leases, exchanges or other dispositions of all or substantially all the corporation's assets and certain share exchanges.

AMENDMENTS TO CHARTERS

  Under the DGCL, unless otherwise provided in the charter, a proposed charter amendment requires an affirmative vote of a majority of all votes entitled to be cast on the matter. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment. The TCG Certificate of Incorporation does not alter the basic DGCL requirements for the amendment of its charter.

  Under the NYBCL, amendments of the certificate of incorporation may be authorized by vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize such amendment.

AMENDMENTS TO BY-LAWS

  Under the DGCL, the power to adopt, alter and repeal the by-laws is vested in the stockholders, except to the extent that the charter vests concurrent power in the board of directors. The TCG Certificate of Incorporation does not vest such power in the TCG Board.

  The TCG Certificate of Incorporation provides that the stockholders may alter, amend, repeal or adopt new by-laws at any regular meeting of the stockholders or at any special meeting of the stockholders if notice of such alteration, amendment, repeal, or adoption of new by-laws is contained in the notice of such special meeting.

  Under the NYBCL, except as otherwise provided in the certificate of incorporation, by-laws may be amended, repealed or adopted by vote of the holders of the shares at the time entitled to vote in the election of any directors. When so provided in the certificate of incorporation or a by-law adopted by the stockholders, by-laws also may be amended, repealed or adopted by the board by such vote as may be therein specified, which may be greater than the vote otherwise prescribed by law, but any by-law adopted by the board may be amended or repealed by the stockholders entitled to vote thereon as provided by the NYBCL.

  The AT&T By-Laws may be amended by the stockholders of AT&T at any meeting, or by the AT&T Board at any meeting by a majority vote of the full AT&T Board, or at two successive meetings by a majority vote of a quorum present.

PREEMPTIVE RIGHTS

  Under the DGCL, a stockholder does not possess preemptive rights unless such rights are specifically granted in the certificate of incorporation. The TCG Certificate of Incorporation does not provide for preemptive rights.

  Under the NYBCL, except as otherwise provided in the NYBCL or in the certificate of incorporation, the holders of equity shares are granted certain preemptive rights. The AT&T Certificate of Incorporation provides that no holder of AT&T Common Shares has any preemptive rights to purchase any shares or other securities of AT&T.

REDEMPTION OF CAPITAL STOCK

  Under the DGCL, subject to certain limitations, a corporation's stock may be made subject to redemption by the corporation at its option, at the option of the holders of such stock or upon the happening of a specified event. The TCG Certificate of Incorporation does not address the redemption of common stock.

  Under the NYBCL, subject to certain limitations, a corporation's certificate of incorporation may provide for one or more classes or series of shares to be redeemable at the option of the corporation or the holders thereof, at such prices, within such times and under such conditions as are stated in the certificate of incorporation. The AT&T Certificate of Incorporation does not contain such a provision.

DIVIDEND SOURCES

  Under the DGCL, a board of directors may authorize a corporation to make distributions to its stockholders, subject to any restrictions in its certificate of incorporation, either (i) out of surplus or (ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Under the DGCL, no distribution out of net profits is permitted, however, if the corporation's capital is less than the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, until such deficiency has been repaired.

  Under the NYBCL, except as otherwise provided in the NYBCL, dividends may be declared and paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after such declaration, payment or distribution must at least equal the amount of its stated capital. A corporation may declare and pay dividends or make other distributions, except when the corporation is insolvent or would thereby be made insolvent, or when the declaration, payment or distribution would be contrary to any restrictions contained in the corporation's certificate of incorporation.

DURATION OF PROXIES

  Under the DGCL, no proxy is valid more than three years after its date unless otherwise provided in the proxy. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

  Under the NYBCL, no proxy is valid more than 11 months after its date unless otherwise provided in the proxy. Irrevocable proxies may be created for (i) a pledgee, (ii) a person who has purchased or agreed to purchase the shares,
(iii) a creditor of the corporation who extends credit in consideration of the proxy, (iv) a person who has contracted to perform services as an officer of the corporation if a proxy is required by the employment contract and (v) a person designated under a voting agreement.

STOCKHOLDER ACTION

  Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent or consents setting forth the action taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote upon such action were present and voted. The TCG By-Laws permit stockholder action to be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by the holders of record of shares of the corporation's common stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which the holders of record of all shares of the corporation's common stock entitled to vote thereon were present and voted.

  The new amendments to the NYBCL include provisions similar to those of the DGCL and allow, if the certificate of incorporation so permits, stockholder action without a meeting upon the written consent of holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The AT&T Certificate of Incorporation does not contain such a provision.

SPECIAL STOCKHOLDER MEETINGS

  The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws. The TCG By-Laws provide that special meetings may be called by the President and must be called by the President or the Secretary upon the written request of a majority of the TCG Board or at the written request of stockholders owning a majority of the voting power of TCG's capital stock entitled generally to vote for the election of directors.

  The NYBCL provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders or, if no date has been so fixed, for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board shall call a special meeting for the election of directors. If such special meeting is not called by the board within two weeks after the expiration of such period or if it is called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting for the election of directors. The AT&T By-Laws provide that special meetings of the stockholders may be called at any time by the Chairman of the Board, by the AT&T Board or upon a request signed by stockholders representing at least one-third of the AT&T Common Shares.

CUMULATIVE VOTING

  Under the DGCL, the certificate of incorporation may provide that at all elections of directors, or at elections held under specified circumstances, each stockholder is entitled to cumulate such stockholder's votes. Neither the TCG Certificate of Incorporation nor the TCG By-Laws provide for cumulative voting for the election of directors.

  Under the NYBCL, the certificate of incorporation may provide that in all elections of directors each stockholder is entitled to cumulate such stockholder's votes. The AT&T Certificate of Incorporation does not contain such a provision.

NUMBER AND ELECTION OF DIRECTORS

  The DGCL permits the certificate of incorporation or the by-laws of a corporation to contain provisions governing the number and terms of directors. However, if the certificate of incorporation contains provisions fixing the number of directors, such number may not be changed without amending the certificate of incorporation. The TCG Certificate of Incorporation provides that the number of directors shall be as provided for in the TCG By-Laws, unless the TCG By-Laws fail to contain the provision for the number of directors, in which case the number of directors shall be 13. The TCG By-Laws provide that the number of directors is to be set according to the TCG Certificate of Incorporation.

  The Stockholders' Agreement provides that at each annual meeting of TCG's stockholders at which directors are elected, the holders of the TCG Class B Common Stock will vote their shares in favor of nominees for director to be designated as follows: (i) the holders of TCG Class B Common Stock will designate ten nominees (with the right of a holder of TCG Class B Common Stock to designate one or more nominees depending on the percentage of the TCG Class B Common Stock held by it), (ii) the TCG Board will designate by unanimous consent the Chief Executive Officer of TCG as a nominee and (iii) the TCG Board, with the unanimous approval of the holders of TCG Class B Common Stock that have the right to designate nominees for director, shall designate two individuals as nominees for director who are neither employed by nor affiliated with TCG or any holder of TCG Class B Common Stock. Under the Stockholders' Agreement, a holder of TCG Class B Common Stock generally is entitled to designate one director nominee for each 9% of the outstanding shares of TCG Class B Common Stock held by it and its affiliates. The effect of the Stockholders' Agreement is that the holders of the TCG Class A Common Stock do not have the effective voting power, as a class, to nominate any individuals for election to the TCG Board.

  The DGCL permits the certificate of incorporation of a corporation or a by-law adopted by the stockholders to provide that directors be divided into one, two or three classes. The term of office of one class of directors shall expire each year with the terms of office of no two classes expiring the same year. TCG does not have a classified board of directors.

  Subject to certain limitations, the NYBCL permits the number of directors of a corporation to be fixed by its by-laws, by action of the stockholders or by action of the board under the specific provision of a by-law adopted by the stockholders. At each annual meeting of the stockholders, directors are to be elected to hold office until the next annual meeting, except as described below for corporations with classified boards. The AT&T Certificate of Incorporation provides that the number of directors shall be as provided for in the AT&T By-Laws. The AT&T By-Laws provide that the number of directors shall be not less than 10 nor more than 25, the exact number of directors within such minimum and maximum limits to be fixed and determined by the vote of a majority of the entire AT&T Board.

  The NYBCL permits the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders to provide that directors be divided into either two, three or four classes. All classes must be as nearly equal in number as possible, and no class may include less than three directors. The term of office of one class of directors shall expire each year, with the terms of office of no two classes expiring the same year. The new amendments to the NYBCL delete the requirement of at least three directors in any class. AT&T does not have a classified board of directors.

REMOVAL OF DIRECTORS

  The DGCL provides that a director or directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors, except that (i) members of a classified board may be removed only for cause, unless the certificate of incorporation provides otherwise and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which such director is a part.

  The TCG By-Laws provide that a director or directors may be removed with or without cause at any time by vote of the holders of record of a majority of the voting power of the capital stock, or by written consent of the holders of record of a majority of the voting power of the capital stock.

  The Stockholders' Agreement provides that each holder of the TCG Class B Common Stock will vote its shares for the removal (with or without cause) of any director designated by such holder or group of affiliated holders, if (i) requested by such group of affiliated holders that designated such director,
(ii) a reduction in such group's ownership of TCG Class B Common Stock results in a reduction in the number of directors such group may designate or (iii) such group is no longer entitled to designate any directors. Each holder of TCG Class B Common Stock will vote its shares, and will take all other actions necessary, to ensure that the TCG Certificate of Incorporation and By-laws facilitate and do not conflict with the provisions of the Stockholders' Agreement.

  The NYBCL provides that any or all of the directors may be removed for cause by vote of the stockholders and, if the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide, directors may be removed by action of the board of directors. If the certificate of incorporation or the by-laws so provide, any or all of the directors may be removed without cause by vote of the stockholders. The removal of directors, with or without cause, is subject to the following: (i) in the case of a corporation having cumulative voting, no director may be removed when the votes cast against such director's removal would be sufficient to elect the director if voted cumulatively and (ii) if a director is elected by the holders of shares of any class or series, such director may be removed only by the applicable vote of the holders of the shares of that class or series voting as a class. An action to procure a judgment removing a director for cause may be brought by the attorney general or by the holders of 10% of the outstanding shares, whether or not entitled to vote.

  Neither the AT&T Certificate of Incorporation nor the AT&T By-Laws provide that directors may be removed without cause by action of the stockholders.

VACANCIES

  Under the DGCL, unless otherwise provided in the certificate of incorporation or the by-laws, vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, provided that, in the case of a classified board, such vacancies and newly created directorships may be filled by a majority of the directors elected by such class, or by the sole remaining director so elected. In the case of a classified board, directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors have been chosen, and until their successors have been duly elected and qualified. In addition, if, at the time of the filling of any such vacancy or newly created directorship, the directors in office constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total number of outstanding shares entitled to vote for such directors, summarily order an election to fill any such vacancy or newly created directorship, or replace the directors chosen by the directors then in office.

  The TCG By-Laws provide that all directors elected to fill vacancies or newly created directorships shall remain in office until the next annual election and until their successors are duly elected and qualified unless sooner displaced.

  Under the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring on the board for any reason except the removal of directors without cause may be filled by vote of the board of directors. However, the certificate of incorporation or by-laws may provide that such newly created directorships or vacancies are to be filled by vote of the stockholders. Unless the certificate of incorporation or the specific provisions of a by-law adopted by the stockholders provide that the board may fill vacancies occurring on the board by reason of the removal of directors without cause, such vacancies may be filled only by vote of the stockholders. A director elected to fill a vacancy, unless elected by the stockholders, will hold office until the next meeting of stockholders at which the election of directors is in the regular order of business and until his or her successor has been elected and qualified.

  The AT&T Certificate of Incorporation does not provide for the removal of directors without cause. The AT&T By-Laws provide that any vacancy on the AT&T Board may be filled by a majority vote of the remaining directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the DGCL, a corporation may not indemnify any director, officer, employee or agent made or threatened to be made party to any threatened, pending or completed proceeding unless such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The TCG Certificate of Incorporation and the TCG By-Laws contain provisions which require TCG to indemnify such persons to the full extent permitted by the DGCL.

  The DGCL also establishes several mandatory rules for indemnification. In the case of a proceeding by or in the right of the corporation to procure a judgment in its favor (e.g., a stockholder derivative suit), a corporation may indemnify an officer, director, employee or agent if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no person adjudged to be liable to the corporation may be indemnified unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the DGCL's indemnification provisions must be indemnified by the corporation for reasonable expenses incurred therein, including attorneys' fees.

  The DGCL and the TCG By-Laws state that a determination must be made that a director or officer has met the required standard of conduct before the director or officer may be indemnified. The determination may be made by (i) a majority vote of a quorum of disinterested directors, (ii) independent legal counsel in a written opinion if a majority of disinterested directors so directs, or (iii) the stockholders.

  The DGCL and the TCG By-Laws require TCG to advance reasonable expenses to a director or officer after such person provides an undertaking to repay TCG if it is determined that the required standard of conduct has not been met. In addition, the TCG By-Laws permit TCG to advance expenses to other employees and agents in a similar manner.

  Under the NYBCL, a corporation may indemnify its directors and officers made, or threatened to be made, a party to any action or proceeding, except for stockholder derivative suits, if such director or officer acted in good faith, for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of stockholder derivative suits, the corporation may indemnify a director or officer if he or she acted in good faith for a purpose which he or she reasonably believed to be in or, in the case of service to another corporation or enterprise, not opposed to the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action, or a pending action which is settled or otherwise disposed of, or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

  Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding will be entitled to indemnification. Except as provided in the preceding sentence, unless ordered by a court pursuant to the NYBCL, any indemnification under the NYBCL pursuant to the above paragraph may be made only if authorized in the specific case and after a finding that the director or officer met the requisite standard of conduct by (i) the disinterested directors if a quorum is available, (ii) the board upon the written opinion of independent legal counsel or (iii) the stockholders.

  The indemnification described above under the NYBCL is not exclusive of other indemnification rights to which a director or officer may be entitled, whether contained in the certificate of incorporation or by-laws or when authorized by (i) such certificate of incorporation or by-laws, (ii) a resolution of stockholders, (iii) a resolution of directors or (iv) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

  The AT&T By-Laws provide that AT&T is authorized, by (i) a resolution of stockholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits or proceedings based upon, arising from, relating to or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of AT&T in any capacity with any other enterprise. AT&T has entered into indemnification agreements with certain of its officers and directors in accordance with the AT&T By-Laws.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling AT&T or TCG pursuant to the foregoing provisions, AT&T and TCG have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

  The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) violation of certain provisions of the DGCL, (iv) any transaction from which the director derived an improper personal benefit or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The TCG Certificate of Incorporation contains a provision eliminating the personal liability for monetary damages of its directors to the full extent permitted under Delaware law.

  The NYBCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors to the corporation or its stockholders for damages for any breach of duty in such capacity. However, no such provision can eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that such director's acts or omissions were in bad faith, or involved intentional misconduct or a knowing violation of law, or that the director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that the director's acts violated certain provisions of the NYBCL or (ii) for any act or omission prior to the adoption of such a provision in the certificate of incorporation.

  The AT&T Certificate of Incorporation provides that no director will be personally liable to AT&T or any of its stockholders for damages for any breach of duty as a director; provided, however, that the liability of a director will not be eliminated or limited (i) if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the NYBCL (which includes declaration of dividends, purchase of capital stock, distribution of assets to stockholders after dissolution of the corporation and loans to directors to the extent contrary to New York law) or (ii) for any act or omission prior to the adoption of this provision by the AT&T stockholders.

                                LEGAL OPINIONS

  The legality of the AT&T Common Shares to be issued in connection with the Merger is being passed upon for AT&T by Marilyn J. Wasser, Secretary and Vice President-Law of AT&T. As of March 31, 1998, Ms. Wasser owned 2,171 AT&T Common Shares and held options to purchase an additional 70,093 AT&T Common Shares.

  Certain of the tax consequences of the Merger will be passed upon at the Effective Time, as a condition to the Merger, by Wachtell, Lipton, Rosen & Katz, New York, New York, on behalf of AT&T, and by Dow, Lohnes & Albertson, PLLC, Washington, D.C., on behalf of TCG. See "THE MERGER--Certain Federal Income Tax Consequences."

                                    EXPERTS

  The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, changes in shareowners' equity, and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Information Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

  The financial statements of TCG as of December 31, 1997 and 1996 and for the two years then ended and of TCG and TCG Partners for the year ended December 31, 1995, incorporated by reference in this Information Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference in this Information Statement/Prospectus, and have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  AT&T and TCG file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the companies file with the Commission at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Commission filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the Commission at "http://www.sec.gov". Reports, proxy statements and other information should also be available for inspection at the offices of the NASD (for TCG) and the NYSE (for AT&T).

  AT&T filed a Registration Statement on Form S-4 to register with the Commission the AT&T Common Shares to be issued to TCG stockholders in the Merger. This Information Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of AT&T. Although this Information Statement/Prospectus is a filing of AT&T as well as TCG, the words "we" and "us" refer only to TCG, and not to AT&T. As allowed by Commission rules, this Information Statement/Prospectus does not contain all the information you can find in AT&T's Registration Statement or the exhibits to that Registration Statement.

  The Commission allows TCG and AT&T to "incorporate by reference" information into this Information Statement/Prospectus, which means that the companies can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered part of this Information Statement/Prospectus, except for any information superseded by information contained directly in this Information Statement/Prospectus or in later filed documents incorporated by reference in this Information Statement/Prospectus.

  This Information Statement/Prospectus incorporates by reference the documents set forth below that TCG and AT&T have previously filed with the Commission. These documents contain important information about TCG and AT&T and their finances. Some of these filings have been amended by later filings, which are also listed.

     TCG COMMISSION FILINGS (FILE NO. 0-
     20913)                                PERIOD
     -----------------------------------   ------
     Annual Report on Form 10-K            Year ended December 31, 1997
     Current Reports on Form 8-K           January 8, January 26 and February 9, 1998
     AT&T COMMISSION FILINGS (FILE NO. 1-
     1105)                                 PERIOD
     ------------------------------------  ------
     Annual Report on Form 10-K            Year ended December 31, 1997
     Current Reports on Form 8-K           January 8 and March 2, 1998

  TCG and AT&T also incorporate by reference additional documents that may be filed with the Commission between the date of this Information Statement/Prospectus and the consummation of the Merger or the termination of the Merger Agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

  AT&T has supplied all information contained or incorporated by reference in this Information Statement/Prospectus relating to AT&T, and TCG has supplied all such information relating to TCG and to any of the Cable Stockholders.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the Commission or the Commission's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this Information Statement/Prospectus, the exhibit will also be available without charge. Stockholders may obtain documents incorporated by reference in this Information Statement/Prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

             AT&T Corp.                    Teleport Communications Group Inc.
      32 Avenue of the Americas           437 Ridge Road, Executive Building 3
       New York, NY 10013-2412                      Dayton, NJ 08810
         Tel: (212) 387-5400                       Tel: (732) 392-2154
     Attn: Corporate Secretary's                Attn: Investor Relations
             Department

  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT/PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS. THIS INFORMATION STATEMENT/PROSPECTUS IS DATED APRIL , 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE. NEITHER THE MAILING OF THIS INFORMATION STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF AT&T COMMON SHARES IN THE MERGER CREATES ANY IMPLICATION TO THE CONTRARY.

                             INDEX OF DEFINED TERMS

TERM                                                                        PAGE
----                                                                        ----
ACC........................................................................  13
ACC Agreement..............................................................  13
ACC Merger.................................................................  13
ACC Stock..................................................................  13
Acquisition Proposal.......................................................  27
ACSI.......................................................................  19
Affiliates.................................................................  32
AIT........................................................................  20
AT&T.......................................................................  12
AT&T Common Shares.........................................................  13
Base Case..................................................................  19
BEL........................................................................  20
BFP........................................................................  19
BLS........................................................................  20
Cable Stockholders.........................................................  13
Certificates...............................................................  23
CLEC.......................................................................  12
Closing....................................................................  16
Code.......................................................................  22
Comcast....................................................................  13
Commission.................................................................  13
Comparable Acquisitions....................................................  19
Conservative Case..........................................................  19
Cox........................................................................  13
Delaware Business Combination Law..........................................  24
DGCL.......................................................................  23
EBITDA.....................................................................  20
Effective Time.............................................................  22
ELI........................................................................  19
Excel......................................................................  20
Excess Shares..............................................................  23
Exchange Agent.............................................................  23
Exchange Ratio.............................................................  13
Existing Facilities Agreements.............................................  15
Expected Synergies.........................................................  18
FCC........................................................................  31
Frontier...................................................................  20
FTC........................................................................  31
Gross PP&E.................................................................  19
GST........................................................................  19
GTE........................................................................  20
HSR Act....................................................................  31
ICG........................................................................  19
Incorporate by Reference...................................................  52
Intermedia.................................................................  19
IXCs First Tier............................................................  20
IXCs Second Tier...........................................................  20
Joint 13D..................................................................  42
LCI........................................................................  20

TERM                                                                        PAGE
----                                                                        ----
LTIP.......................................................................  33
McLeod.....................................................................  19
Master Facilities Agreement................................................  15
Merger.....................................................................  13
Merger Agreement...........................................................  13
Merger Sub.................................................................  12
Merrill Lynch..............................................................  14
NASD.......................................................................  45
Nasdaq.....................................................................  41
New York Business Combination Law..........................................  44
NEXTLINK...................................................................  19
NYBCL......................................................................  43
NYSE.......................................................................  13
Option.....................................................................  22
Option Plans...............................................................  22
Pacific Gateway............................................................  20
Pension Account............................................................  33
Performance Awards.........................................................  33
Pooling of Interests.......................................................   7
Prohibited Effect..........................................................  38
Registrable Securities.....................................................  38
Registration Period........................................................  38
Registration Rights Agreement..............................................  15
Request....................................................................  38
Request Registration.......................................................  38
Run Rate Revenue...........................................................  19
SBC........................................................................  20
Securities Act.............................................................  13
Special Pension............................................................  33
Sprint.....................................................................  20
Stock Incentive Right......................................................  22
Stock Unit.................................................................  23
Stockholders Consent.......................................................  15
Stockholders' Agreement....................................................  43
Surviving Corporation......................................................  22
TCG........................................................................   1
TCG Board..................................................................  14
TCG By-Laws................................................................  22
TCG Certificate of Incorporation...........................................  22
TCG Class A Common Stock...................................................  13
TCG Class B Common Stock...................................................  13
TCG Common Stock...........................................................  13
TCI........................................................................  13
Tel-Save...................................................................  20
Usage Agreement............................................................  14
Usage Amendments...........................................................  15
Voting Agreement...........................................................  15
WorldCom...................................................................  19

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                                  AT&T CORP.,

                                TA MERGER CORP.

                                      AND

                       TELEPORT COMMUNICATIONS GROUP INC.

                          DATED AS OF JANUARY 8, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
ARTICLE I DEFINITIONS.....................................................  A-1
ARTICLE II THE MERGER; EFFECTIVE TIME; CLOSING............................  A-5
 2.1.The Merger...........................................................  A-5
 2.2.Effective Time.......................................................  A-5
 2.3.Closing..............................................................  A-5
ARTICLE III TERMS OF MERGER...............................................  A-5
 3.1.Certificate of Incorporation.........................................  A-5
 3.2.The By-Laws..........................................................  A-6
 3.3.Directors............................................................  A-6
 3.4.Officers.............................................................  A-6
ARTICLE IV SHARE CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN
            THE MERGER....................................................  A-6
 4.1.Share Consideration; Conversion or Cancellation of Shares in the
  Merger..................................................................  A-6
 4.2.Payment for Shares in the Merger.....................................  A-7
 4.3.Fractional Shares....................................................  A-9
 4.4.Transfer of Shares after the Effective Time..........................  A-9
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................  A-9
 5.1.Organization, Etc. of the Company....................................  A-9
 5.2.Subsidiaries.........................................................  A-9
 5.3.Agreement............................................................  A-9
 5.4.Permits; Compliance.................................................. A-10
 5.5.Fairness Opinion..................................................... A-10
 5.6.Capital Stock........................................................ A-10
 5.7.Litigation........................................................... A-11
 5.8.Compliance with Other Instruments, Etc............................... A-11
 5.9.Employee Benefit Plans............................................... A-11
 5.10.Taxes............................................................... A-13
 5.11.Intellectual Property............................................... A-13
 5.12.Reports and Financial Statements.................................... A-13
 5.13.Absence of Certain Changes or Events................................ A-14
 5.14.Affiliated Transactions and Certain Other Agreements................ A-14
 5.15.Brokers and Finders................................................. A-14
 5.16.S-4 Registration Statement and Information Statement/Prospectus..... A-15
 5.17.ACC Agreement....................................................... A-15
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........ A-15
 6.1.Organization, Etc. of Parent......................................... A-15
 6.2.Subsidiaries......................................................... A-15
 6.3.Agreement............................................................ A-16
 6.4.Permits; Compliance.................................................. A-16
 6.5.Capital Stock........................................................ A-16
 6.6.Parent Common Shares................................................. A-16
 6.7.Litigation........................................................... A-16
 6.8.Compliance with Other Instruments, Etc............................... A-17
 6.9.Taxes................................................................ A-17
 6.10.Intellectual Property............................................... A-17
 6.11.Reports and Financial Statements.................................... A-17
 6.12.Brokers and Finders................................................. A-18

                                                                            PAGE
                                                                            ----
 6.13.S-4 Registration Statement and Information Statement/Prospectus...... A-18
 6.14.Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub... A-19
 6.15.Ownership of Company or ACC Stock.................................... A-19
ARTICLE VII ADDITIONAL COVENANTS AND AGREEMENTS............................ A-19
 7.1.Conduct of Business of the Company.................................... A-19
 7.2.Other Transactions.................................................... A-22
 7.3.Stockholder Approval.................................................. A-22
 7.4.Registration Statement................................................ A-23
 7.5.Reasonable Efforts.................................................... A-23
 7.6.Access to Information................................................. A-24
 7.7.Indemnification of Directors and Officers............................. A-24
 7.8.Registration and Listing of Parent Common Shares...................... A-25
 7.9.Affiliates of Parent and the Company.................................. A-26
 7.10.Tax Matters.......................................................... A-26
 7.11.New York Real Property Transfer Tax.................................. A-26
 7.12.Employee Matters..................................................... A-26
 7.13.Certain Covenants of Parent.......................................... A-27
 7.14.Right of First Offer................................................. A-27
ARTICLE VIII CONDITIONS.................................................... A-27
 8.1.Conditions to Each Party's Obligations................................ A-27
 8.2.Conditions to Obligations of Parent and Merger Sub.................... A-28
 8.3.Conditions to Obligations of the Company.............................. A-29
ARTICLE IX TERMINATION..................................................... A-30
 9.1.Termination by Mutual Consent......................................... A-30
 9.2.Termination by Either Parent or the Company........................... A-30
 9.3.Termination by the Company............................................ A-30
 9.4.Termination by Parent and Merger Sub.................................. A-30
 9.5.Effect of Termination and Abandonment................................. A-30
ARTICLE X MISCELLANEOUS AND GENERAL........................................ A-30
 10.1.Expenses............................................................. A-30
 10.2.Notices, Etc......................................................... A-31
 10.3.Amendments, Waivers, Etc............................................. A-31
 10.4.No Assignment........................................................ A-32
 10.5.Entire Agreement..................................................... A-32
 10.6.Specific Performance................................................. A-32
 10.7.Remedies Cumulative.................................................. A-32
 10.8.No Waiver............................................................ A-32
 10.9.No Third Party Beneficiaries......................................... A-32
 10.10.Jurisdiction........................................................ A-32
 10.11.Public Announcements................................................ A-32
 10.12.Governing Law....................................................... A-33
 10.13.Name, Captions, Etc. ............................................... A-33
 10.14.Counterparts........................................................ A-33
 10.15.Survival of Representations, Warranties, Covenants and Agreements... A-33
 10.16.Severability........................................................ A-33
 10.17.Disclosure Statements............................................... A-33

                                    EXHIBITS

 A   Form of Affiliate Agreement
 B   Employees Entering into Employment Agreements

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 8, 1998, among AT&T Corp., a New York corporation ("Parent"), TA Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and Teleport Communications Group Inc., a Delaware corporation (the "Company").

                                   RECITALS

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company, upon the terms and subject to the conditions of this Agreement (the "Merger");

  WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of
Section 368(a) of the Code (as defined herein);

  WHEREAS, it is intended that the Merger shall be recorded for accounting purposes as a pooling of interests;

  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

  WHEREAS, Parent and Merger Sub have required, as a condition to their willingness to enter into this Agreement, that the Cable Stockholders (as defined herein) contemporaneously enter into the Voting Agreement and execute and deliver the Stockholders Consent (as defined herein) immediately following the execution and delivery of this Agreement.

  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  Definitions

  As used in this Agreement, the following terms shall have the respective meanings set forth below:

  "ACC": ACC Corp., a Delaware corporation.

  "ACC Agreement": The Agreement and Plan of Merger by and among the Company, TCG Merger Co., Inc. and ACC dated as of November 26, 1997, as it may be amended from time to time.

  "Acquisition Proposal": As defined in Section 7.2.

  "Affiliate": As defined in Rule 12b-2 under the Exchange Act.

  "Authorization": Any consent, approval or authorization of, expiration or termination of any waiting period requirement (including pursuant to the HSR
Act) by, or filing, registration, qualification, declaration or designation with, any Governmental Body.

  "Benefit Arrangement": As defined in Section 5.9(a).

  "Cable Stockholder": Each of Comcast Corporation, Comcast Teleport, Inc., Comcast Communications Properties, Inc., Cox Communications, Inc., Cox Teleport Partners, Inc., Tele-Communications, Inc. and TCI Teleport, Inc. (which, collectively, shall be referred to herein as the "Cable
Stockholders").

  "Certificate of Merger": The certificate of merger with respect to the merger of Merger Sub with and into the Company, containing the provisions required by, and executed in accordance with, Section 251 of the DGCL.

  "Certificates": As defined in Section 4.2(b).

  "Claim": As defined in Section 7.7(a).

  "Class A Common Stock": Class A Common Stock, par value $.01 per share, of the Company.

  "Class B Common Stock": Class B Common Stock, par value $.01 per share, of the Company.

  "Closing": The closing of the Merger.

  "Closing Date": The date on which the Closing occurs.

  "Code": The Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "Company": Teleport Communications Group Inc., a Delaware corporation.

  "Company Disclosure Statement": The disclosure statement, dated the date of this Agreement, delivered by the Company to Parent.

  "Company Option": As defined in Section 4.1(e).

  "Company Permits": As defined in Section 5.4.

  "Company SEC Reports": As defined in Section 5.12.

  "Company Stock Incentive Right": As defined in Section 4.1(f).

  "Company Stock Purchase Plan": As defined in Section 4.1(h).

  "Company Stock Unit": As defined in Section 4.1(g).

  "Controlled Group Liability": As defined in Section 5.9(e).

  "DGCL": The Delaware General Corporation Law.

  "Effective Time": As defined in Section 2.2.

  "Employee Plan": As defined in Section 5.9(a).

  "Employees": As defined in Section 5.9(a).

  "ERISA": The Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

  "ERISA Affiliates": Any trade or business, whether or not incorporated, that is now or has at any time in the past five years been treated as a single employer with the Company or any of its Subsidiaries under Section 414(b) or
(c) of the Code and the Treasury Regulations thereunder.

  "Excess Shares": As defined in Section 4.3.

  "Exchange Act": The Securities Exchange Act of 1934, as amended.

  "Exchange Agent": As defined in Section 4.2(a).

  "Exchange Fund": As defined in Section 4.2(a).

  "Exchange Ratio": As defined in Section 4.1(a).

  "FCC": The Federal Communications Commission.

  "FCC Consent": Actions by the FCC granting its consent to the transfer of control of the FCC Licenses in connection with the consummation of the transactions contemplated hereby.

  "FCC Licenses": All licenses, permits, construction permits and other authorizations issued by the FCC in connection with the business and operations of the Company and its Subsidiaries.

  "Fractional Securities Fund": As defined in Section 4.3.

  "Governmental Body": Any federal, state, municipal, political subdivision or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign.

  "HSR Act": The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Indemnified Parties": As defined in Section 7.7(a).

  "Information Statement/Prospectus": As defined in Section 7.4.

  "Intellectual Property": All industrial and intellectual property rights, including Proprietary Technology, patents, patent applications, trademarks, trademark applications and registrations, service marks, service mark applications and registrations, copyrights, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists. "Proprietary Technology" means all proprietary processes, formulae, inventions, trade secrets, know-how, development tools and other proprietary rights used by the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, pertaining to any product, software or service manufactured, marketed, licensed or sold by the Company and its Subsidiaries or Parent and its Subsidiaries, as the case may be, in the conduct of their business or used, employed or exploited in the development, license, sale, marketing, distribution or maintenance thereof, and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, know-how, notebooks, software, records and disclosures.

  "knowledge": With respect to the Company, the actual knowledge of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act as in effect on the date hereof) of the Company and, with respect to Parent or Merger Sub, the actual knowledge of any executive officer (determined in accordance with Rule 16a-1(f) under the Exchange Act as in effect on the date hereof) of Parent or Merger Sub, as the case may be.

  "Law": Any foreign or domestic law, statute, code, ordinance, rule, regulation promulgated, or order, judgment, writ, stipulation, award, injunction or decree entered by a Governmental Body.

  "LEC": A local exchange carrier.

  "Material Adverse Effect": On any Person, a material adverse effect on the business, properties, operations or financial condition of such Person and its Subsidiaries taken as a whole, other than any such effect (i) arising out of or resulting from general economic conditions, (ii) arising out of or resulting from changes in or affecting the telecommunications business generally, or, in the case of a determination with respect to Parent and its Subsidiaries, the long distance telecommunications business generally, or, in the case of a determination with respect to the Company and its Subsidiaries, the competitive local exchange carrier business generally, or (iii) arising out of or resulting from, in the case of a determination with respect to the Company and its Subsidiaries, any loss of customer revenues attributable to the announcement of this Agreement and the transactions contemplated hereby, or, in the case of a determination with respect to Parent and its Subsidiaries, the entry of the Regional Bell Operating Companies into the long distance telecommunications business.

  "Merger": The merger of Merger Sub with and into the Company as contemplated by Section 2.1.

  "Merger Sub": TA Merger Corp., a Delaware corporation.

  "NYSE": The New York Stock Exchange, Inc.

  "Parent": AT&T Corp., a New York corporation.

  "Parent Common Shares": Shares of common stock, par value $1.00 per share, of Parent.

  "Parent Disclosure Statement": The disclosure statement, dated the date of this Agreement, delivered by Parent to the Company.

  "Parent Option": As defined in Section 4.1(e).

  "Parent Permits": As defined in Section 6.4.

  "Parent Representatives": As defined in Section 7.6.

  "Parent SEC Reports": As defined in Section 6.10(a).

  "Parent Stock Incentive Right": As defined in Section 4.1(f).

  "Parent Stock Unit": As defined in Section 4.1(g).

  "Permit": Any franchise, grant, authorization, license, permit, easement, variance, exception, consent, certificate, approval, clearance or order of any Governmental Body.

  "Person": Any individual or corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

  "Proposed Financing": As defined in Section 7.14.

  "Rule 145 Affiliate": As defined in Section 7.9.

  "S-4 Registration Statement": As defined in Section 7.4.

  "SEC": The Securities and Exchange Commission.

  "Securities Act": The Securities Act of 1933, as amended.

  "Share Consideration": As defined in Section 4.1(b).

  "Shares": Collectively, the shares of Class A Common Stock and the shares of Class B Common Stock.

  "Stockholders' Agreement": The Amended and Restated Stockholders' Agreement, dated June 26, 1996, by and among the Company and Comcast Teleport, Inc., Comcast Communications Properties, Inc., Cox Teleport Partners, Inc., and TCI Teleport, Inc.

  "Stockholders Consent": As defined in Section 7.3.

  "Subsidiary": As to any Person, any other Person of which at least 50% of the equity and voting interests are owned, directly or indirectly, by such first Person.

  "Surviving Corporation": The surviving corporation in the Merger.

  "Tax": As defined in Section 5.10(d).

  "Tax Return": As defined in Section 5.10(d).

  "US Wats": US Wats, Inc., a New York corporation.

  "US Wats Agreement": The Agreement and Plan of Merger, dated as of October 28, 1997, by and among ACC, ACC Acquisition--Blue Corp. and US Wats.

  "Voting Agreement": The Voting Agreement, dated the date hereof, by and among Parent and each of the Cable Stockholders.

  "Wholly-Owned Subsidiary": As to any Person, a Subsidiary of such Person 100% of the equity and voting interest in which is owned, directly or indirectly, by such Person.

                                  ARTICLE II

                      The Merger; Effective Time; Closing

  2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the provisions of Section 251 of the DGCL and with the effect provided in Sections 259 and 261 of the DGCL. The separate corporate existence of Merger Sub shall thereupon cease and the Company shall be the Surviving Corporation and shall continue its corporate existence as a Subsidiary of Parent and shall continue to be governed by the laws of the State of Delaware. At the election of Parent, any direct Wholly-Owned Subsidiary of Parent with respect to which the representation and warranty set forth in Section 6.14 is true and correct may be substituted for Merger Sub as a constituent corporation in the Merger.

  2.2. Effective Time. The Merger shall become effective on the date and at the time (the "Effective Time") that the Certificate of Merger shall have been accepted for filing by the Secretary of State of the State of Delaware (or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company), which shall be on the Closing Date or as soon as practicable thereafter.

  2.3. Closing. Subject to the fulfillment or waiver of the conditions set forth in Article VIII, the Closing shall take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m. on the earliest practicable date (but no later than the fifth business day) following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived at the Closing) or (b) at such other place and/or time and/or on such other date as Parent, Merger Sub and the Company may agree.

                                  ARTICLE III

                                Terms of Merger

  3.1 Certificate of Incorporation. As of the Effective Time, the Certificate of Incorporation of the Company shall be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: "The name of the Corporation (which is hereinafter called the "Corporation") is Teleport Communications Group Inc." Such Certificate of Incorporation as so amended shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and of the DGCL. Prior to the Effective Time, Parent shall take such steps as are necessary so that immediately prior to the

Effective Time the Certificate of Incorporation of Merger Sub shall include the provisions of Articles V.B. and VIII of the Certificate of Incorporation of the Company.

  3.2 The By-Laws. The By-Laws of the Company shall be amended as of the Effective Time to be identical to the By-Laws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof, of the Certificate of Incorporation of the Surviving Corporation and of the DGCL.

  3.3 Directors. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

  3.4. Officers. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

                                  ARTICLE IV

    Share Consideration; Conversion or Cancellation of Shares in the Merger

  4.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article IV, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted or cancelled as follows:

    (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or the Company or any of their respective Wholly-Owned Subsidiaries) shall be converted into .943 of a Parent Common Share (the "Exchange Ratio"). If, prior to the Effective Time, Parent should split or combine the Parent Common Shares, or pay a stock dividend or other stock distribution in Parent Common Shares, or otherwise change the Parent Common Shares into any other securities, or make any other dividend or distribution on the Parent Common Shares (other than normal quarterly dividends as the same may be adjusted from time to time in the ordinary course), then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

    (b) All Shares to be converted into Parent Common Shares pursuant to this
  Section 4.1 shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive for each of the Shares, upon the surrender of such certificate in accordance with Section 4.2, the amount of Parent Common Shares specified above (the "Share Consideration") and cash in lieu of fractional Parent Common Shares as contemplated by Section 4.3.

    (c) Each Share issued and outstanding and owned by Parent or the Company, or any of their respective Wholly-Owned Subsidiaries, immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

    (d) Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

    (e) At the Effective Time, each of the then outstanding stock options, if any, to purchase Shares (each, a "Company Option") issued by the Company pursuant to any stock option or similar plan of the Company, and any non-plan options set forth in Section 5.6 of the Company Disclosure Statement issued by the Company pursuant to an option agreement or otherwise, shall, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into an option (a "Parent Option") to purchase that number of Parent Common Shares determined by multiplying the number of Shares subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per Parent Common Share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded down to the nearest whole cent. If the foregoing calculation results in an assumed Company Option being exercisable for a fraction of a Parent Common Share, then the number of Parent Common Shares subject to such option shall be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Parent Option shall otherwise remain as set forth in the Company Option converted into such Parent Option. The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

    (f) At the Effective Time, each of the then outstanding stock incentive rights to acquire Shares (each, a "Company Stock Incentive Right") held by any Person as a result of the consummation of the transactions contemplated by the ACC Agreement shall, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into a right (a "Parent Stock Incentive Right") to acquire that number of Parent Common Shares determined by multiplying the number of Shares subject to such Company Stock Incentive Right at the Effective Time by the Exchange Ratio. If the foregoing calculation results in an assumed Company Stock Incentive Right providing the right to acquire a fraction of a Parent Common Share, then the number of Parent Common Shares subject to such right shall be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Parent Stock Incentive Right shall otherwise remain as set forth in the Company Stock Incentive Right converted into such Parent Stock Incentive Right.

    (g) At the Effective Time, each of the then outstanding share units under the Company's 1996 Equity Incentive Plan (each, a "Company Stock Unit") shall, by virtue of the Merger, and without any further action on the part of any holder thereof, be assumed by Parent and converted into a right (a "Parent Stock Unit") to receive that number of Parent Common Shares determined by multiplying the number of Shares subject to such Company Stock Unit at the Effective Time by the Exchange Ratio. If the foregoing calculation results in an assumed Company Stock Unit providing the right to acquire a fraction of a Parent Common Share, then the number of Parent Common Shares subject to such right shall be rounded up to the nearest whole number of shares, with no cash being payable for such fractional share. The terms and conditions of each Parent Stock Unit shall otherwise remain as set forth in the Company Stock Unit converted into such Parent Stock Unit. The Company shall take all necessary action prior to the Effective Time to amend the Company's 1996 Equity Incentive Plan to permit the assumption and conversion described in this Section 4.1(g) and to provide that all determinations made by reference to Shares shall be made by reference to Parent Common Shares.

    (h) The Company shall terminate the Company's 1997 Employee Stock Purchase Plan (the "Company Stock Purchase Plan") effective as of no later than two business days prior to the Closing Date.

  4.2. Payment for Shares in the Merger. The manner of making payment for Shares in the Merger shall be as follows:

    (a) At the Effective Time, Parent shall make available to an exchange agent selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of those Persons who immediately prior to the Effective Time were the holders of Shares, a sufficient number of certificates representing Parent Common Shares required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 4.1 (the certificates representing Parent Common Shares comprising such aggregate Share Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 4.1 and effect the sales provided for in Section 4.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than holders of certificates for Shares referred to in Section 4.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the Shares represented by such Certificates the Share Consideration and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, Certificates shall represent solely the right to receive the Share Consideration and any cash in lieu of fractional Parent Common Shares as contemplated by Section 4.3 with respect to each of the Shares represented thereby. No dividends or other distributions that are declared on the Parent Common Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Common Shares until such Persons surrender their Certificates. Upon such surrender, there shall be paid to the Person in whose name the Parent Common Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Common Shares between the Effective Time and the time of such surrender. After such surrender, there shall be paid on the applicable payment date, to the Person in whose name the Parent Common Shares are issued, any dividends or other distributions on such Parent Common Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or any certificate representing Parent Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Parent Common Shares or dividends thereon or other distributions with respect thereto or, in accordance with Section 4.3, proceeds of the sale of fractional interests, delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Shares held by it from time to time hereunder, except that, subject to applicable escheat law, it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Shares for the account of the Persons entitled thereto.

    (c) Certificates surrendered for exchange by any Person constituting a Rule 145 Affiliate of the Company shall not be exchanged for certificates representing Parent Common Shares until Parent has received a written agreement from such Person as provided in Section 7.9.

    (d) Any portion of the Exchange Fund and the Fractional Securities Fund (and any dividends or other distributions with respect to such portion of the Exchange Fund) which remains unclaimed by the former stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of the Company shall thereafter look only to Parent for payment of their claim for the Share Consideration (and any such dividends or other distributions) or for any cash in lieu of fractional Parent Common Shares.

    (e) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will, in exchange for such lost, stolen or destroyed Certificate, issue or cause to be issued the number of Parent Common Shares and pay or cause to be paid any amounts deliverable in respect thereof pursuant to this Article IV.

  4.3. Fractional Shares. No fractional Parent Common Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional Parent Common Shares issued pursuant to this Article IV. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (a) the number of full Parent Common Shares delivered to the Exchange Agent by Parent over (b) the aggregate number of full Parent Common Shares to be distributed to holders of Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Shares, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Parent shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former stockholders of the Company, the Exchange Agent will hold such proceeds in trust for such former stockholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former stockholders of the Company in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former stockholders.

  4.4 Transfer of Shares after the Effective Time. No transfers of Shares shall be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.

                                   ARTICLE V

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the Company Disclosure Statement (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein):

  5.1. Organization, Etc. of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and proposed by the Company to be conducted. The Company is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified or in good standing has or would have, individually or in the aggregate, a Material Adverse Effect on the Company.

  5.2. Subsidiaries. Section 5.2 of the Company Disclosure Statement contains a complete and accurate list of all of the Subsidiaries of the Company as of the date hereof. Each Subsidiary of the Company is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing or to have such power and authority does not and would not have, individually or in the aggregate, a Material Adverse Effect on the Company, and is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing does not and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

  5.3. Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This

Agreement and the consummation of the transactions contemplated hereby have been unanimously approved by the Board of Directors of the Company and have been duly authorized by all other necessary corporate action on the part of the Company, except, in the case of the Merger only, for the approval of the Company's stockholders contemplated by Section 7.3. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms. The Board of Directors of the Company has unanimously approved the transactions contemplated by this Agreement and the Voting Agreement, including the Merger, so as to render the provisions of Section 203 of the DGCL inapplicable to the transactions contemplated by this Agreement and to Parent and Merger Sub in connection with this Agreement and the Voting Agreement. The Board of Directors of the Company has directed that this Agreement be submitted to the stockholders of the Company for their approval. The affirmative approval, by vote or written consent, of the holders of Shares representing a majority of the votes that may be cast by the holders of all outstanding Shares (voting as a single class) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Merger.

  5.4. Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all Permits from appropriate Governmental Bodies (including the FCC) necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on their respective businesses as they are now being conducted (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits does not and would not, individually or in the aggregate, (a) have a Material Adverse Effect on the Company or (b) prevent or materially delay the performance of this Agreement by the Company. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits does not and would not, individually or in the aggregate, (x) have a Material Adverse Effect on the Company or (y) prevent or materially delay the performance of this Agreement by the Company. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected or (ii) any Company Permits, except for such conflicts, defaults or violations that do not and would not, individually or in the aggregate, (A) have a Material Adverse Effect on the Company or (B) prevent or materially delay the performance of this Agreement by the Company.

  5.5. Fairness Opinion. The Board of Directors of the Company has received the opinion, dated as of the date hereof, of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

  5.6. Capital Stock. The authorized capital stock of the Company consists of
(a) 450,000,000 shares of Class A Common Stock, of which 61,273,746 shares were outstanding as of the close of business on the day prior to the date hereof, (b) 300,000,000 shares of Class B Common Stock, of which 113,489,040 shares were outstanding as of the close of business on the day prior to the date hereof, and (c) 150,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of the Company is entitled to preemptive rights. There are no options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock) from the Company, other than (a) the issuance of up to a maximum of 23,239,673 shares of Class A Common Stock pursuant to the ACC Agreement (including with respect to options or other rights to acquire common stock of ACC that are or may become outstanding and that will be converted into similar rights to acquire shares of Class A Common Stock upon consummation of the transactions contemplated by the ACC Agreement), (b) the right of the holders of Class B Common Stock to convert shares of Class B Common Stock into Class A Common Stock pursuant to the Certificate of Incorporation of the Company, (c) options or other rights outstanding as of the close of business on the day prior to the date hereof representing in the aggregate the right to purchase or otherwise acquire up to 6,278,000 shares of Class A Common Stock pursuant to Employee Plans or Benefit Arrangements (plus any options granted in accordance with Section 7.1(a) after the date hereof), and (d) the right of eligible employees to purchase shares of Class A

Common Stock pursuant to the terms of the Company Stock Purchase Plan as in effect on the date hereof. From the close of business on the day prior to the date hereof until the execution of this Agreement, the Company has not issued any capital stock or any options, warrants or other rights to acquire capital stock (or securities convertible into or exercisable or exchangeable for capital stock) other than the issuance of shares of Class A Common Stock pursuant to options referred to in clause (c) of the immediately preceding sentence that were outstanding as of the close of business on the day prior to the date hereof. All outstanding shares of capital stock of, or other equity or voting interest in, the Subsidiaries of the Company are owned by the Company or a direct or indirect Wholly-Owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature and no Person has any right to acquire any shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company.

  5.7. Litigation. Except as disclosed in the Company SEC Reports filed prior to January 1, 1998, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (or any Employee Plan or Benefit Arrangement), or any property of the Company or any such Subsidiary (including Intellectual Property), before any arbitrator of any kind or in or before or by any Governmental Body, except actions, suits, investigations or proceedings which, individually or in the aggregate, do not and would not have a Material Adverse Effect on the Company or prevent or materially delay the performance of this Agreement by the Company.

  5.8. Compliance with Other Instruments, Etc. Neither the Company nor any Subsidiary of the Company is in violation of any term of its charter, by-laws, other organizational documents or the Stockholders' Agreement, or any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, the consequences of which violation, whether individually or in the aggregate, do or would have a Material Adverse Effect on the Company or prevent or materially delay the performance of this Agreement by the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any right or obligation under, (a) the charter, by-laws or other organizational document of the Company (or any of its Subsidiaries) or (b) any agreement, note, bond, mortgage, indenture, contract, lease, Permit or other obligation or right (excluding options, restricted stock, employment contracts and other employee related obligations or rights which are addressed in Section 5.9(f)) to which the Company or any of its Subsidiaries is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound, or any instrument or Law, or result in the creation of (or impose any obligation on the Company or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to any such term, except in the case of clause
(b) where any of the foregoing, individually or in the aggregate, does not and would not (i) have a Material Adverse Effect on the Company or (ii) prevent or materially delay the performance of this Agreement by the Company.

  5.9. Employee Benefit Plans.

  (a) The Company Disclosure Statement sets forth as of the date hereof a true and complete list of each "employee benefit plan" (as defined in Section 3(3) of ERISA) of the Company and its Subsidiaries in which current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries ("Employees") participate or pursuant to which the Company or any of its Subsidiaries may have a liability with respect to Employees (each, an "Employee Plan"), and each other plan, program, policy, contract or arrangement of the Company and its Subsidiaries providing for bonuses, pensions, deferred pay, stock or stock related awards, severance pay, salary continuation or similar benefits, hospitalization, medical, dental or disability benefits, life insurance or other employee benefits, or compensation to or for any Employees or any beneficiaries or dependents of any Employees (other than directors' and officers' liability policies), whether or not insured or funded (each, a "Benefit Arrangement"). Except as disclosed on the Company Disclosure

Statement, neither the Company nor any of its Subsidiaries has any commitment to establish any additional Employee Plans or Benefit Arrangements or to modify or change any existing Employee Plan or Benefit Arrangement. The Company has made available to Parent with respect to each Employee Plan and Benefit Arrangement: (i) a true and complete copy of all written documents comprising such Employee Plan or Benefit Arrangement (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of such Employee Plan or Benefit Arrangement; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent Internal Revenue Service determination letter, if any.

  (b) Each Employee Plan and Benefit Arrangement has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code (and the prohibited transaction provisions of ERISA and the Code), and all contributions required to be made to the Employee Plans and Benefit Arrangements have been made in a timely fashion, except where such failure to establish, maintain or comply, or to make such contributions, individually or in the aggregate, does not and would not have a Material Adverse Effect on the Company. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the knowledge of the Company, no event has occurred which results or would result in a revocation of such letter.

  (c) No Employee Plan is subject to Title IV of ERISA.

  (d) No Employee Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a "multiple employer plan" described in Section 4063(a) of ERISA, and the Company has not at any time in the past five years, contributed to or been obligated to contribute to such a multiemployer plan or multiple employer plan.

  (e) Neither the Company nor any ERISA Affiliate has any material Controlled Group Liability, nor do any circumstances exist that could result in any of them having any Controlled Group Liability. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, or (iv) the continuation coverage requirements of Sections 601 et seq. of ERISA and section 4980B of the Code.

  (f) None of the execution or delivery of this Agreement, the Voting Agreement, stockholder approval of the Merger by the stockholders of the Company pursuant to the Stockholders Consent or otherwise, or the consummation of the transactions contemplated hereby or thereby (either alone or together with any additional or subsequent events), constitutes an event under any Employee Plan, Benefit Arrangement, loan to, or individual agreement or contract with, an Employee that may result in any payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan or Benefit Agreement, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

  (g) There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company's knowledge, threatened, with respect to any Employee Plan or Benefit Arrangement, except for any of the foregoing that do not and would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

  (h) Except as disclosed on the Company Disclosure Statement, no amounts paid or payable by the Company or any Subsidiary to or with respect to any Employee (including any such amounts that may be payable as a result of the execution and delivery of this Agreement or the Voting Agreement or the consummation of the transactions contemplated hereby or thereby) will fail to be deductible for United States federal income tax purposes by reason of Section 280G of the Code.

  (i) No Employees and no beneficiaries or dependents of Employees are entitled under any Employee Plan or Benefit Arrangement to post-employment welfare benefits of any kind, including death or medical benefits, other than coverage mandated by Section 4980B of the Code.

  (j) There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of the Company or any of its Subsidiaries; no such petitions have been pending at any time within two years of the date of this Agreement and, to the knowledge of the Company, there has not been any organizing effort by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries as their exclusive bargaining agent at any time within two years of the date of this Agreement. There are no labor strikes, work stoppages or other labor troubles, other than routine grievance matters, now pending, or, to the Company's knowledge, threatened, against the Company or any of its Subsidiaries which have or would have, individually or in the aggregate, a Material Adverse Effect on the Company, and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to the Company or any of its Subsidiaries at any time within two years of the date of this Agreement.

  5.10. Taxes.

  (a) The Company and its Subsidiaries have filed all income Tax Returns and all material other United States federal, state, county, local and foreign Tax Returns required to be filed by them. The Company and its Subsidiaries have paid all material Taxes due, other than Taxes appropriate reserves for which have been made in the Company's financial statements (and, to the extent material, such reserves have been accurately described to Parent). There are no material assessments or adjustments that have been asserted in writing against the Company or its Subsidiaries for any period for which the Company has not made appropriate reserves in the Company's financial statements included in the Company SEC Reports.

  (b) There are no material claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed material Tax claims or assessments against the Company or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company financial statements have been established or which are being contested in good faith or are immaterial in amount).

  (c) There are no liens for Taxes on the assets of the Company or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable (and except for liens which do not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company).

  (d) For purposes of this Agreement, the term "Tax" means any United States federal, state, county or local, or foreign or provincial income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Body. The term "Tax Return" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Body with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

  5.11. Intellectual Property. The Company and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in their respective businesses, except where the failure to own or have the right to use such Intellectual Property, individually or in the aggregate, does not and would not have a Material Adverse Effect on the Company.

  5.12. Reports and Financial Statements.

  (a) The Company has filed all reports (including proxy statements) and registration statements required to be filed with the SEC since its initial public offering (collectively, the "Company SEC Reports"). The Company has previously furnished or made available to Parent true and complete copies of all the Company SEC Reports filed prior to the date hereof. None of the Company SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Company SEC Reports presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Company SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the Company SEC Reports, as of their respective dates, complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

  (b) The Company and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any Governmental Body, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would subject any Company Permits referred to in Section 5.4 to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not and would not have a Material Adverse Effect on the Company.

  (c) Except (i) as and to the extent disclosed or reserved against on the balance sheet of the Company as of September 30, 1997 included in the Company SEC Reports, or (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, the Company does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on the Company.

  5.13. Absence of Certain Changes or Events. During the period since September 30, 1997, except as disclosed in the Company SEC Reports filed prior to January 1, 1998, the business of the Company and its Subsidiaries has been conducted only in the ordinary course, consistent with past practice, except for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and except as otherwise expressly permitted by this Agreement, neither the Company nor any of its Subsidiaries has taken any action or omitted to take any action, or entered into any contract, agreement, commitment or arrangement to take any action or omit to take any action, which, if taken or omitted after the date hereof, would violate
Section 7.1 (other than paragraphs (a), (d), (l) or (p) thereof), and there has not been, and nothing has occurred that would have, a Material Adverse Effect on the Company.

  5.14. Affiliated Transactions and Certain Other Agreements. Set forth in
Section 5.14 of the Company Disclosure Statement is an accurate and complete listing, as of the date hereof, of (a) all contracts, leases, agreements or understandings, whether written or oral, that are material to the Company and its Subsidiaries taken as a whole, with or on behalf of any Affiliate of the Company (other than its Wholly-Owned Subsidiaries) or any of the Cable Stockholders or any of their respective Affiliates, to which the Company or any of its Subsidiaries is a party or is otherwise bound, or by which any of their respective properties or assets is subject or bound, (b) all contracts, leases, agreements or understandings, whether written or oral, to which the Company or any of its Subsidiaries is a party or is otherwise bound which contain any restriction or limitation on the ability of the Company or any of its Affiliates (other than the Cable Stockholders and their non-Company Affiliates) to engage in any business anywhere in the world, other than any such contracts, leases, agreements or understandings the loss or breach of which, individually or in the aggregate, does not and would not have a Material Adverse Effect on the Company, and (c) all contracts, leases, agreements or understandings, whether written or oral, giving any Person the right to require the Company to register Shares or to participate in any registration of Shares. The Company has previously provided or made available to Parent true and complete copies of each of the foregoing agreements.

  5.15. Brokers and Finders. Except for the fees and expenses payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated, which fees and expenses are reflected in its agreements with the Company, copies of which have been furnished to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  5.16. S-4 Registration Statement and Information Statement/Prospectus. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the S-4 Registration Statement or the Information Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Information Statement/Prospectus, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to, the Information Statement/Prospectus or the S-4 Registration Statement, the Company shall notify Parent thereof by reference to this Section 5.16 and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by law, disseminated to the stockholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law. The Information Statement/Prospectus will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act.

  5.17. ACC Agreement. As of the date hereof, to the knowledge of the Company, ACC is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in the ACC Agreement. None of the Company or any of its Subsidiaries is in breach in any material respect of any of their respective representations, warranties, covenants or agreements contained in the ACC Agreement.

                                  ARTICLE VI

            Representations and Warranties of Parent and Merger Sub

  Parent and Merger Sub each represents and warrants to the Company that, except as set forth in the Parent Disclosure Statement (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein):

  6.1. Organization, Etc. of Parent. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted and proposed by Parent to be conducted. Parent is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified or in good standing has or would have, individually or in the aggregate, a Material Adverse Effect on Parent.

  6.2. Subsidiaries. Each Subsidiary of Parent is a corporation or other legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or similar power and authority to own its properties and conduct its business and operations as currently conducted, except where the failure to be duly organized, validly existing and in good standing or to have such power and authority does not and would not have, individually or in the aggregate, a Material Adverse Effect on Parent, and is duly qualified and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing does not and would not have, individually or in the aggregate, a Material Adverse Effect on Parent.

  6.3. Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the consummation of the transactions contemplated hereby have been approved by the respective Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and have been duly authorized by all other necessary corporate action on the part of Parent or Merger Sub. This Agreement has been duly executed and delivered by a duly authorized officer of Parent and of Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms. Neither Parent nor Merger Sub, nor any of their respective Subsidiaries was an "interested stockholder" of the Company, as defined for purposes of Section 203 of the DGCL, immediately prior to the approval of the transactions contemplated by this Agreement and the Voting Agreement by the Board of Directors of the Company.

  6.4. Permits; Compliance. Each of Parent and its Subsidiaries is in possession of all Permits from appropriate Governmental Bodies (including the FCC) necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on their respective businesses as they are now being conducted (the "Parent Permits"), and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits does not and would not, individually or in the aggregate, (a) have a Material Adverse Effect on Parent or (b) prevent or materially delay the performance of this Agreement by Parent or Merger Sub. No suspension or cancellation of any of the Parent Permits is pending or, to the knowledge of Parent, threatened, except where the failure to have, or the suspension or cancellation of, any of the Parent Permits does not and would not, individually or in the aggregate, (x) have a Material Adverse Effect on Parent or (y) prevent or materially delay the performance of this Agreement by Parent or Merger Sub. Neither Parent nor any of its Subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any of its Subsidiaries or by which any property, asset or operation of Parent or any of its Subsidiaries is bound or affected or (ii) any Parent Permits, except for such conflicts, defaults or violations that do not and would not, individually or in the aggregate, (A) have a Material Adverse Effect on Parent or (B) prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

  6.5. Capital Stock. As of the date hereof, the authorized capital stock of Parent consists of (a) 2,000,000,000 Parent Common Shares and (ii) 100,000,000 shares of preferred stock, $1.00 par value per share. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Parent is entitled to preemptive rights. As of the close of business on January 1, 1998, (i) 1,624,213,505 Parent Common Shares and no shares of Parent preferred stock were issued and outstanding and (ii) 1,269,953 Parent Common Shares were held in the treasury of Parent. Except as disclosed in the Parent SEC Reports, all outstanding shares of capital stock of the Significant Subsidiaries (as defined for purposes of Regulation S-X under the Exchange Act) of Parent are owned by Parent or a direct or indirect Wholly-Owned Subsidiary of Parent, free and clear of all liens, charges, encumbrances, claims and options of any nature. As of the close of business on January 1, 1998, there were outstanding options to acquire no more than 69,000,000 Parent Common Shares.

  6.6. Parent Common Shares. The Parent Common Shares to be issued pursuant to
Article IV will, when issued, be duly authorized, validly issued, fully paid and nonassessable and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Shares to be issued in the Merger will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws.

  6.7. Litigation. Except as disclosed in the Parent SEC Reports filed prior to January 1, 1998, there are no actions, suits, investigations or proceedings (adjudicatory, rulemaking or otherwise) pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any Benefit Plans of Parent or any of its Subsidiaries, or any property of Parent or any such Subsidiary (including Intellectual Property), in any court or before any arbitrator of any kind or in or before or by any Governmental Body, except actions, suits, investigations or proceedings or which, individually or in the aggregate, do not and would not (a) have a Material

Adverse Effect on Parent or (b) prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

  6.8. Compliance with Other Instruments, Etc. Neither Parent nor any Subsidiary of Parent is in violation of any term of (a) its charter, by-laws or other organizational documents, or (b) any agreement or instrument related to indebtedness for borrowed money or any other agreement to which it is a party or by which it is bound, the consequences of which violation, whether individually or in the aggregate, do or would have a Material Adverse Effect on Parent or prevent or materially delay the performance of this Agreement by Parent or Merger Sub. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or conflict with, constitute a default under, require any consent, waiver or notice under any term of, or result in the reduction or loss of any benefit or the creation or acceleration of any obligation under, (a) the charter, by-laws or other organizational document of Parent (or any of its Subsidiaries) or (b) any agreement, note, bond, mortgage, indenture, contract, lease, Permit or other obligation or any instrument to which Parent or any of its Subsidiaries is a party or by which any of the assets or properties of Parent or any of its Subsidiaries is bound or any instrument or Law, or result in the creation of (or impose any obligation on Parent or any of its Subsidiaries to create) any mortgage, lien, charge, security interest or other encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries pursuant to any such term, except in the case of clause (b) where any of the foregoing, individually or in the aggregate, does not and would not (i) have a Material Adverse Effect on Parent or (ii) prevent or materially delay the performance of this Agreement by Parent or Merger Sub.

  6.9. Taxes.

  (a) Parent and its Subsidiaries have filed all income Tax Returns and all material other United States federal, state, county, local and foreign Tax Returns required to be filed by them. Parent and its Subsidiaries have paid all material Taxes due, other than Taxes appropriate reserves for which have been made in Parent's financial statements (and, to the extent material, such reserves have been accurately described to the Company). There are no material assessments or adjustments that have been asserted in writing against Parent or its Subsidiaries for any period for which Parent has not made appropriate reserves in Parent's financial statements included in Parent SEC Reports.

  (b) There are no material claims or assessments pending against Parent or any of its Subsidiaries for any alleged deficiency in any Tax, and Parent has not been notified in writing of any proposed material Tax claims or assessments against Parent or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in Parent financial statements have been established or which are being contested in good faith or are immaterial in amount).

  (c) There are no liens for Taxes on the assets of Parent or any of its Subsidiaries, except for statutory liens for current Taxes not yet due and payable (and except for liens which do not and would not, individually or in the aggregate, have a Material Adverse Effect on Parent).

  6.10. Intellectual Property. Parent and its Subsidiaries own, or have the defensible right to use, the Intellectual Property used in their respective businesses, except where the failure to own or have the right to use such Intellectual Property, individually or in the aggregate, does not and would not have a Material Adverse Effect on Parent.

  6.11. Reports and Financial Statements.

  (a) Parent has filed all reports (including proxy statements) and registration statements required to be filed with the SEC since January 1, 1996 (collectively, the "Parent SEC Reports"). Parent has previously furnished or made available to the Company true and complete copies of all Parent SEC Reports filed prior to the date hereof. None of the Parent SEC Reports, as of their respective dates, contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets (including the related notes) included in the Parent SEC Reports presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included in the Parent SEC Reports present fairly, in all material respects, the results of operations and the changes in financial position of Parent and its Subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles consistently applied during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments. All of the Parent SEC Reports, as of their respective dates, complied as to form in all material respects with the requirements of the Exchange Act, the Securities Act and the applicable rules and regulations thereunder.

  (b) Parent and its Subsidiaries have not made any misstatements of fact, or omitted to disclose any fact, to any Governmental Body, or taken or failed to take any action, which misstatements or omissions, actions or failures to act, individually or in the aggregate, subject or would subject any Parent Permits referred to in Section 6.4 to revocation or failure to renew, except where such revocation or failure to renew, individually or in the aggregate, does not and would not have a Material Adverse Effect on Parent.

  (c) Except (i) as and to the extent disclosed or reserved against on the balance sheet of Parent as of September 30, 1997 included in the Parent SEC Reports, or (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, Parent does not have any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, have or would have a Material Adverse Effect on Parent.

  (d) During the period since September 30, 1997, except as disclosed in the Parent SEC Reports filed prior to January 1, 1998, there has not been, and nothing has occurred that would have, a Material Adverse Effect on Parent.

  6.12. Brokers and Finders. Except for the fees and expenses payable to CS First Boston Corporation and Goldman Sachs & Co., which fees and expenses will be paid by Parent, Parent has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

  6.13. S-4 Registration Statement and Information Statement/Prospectus. None of the information to be supplied by Parent or Merger Sub in writing for inclusion or incorporation by reference in the S-4 Registration Statement or the Information Statement/Prospectus will (a) in the case of the S-4 Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (b) in the case of the Information Statement/Prospectus, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in an amendment of, or a supplement to, the Information Statement/Prospectus or the S-4 Registration Statement, Parent shall notify the Company thereof by reference to this Section 6.13 and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by law, disseminated to the stockholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law. The S-4 Registration Statement will comply (with respect to Parent and Merger Sub and information provided in writing therefor by Parent or Merger Sub) as to form in all material respects with the provisions of the Securities Act.

  6.14. Ownership of Merger Sub; No Prior Activities; Assets of Merger Sub.

  (a) Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby.

  (b) As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Parent directly. Further, there are not as of the date hereof and there will not be at the Effective Time any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character to or by which Merger Sub is a party or may be bound requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub.

  (c) As of the date hereof and immediately prior to the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby and by the Voting Agreement, Merger Sub has not and will not have incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

  (d) Parent will take all action necessary to ensure that Merger Sub at no time prior to the Effective Time owns any material assets other than an amount of cash necessary to incorporate Merger Sub and to pay the expenses of the Merger attributable to Merger Sub if the Merger is consummated.

  6.15. Ownership of Company or ACC Stock. Neither Parent nor any Subsidiary of Parent (excluding any employee benefit plan, or related trust, of Parent or its Subsidiaries) owns or, to the knowledge of Parent, has owned within the last two years, any shares of the capital stock of either the Company or ACC. Between the date of this Agreement and the Effective Time, neither Parent nor any Subsidiary of Parent (excluding any employee benefit plan, or related trust, of Parent or its Subsidiaries) will purchase or otherwise acquire any shares of the capital stock of either the Company or ACC (except pursuant to the terms of this Agreement or as provided in the ACC Agreement).

                                  ARTICLE VII

                      Additional Covenants and Agreements

  7.1. Conduct of Business of the Company. Except as set forth in Section 7.1 of the Company Disclosure Statement, as expressly permitted by this Agreement, as required by any change in applicable Law, or as otherwise agreed by Parent in writing, during the period from the date of this Agreement to the Effective Time, (i) the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary course of business consistent with past practice, and (ii) to the extent consistent with the foregoing, the Company will, and will use all reasonable efforts to cause each of its Subsidiaries to, seek to preserve intact its current business organizations, keep available the service of its current officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it, with the objective that their goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and including the date hereof to the Effective Time, the Company will not, and will not permit any of its Subsidiaries to, without the prior written consent of Parent (except to the extent set forth in Section 7.1 of the Company Disclosure Statement):

    (a) except for (i) Shares issued upon exercise of options or other rights outstanding as of the date hereof under Employee Plans or Benefit Arrangements, (ii) (A) options to purchase, and awards of, no more than an aggregate of 300,000 Shares, granted in connection with new hires or promotions, directors' retainers, and bonus award programs, in the ordinary course of business consistent with past practice under currently existing Employee Plans or Benefit Arrangements, and (B) options to purchase no more than an aggregate of 700,000 Shares issued pursuant to or in accordance with the terms of the ACC Agreement (which options are included within the aggregate maximum number of Shares issuable pursuant to the ACC

  Agreement as set forth in Section 5.6), and the issuance of Shares upon the exercise thereof, (iii) Shares issued pursuant to the terms of the ACC Agreement (a copy of which, as in effect on the date hereof, has been provided to Parent), (iv) Shares issued in accordance with the terms of the Company Stock Purchase Plan as in effect on the date hereof, and (v) shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock outstanding on the date hereof, in accordance with the terms of the Company's Certificate of Incorporation as in effect on the date hereof, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

    (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including the Shares);

    (c) except for conversions of shares of Class B Common Stock outstanding on the date hereof into shares of Class A Common Stock, in accordance with the terms of the Company's Certificate of Incorporation as in effect on the date hereof, split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to stockholders in their capacity as such (other than dividends or distributions paid by any Wholly-Owned Subsidiary of the Company);

    (d) (i) grant any increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice, (ii) pay or award or agree to pay or award any pension, retirement allowance, or other nonequity incentive awards, or other employee benefit, not required by any of the Employee Plans or Benefit Arrangements to any current or former director, officer or employees, whether past or present, or to any other Person, except for payments or awards that are in the ordinary course of business, consistent with past practice, and that are not material, (iii) pay or award or agree to pay or award any stock option or equity incentive awards except as expressly permitted by Section 7.1(a), (iv) enter into any new or amend any existing employment agreement with any director, officer or employee, except for employment agreements with new employees entered into in the ordinary course of business consistent with past practice and except for amendments in the ordinary course of business, consistent with past practice, that do not materially increase benefits or payments, (v) enter into any new or amend any existing severance agreement with any current or former director, officer or employee, except for agreements or amendments in the ordinary course of business, consistent with past practice, that do not provide for material benefits, or (vi) become obligated under any new Employee Plan or Benefit Arrangement, which was not in existence on the date hereof, or amend or exercise discretion pursuant to any such Employee Plan or Benefit Arrangement in existence on the date hereof, except for any such amendment or exercise of discretion in the ordinary course of business, consistent with past practice, that does not provide for material benefits;

    (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries not constituting an inactive Subsidiary (other than the Merger, and other than (i) with respect to any Subsidiary of the Company such of the foregoing as do not change the beneficial ownership interest of the Company in such Subsidiary and (ii) with respect to the Company, any such merger, consolidation, restructuring, recapitalization or other reorganization that is used to effect an acquisition permitted pursuant to Section 7.1(f) and which does not result in a change of control of the Company or change the Shares into a different number or kind of securities);

    (f) make any acquisition, by means of merger, consolidation or otherwise, of (i) any direct or indirect ownership interest in or assets comprising any business enterprise or operation or (ii) except in the ordinary course and consistent with past practice, any other assets; provided, however, that the Company may make such acquisitions for cash in an amount not to exceed $10 million in the case of any single acquisition or $100 million for all such acquisitions in the aggregate; provided further that such acquisitions do not and would not prevent or materially delay the consummation of the Merger; and provided further that the foregoing shall not prevent the Company from exploring on a preliminary basis and conducting diligence investigations (including having discussions with any potential acquisition target) with respect to any potential acquisition that would require Parent's consent hereunder, for the purpose of determining the desirability of such potential acquisition and developing the basis on which to seek Parent's consent, so long as the Company does not submit any formal proposal or indication of interest to such acquisition target, or make any binding commitments with respect to such potential acquisition, without obtaining Parent's consent;

    (g) (i) dispose of any direct or indirect ownership interest in any CLEC system or in any other local services or access system (including any shares of capital stock of any Subsidiary holding any such interest) or any controlling interest in any other material business enterprise or operation, (ii) make any other disposition of any other direct or indirect ownership interest in or assets comprising any CLEC system or any other local service or access system or other material business enterprise or operation (except for the replacement or upgrade of assets, or disposition of unnecessary assets, in the ordinary course and consistent with past practice), or (iii) except in the ordinary course and consistent with past practice, dispose of any other assets;

    (h) adopt any amendments to its Certificate of Incorporation or By-Laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary not constituting an inactive Subsidiary of the Company;

    (i) incur any indebtedness for borrowed money or guarantee any indebtedness of any other Person or make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Company or any Wholly-Owned Subsidiary of the Company), except that if the Company shall have complied with the provisions of Section 7.14 hereof with respect thereto, the Company may incur additional indebtedness after the date hereof, under existing credit facilities (or any renewals thereof) or in the high yield debt market, resulting in aggregate net proceeds to the Company from such additional indebtedness not exceeding $350 million;

    (j) engage in the conduct of any business other than telecommunications and related businesses;

    (k) enter into any agreement or exercise any discretion providing for acceleration of payment or performance as a result of a change of control of the Company or its Subsidiaries;

    (l) enter into any contracts, arrangements or understandings requiring in the aggregate the purchase of equipment, materials, supplies or services in excess of $35 million more than the amounts set forth for capital expenditures in the Company's 1998 operating plan approved by the Company's Board of Directors prior to the date hereof, a copy of which has been provided by the Company to Parent;

    (m) enter into or amend or waive any right under any agreement with any Affiliates of the Company (other than its Subsidiaries) or with any Cable Stockholder or any Affiliate of any Cable Stockholder, other than any of the foregoing as may be done in the ordinary course of business and that is not material, individually or in the aggregate, to the Company and its Subsidiaries;

    (n) settle or compromise any material litigation or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

    (o) amend, modify, supplement, or waive any right or condition under, the ACC Agreement or consent to ACC doing any of the foregoing under the US Wats Agreement, except, in either case, for amendments, modifications, supplements or waivers which are not adverse to Parent or the Company in any material respect and which in any event do not (i) increase the consideration payable per share or in the aggregate to shareholders of ACC under the ACC Agreement or US Wats under the US Wats Agreement, (ii) otherwise increase the maximum aggregate number of Shares that may be issuable under the ACC Agreement, or (iii) extend the "drop-dead" date under either such agreement beyond November 26, 1998; or

    (p) authorize, recommend or propose (other than to Parent), or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  7.2. Other Transactions. Prior to the Effective Time, the Company and its Subsidiaries shall not, and shall use all reasonable efforts to cause their respective officers, employees, representatives, agents and Affiliates not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than Parent) concerning any merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, or any purchase of all or a significant portion of the assets of or equity interest in the Company or any of its Subsidiaries, or any other transaction that would involve the transfer or potential transfer of control of the Company or any of its Subsidiaries (an "Acquisition Proposal"), or provide any confidential information relating to the Company or any of its Subsidiaries in connection with or in contemplation of an Acquisition Proposal, other than the transactions contemplated hereby. The Company shall immediately request that any Person that has received any confidential information involving the Company or any of its Subsidiaries in connection with an Acquisition Proposal return all copies thereof to the Company, and the Company and its Subsidiaries shall, and shall use all reasonable efforts to cause their respective officers, employees, representatives, agents and Affiliates to, terminate all discussions or negotiations with any Person with respect to any Acquisition Proposal. The Company will notify Parent promptly of any written inquiries or proposals with respect to any such transaction that are received by, or any such negotiations or discussions that are sought to be initiated with, the Company or any of its Subsidiaries after the date hereof, will advise Parent of the identity of any Person making any such Acquisition Proposal and of the material terms thereof, and shall keep Parent apprised with respect to all material matters relating thereto. Nothing contained in this Agreement shall prohibit or restrict the Company's Board of Directors from taking and disclosing to the Company's stockholders a position in accordance with Rules 14d-9 and 14e-2 under the Exchange Act with respect to a tender offer or an exchange offer for Shares commenced by a third party, provided that Parent shall be given reasonable advance notice thereof, and provided, further, that nothing in this Agreement shall be deemed to relieve the Cable Stockholders from their obligations under the Voting Agreement.

  7.3. Stockholder Approval.

  (a) Pursuant to the Voting Agreement, each of the Cable Stockholders has agreed to execute, or cause to be executed, immediately following execution and delivery of this Agreement a written consent with respect to all Shares owned by it or which it has the right to vote or consent in favor of approval and adoption of the Merger and this Agreement (the "Stockholders Consent"). Notwithstanding the foregoing, if Parent so requests, the Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders to consider and vote upon the approval and adoption of this Agreement and the transactions contemplated hereby, and to submit this Agreement to the stockholders of the Company for their approval, or to solicit a further written consent, in lieu of a stockholders' meeting, of its stockholders approving and adopting this Agreement and the transactions contemplated hereby, and the Company and its Board of Directors shall take all lawful reasonable action to solicit, and use all reasonable efforts to obtain, such approval.

  (b) Notwithstanding the provisions of Section 7.3(a), after the adoption of this Agreement by the stockholders of the Company, without the affirmative approval, by vote or written consent, of the holders of Shares representing a majority of the votes that may be cast by the holders of all then outstanding Shares, the Company will not (i) enter into any amendment to this Agreement that would alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Shares,
(ii) waive any condition set forth in Section 8.1 or Section 8.3 if such waiver would materially adversely affect the holders of Shares or (iii) consummate the Merger after a time at which the Company would be entitled to terminate the Agreement pursuant to Section 9.2(a) (without regard to any amendment of such Section not approved pursuant to this Section 7.3(b)).

  (c) Parent, as the sole stockholder of Merger Sub, hereby consents to the adoption of this Agreement by Merger Sub and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of Merger Sub held for this purpose.

  7.4. Registration Statement. Parent will, as promptly as practicable, prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing an information statement/prospectus, in connection with the registration under the Securities Act of the Parent Common Shares issuable upon conversion of the Shares and the other transactions contemplated hereby. The Company will, as promptly as practicable, prepare and file with the SEC an information statement that will be the same information statement/prospectus contained in the S-4 Registration Statement (such information statement/prospectus together with any amendments thereof or supplements thereto, in the form or forms mailed to the Company's stockholders, "Information Statement/Prospectus"). Parent and the Company will use all reasonable efforts to have or cause the S-4 Registration Statement to be declared effective as promptly as practicable, and also will take any other action reasonably required to be taken under federal or state securities laws, and the Company will use all reasonable efforts to cause the Information Statement/Prospectus to be mailed to stockholders of the Company at the earliest practicable date. If, pursuant to Section 7.3, Parent requests a meeting of the stockholders of the Company, then the S-4 Registration Statement shall include a proxy statement/prospectus meeting the requirements of the Exchange Act and all references herein to the Information Statement/Prospectus shall be deemed to refer to such proxy statement/prospectus. Each party hereto agrees to cooperate reasonably with each other party in connection with the preparation and filing of the S-4 Registration Statement and Information Statement/Prospectus, and of the registration statement and the proxy statement/prospectus to be used in connection with the ACC Agreement, including providing information to the other party with respect to itself as may be reasonably required in connection therewith.

  7.5. Reasonable Efforts.

  (a) Subject to Section 7.5(c), the Company and Parent shall, and shall use all reasonable efforts to cause their respective Subsidiaries, as applicable, to: (i) promptly make all filings and seek to obtain all Authorizations required under all applicable Laws with respect to the Merger and the other transactions contemplated hereby and will reasonably consult and cooperate with each other with respect thereto; (ii) not take any action (including effecting or agreeing to effect or announcing an intention or proposal to effect, any acquisition, business combination or other transaction) which would impair the ability of the parties to consummate the Merger (regardless of whether such action would otherwise be permitted or not prohibited hereunder); and (iii) use all reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to satisfy the conditions set forth in
Article VIII (unless waived) and to consummate and make effective the transactions contemplated by this Agreement on the terms and conditions set forth herein (including seeking to remove promptly any injunction or other legal barrier that may prevent such consummation); provided, however, that nothing in this sentence shall prohibit the Company from effecting the transactions contemplated by the ACC Agreement in accordance with its terms. Each party shall promptly notify the other party of any communication to that party from any Governmental Body in connection with any required filing with, or approval or review by, such Governmental Body in connection with the Merger and permit the other party to review in advance any proposed communication to any Governmental Body in such connection to the extent permitted by applicable law. Notwithstanding the foregoing, in connection with any filing or submission required or action to be taken by either the Company or Parent or any of their respective Subsidiaries to effect the Merger and to consummate the other transactions contemplated hereby, (A) neither the Company nor any of its Subsidiaries shall, without Parent's prior written consent, commit to any divestiture or hold separate or similar transaction and each of the Company and its Subsidiaries shall commit to, and shall use reasonable efforts to effect, such thereof (which may, at the Company's option, be conditioned upon and effective as of the Effective Time) as Parent shall request, and (B) neither Parent nor any of its Subsidiaries shall be required to divest or hold separate or otherwise take (or refrain from taking) or commit to take (or refrain from taking) any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of its Subsidiaries or any material portion of the assets of the Company and its Subsidiaries, or any of the business, product lines or assets of Parent or any of its Subsidiaries, if any of the foregoing, individually or in the aggregate, would have a Material Adverse Effect on the Company (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would constitute a Material Adverse Effect on the Company).

  (b) The Company and its Subsidiaries shall use their reasonable best efforts
(i) not to take any action (regardless of whether such action would otherwise be permitted or not prohibited hereunder) that, to the Company's knowledge based on consultation with its independent accountants (which consultation shall be required before the Company may use its lack of knowledge as a defense), prevents or would prevent Parent from accounting for the Merger as a pooling of interests and (ii) to take any action necessary to cure any action previously taken by or any condition relating to the Company or any of its Subsidiaries that, to the Company's knowledge based on consultation with its independent accountants (which consultation shall be required before the Company may use its lack of knowledge as a defense), prevents or would prevent Parent from accounting for the Merger as a pooling of interests, in each case unless Parent shall have irrevocably and unconditionally waived in writing the condition set forth in Section 8.2(e).

  (c) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent or restrict Parent and its Subsidiaries from engaging in any merger, acquisition, business combination or other transaction (whether or not Parent is the surviving corporation); provided that such merger, acquisition, business combination or other transaction would not (i) prevent, or delay beyond March 31, 1999, the ability of Parent to consummate the Merger or (ii) cause the Merger, or the merger contemplated by the ACC Agreement, to fail to qualify as a tax-free reorganization.

  7.6. Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company (which the Company represents and warrants are not material), and upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of Parent ("Parent Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books and records (including, subject to execution of appropriate access letters, the work papers of independent accountants), such access not to unreasonably interfere with the Company's business or operations, and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Parent Representatives all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 7.6 shall affect or be deemed to modify any of the respective representations or warranties made by the Company. Parent agrees that it will not, and will cause the Parent Representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, Parent will keep confidential, and will cause the Parent Representatives to keep confidential, all information and documents obtained pursuant to this Section 7.6 except as otherwise consented to by the Company; provided, however, that Parent shall not be precluded from making any disclosure which it deems required by law in connection with the Merger. In the event Parent is required to disclose any information or documents pursuant to the immediately preceding sentence, Parent shall promptly give prior written notice of such disclosure that is proposed to be made to the Company so that Parent and the Company can work together to limit the disclosure to the greatest extent possible and, in the event that Parent is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, Parent will collect and deliver to the Company all documents obtained pursuant to this Section 7.6 or otherwise from the Company or its Subsidiaries by Parent or the Parent Representatives then in their possession and any copies thereof. All requests for access to the Company and their Subsidiaries pursuant to this
Section 7.6 shall be made through the representatives of the Company named in
Section 7.6 of the Company Disclosure Statement.

  7.7. Indemnification of Directors and Officers.

  (a) From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the present and former officers, directors and employees of the Company and any of its Subsidiaries, and any Person who is or was serving at the request of the Company as an officer, director or employee or agent of another Person, against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted under applicable Law (and shall also, subject to

Section 7.7(b), advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); provided, however, that such indemnification shall be provided only to the extent any directors' and officers' liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that the Surviving Corporation shall, subject to Section 7.7(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case Parent or the Surviving Corporation, as the case may be, shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a "Claim"), existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of its Subsidiaries, and any Person who is or was serving at the request of the Company as an officer, director or employee or agent of another Person (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted, made or commenced within such period shall continue until the final disposition of such Claim. The Surviving Corporation shall maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and the Company's Subsidiaries with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties with an insurance company or companies, the claims paying ability of which is substantially equivalent to the claims paying ability of the insurance company or companies providing such insurance coverage for directors and officers of Parent and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of three times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

  (b) In the event that any Claim relating hereto or to the transactions contemplated by this Agreement is commenced, before the Effective Time, the parties hereto agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of Section 7.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, whereupon Parent or the Surviving Corporation shall have the right, from and after the Effective Time, to assume and control the defense thereof, and upon such assumption, the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. The Surviving Corporation shall not be liable for any settlement effected without its prior written consent.

  (c) This Section 7.7 is intended to benefit the Indemnified Parties and shall be binding on all successors and assigns of Parent, Merger Sub and the Surviving Corporation.

  7.8. Registration and Listing of Parent Common Shares.

  (a) Parent will use all reasonable efforts to register the Parent Common Shares to be issued pursuant to this Agreement, and upon exercise of stock options granted to employees of the Company and its Subsidiaries, under the applicable provisions of the Securities Act and, if required, under any applicable state securities laws.

  (b) Parent will use all reasonable efforts to cause the Parent Common Shares to be issued pursuant to this Agreement and upon exercise of stock options granted to employees of the Company and its Subsidiaries, to be listed for trading on the NYSE.

  7.9. Affiliates of Parent and the Company. Concurrently with the execution of this Agreement, each of the directors of the Company has executed an agreement to the effect set forth in this Section 7.9. Prior to the Effective Time, the Company shall deliver to Parent a letter identifying all other Persons who, to the Company's knowledge, at the time of the execution and delivery of the Stockholders Consent or at the Effective Time, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act or who may otherwise be deemed to be Affiliates of the Company (the "Rule 145 Affiliates"). The Company shall use all reasonable efforts to cause each Person who is identified as a Rule 145 Affiliate in such list to deliver to Parent on or prior to the 30th day prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit A, that such Rule 145 Affiliate will not (a) sell, pledge, transfer or otherwise dispose of any Parent Common Shares issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 under the Securities Act or an exemption from the registration requirements of the Securities Act, or (b) sell, pledge, transfer or otherwise dispose of, or hedge or otherwise reduce its risk with respect to, any Shares or any Parent Common Shares, in each case from the 30th day prior to the Effective Time to the time that results covering at least 30 days of combined operations of the Company and Parent have been published by Parent in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations.

  7.10. Tax Matters. Each of the parties shall use all reasonable efforts to cause each of (i) the Merger and (ii) the merger contemplated by the ACC Agreement to constitute a tax-free "reorganization" under Section 368(a) of the Code. None of the parties will knowingly take any action, and none of the parties will permit any of its Subsidiaries or Affiliates knowingly to take any action, that would cause either (i) the Merger or (ii) the merger contemplated by the ACC Agreement to fail to qualify as tax-free reorganizations under Section 368(a) of the Code. Each of the parties shall use all reasonable efforts to permit Wachtell, Lipton, Rosen & Katz and Dow, Lohnes & Albertson, PLLC to issue their opinions provided in Sections 8.2(d) and 8.3(d), respectively, and to permit Dow, Lohnes & Albertson, PLLC to issue its opinion pursuant to Section 6.3.7 of the ACC Agreement as in effect on the date hereof. If so requested by Wachtell, Lipton, Rosen & Katz or Dow, Lohnes & Albertson, PLLC, the Company shall deliver to each such counsel a certificate signed by an officer of the Company to the effect that, except to the extent set forth and identified in such certificate, to the knowledge of the Company, there is no plan or intention by the stockholders of the Company who own 5% or more of the issued and outstanding Shares, and, to the knowledge of the Company, there is no present plan or intention on the part of the remaining stockholders of the Company to sell, exchange, or otherwise dispose of Parent Common Shares received in the Merger (it being understood that Shares exchanged for cash in lieu of fractional Parent Common Shares and Shares and Parent Common Shares held by stockholders of the Company and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation). Each party agrees to report the Merger on all tax returns and other filings as a tax-free reorganization under
Section 368(a) of the Code.

  7.11. New York Real Property Transfer Tax. Any liability arising out of New York State and/or New York City Real Property Transfer Taxes, with respect to interests in real property owned, directly or indirectly, by the Company immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Company and expressly shall not be a liability of the stockholders of the Company.

  7.12. Employee Matters. As soon as practicable following the Closing (using reasonable best efforts to accomplish the transition by the later of January 1, 1999 or 90 days after Closing), all employees of the Company and its Subsidiaries who remain employed by the Company or its Subsidiaries (or who become employed by Parent or its Subsidiaries) immediately after the Closing ("Company Employees"), and their dependents and beneficiaries if applicable, shall be eligible to participate in the employee benefit and compensation arrangements, plans, programs and practices of the Parent generally applicable to other similarly situated employees of the Parent (the "Parent Plans"). Company Employees shall be credited with all service with the Company and its Subsidiaries and their predecessors prior to the Closing for purposes of determining eligibility to participate, vesting and benefit accrual (to the extent applicable) in the Parent Plans, but not for (i) purposes of benefit accruals under any of the Parent's defined benefit pension plans, or the schedule of benefits under Parent's severance pay and short-term disability plans and programs, (ii) eligibility to receive post-retirement ancillary benefits (consisting at this time of medical, dental, death and telephone concession benefits) or (iii) calculating Parent service for purposes of "bridging" prior Parent service under Parent Plans. In the event any Company Employee's employment with Parent or its Subsidiaries is involuntarily terminated (other than for cause) prior to the first anniversary of the Closing, such Company Employee shall receive a severance benefit calculated in accordance with the schedule of benefits set forth in Section
7.12 of the Company Disclosure Statement, taking into account all years of such Company Employee's service, including service with the Company or its Subsidiaries and their predecessors prior to the Closing. Thereafter, Company Employees who remain employed by Parent or its Subsidiaries shall be eligible to participate in the applicable Parent severance pay plan, and benefits payable under the terms of such plan shall be based on such Company Employee's actual service with Parent or its Subsidiaries from and after Closing.

  7.13. Certain Covenants of Parent. Except as otherwise permitted in this Agreement, prior to the Effective Time Parent will not, without the prior written consent of the Company, adopt a plan of complete or partial liquidation or dissolution, or authorize, recommend, propose or announce an intention to do so or enter into any contract, agreement, commitment or arrangement to do so.

  7.14. Right of First Offer. Whenever the Company or any of its Subsidiaries intends to incur any indebtedness for borrowed money as permitted pursuant to
Section 7.1(i) hereof, the Company shall notify Parent in writing of the expected terms, conditions, amount, uses, lenders or other alternative financing sources and other material provisions thereof (the "Proposed Financing") and shall provide Parent with the opportunity to provide all of the Proposed Financing on the same terms and conditions. Parent shall notify the Company of its determination to provide all of the Proposed Financing on such terms and conditions within seven business days of receipt of such notice from the Company. If Parent so elects to provide all of the Proposed Financing, the Company shall not enter into any alternative financing arrangements with respect thereto. If Parent does not elect to provide all of the Proposed Financing, the Company and its Subsidiaries may enter into the Proposed Financing with any Person other than Parent on terms and conditions no less favorable in any material respect to the Company and its Subsidiaries than those offered to Parent pursuant to this Section 7.14. Nothing in this
Section 7.14 shall require Parent to accept any offer or to provide any Proposed Financing to the Company.

                                 ARTICLE VIII

                                  Conditions

  8.1 Conditions to Each Party's Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the party being benefitted thereby, to the extent permitted by applicable Law:

    (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been duly approved and adopted or ratified by the requisite holders of Shares in accordance with applicable Law and the Certificate of Incorporation and By-Laws of the Company and the provisions of Section 7.3(b) hereof (it being agreed that the condition set forth in this Section 8.1(a) shall not be waived by the parties);

    (b) HSR Act; FCC. Any waiting period applicable to the Merger under the HSR Act shall have expired or early termination thereof shall have been granted, and the FCC Consent shall have been granted, in each case without limitation, restriction or condition that has or would have a Material Adverse Effect on the Company (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would constitute a Material Adverse Effect on the Company).

    (c) No Injunction. There shall not be in effect any judgment, writ, order, injunction or decree of any court or Governmental Body of competent jurisdiction, restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement or permitting such consummation only subject to any condition or restriction that has or would have a Material Adverse Effect on the Company (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would constitute a Material Adverse Effect on the Company).

    (d) Registration Statement. The S-4 Registration Statement shall have been declared effective and shall be effective at the Effective Time, and no stop order suspending effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities laws or the Securities Act or Exchange Act relating to the issuance or trading of the Parent Common Shares shall have been received.

    (e) Listing of Parent Common Shares on NYSE. The Parent Common Shares required to be issued hereunder shall have been approved for listing on the NYSE, subject only to official notice of issuance.

    (f) Information Statement. At least twenty business days shall have elapsed from the mailing of the Information Statement/Prospectus to the stockholders of the Company.

  8.2. Conditions to Obligations of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following additional conditions, any or all of which may be waived in whole or part by Parent and Merger Sub, as the case may be, to the extent permitted by applicable Law:

    (a) Representations and Warranties True. The representations and warranties of the Company contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of the Company pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

    (b) Performance. The Company shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

    (c) Compliance Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by the President or any Vice President of the Company (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b).

    (d) Tax Opinion. Parent shall have received an opinion of Wachtell, Lipton, Rosen & Katz, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company, Parent or Merger Sub as a result of the Merger; and (iv) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to the Shares converted solely into Parent Common Shares. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of the Company, Parent, Merger Sub, the Cable Stockholders and others, in each case in form and substance reasonably acceptable to Wachtell, Lipton, Rosen & Katz.

    (e) Pooling Covenant. The Company and its Subsidiaries shall have complied with the covenant contained in Secion 7.5(b) hereof.

    (f) Other Authorizations. All Authorizations (other than those specified in Section 8.1(b) hereof) required in connection with the execution and delivery of this Agreement and the performance of the obligations hereunder shall have been made or obtained, without any limitation, restriction or condition that has or would have a Material Adverse Effect on the Company (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would constitute a Material Adverse Effect on the Company), except for such Authorizations the failure of which to have been made or obtained does not and would not, individually or in the aggregate, have a Material Adverse Effect on the Company (or an effect on Parent and its Subsidiaries that, were such effect applied to the Company and its Subsidiaries, would constitute a Material Adverse Effect on the Company).

    (g) Employment Agreements. Each of the employment agreements between the Company and each employee of the Company identified in Exhibit B hereto (which employment agreements are being executed concurrently with the execution of this Agreement) shall be in full force and effect, and each such employee shall be employed thereunder, unless the failure of such employee to be employed thereunder results from the death or disability of such employee.

    (h) Consents Under Facilities Agreements. All required authorizations, consents or approvals of any third parties (other than a Governmental Body) with respect to any contracts, leases, agreements or understandings between the Company and/or any of its Subsidiaries, on the one hand, and any other Person, on the other, relating to the use of or access to the facilities of such Person for the purpose of providing telecommunications services, the failure to obtain which has or would have, individually or in the aggregate, a Material Adverse Effect on the Company, shall have been obtained.

    (i) Voting Agreement. There shall not have been a material breach of the Voting Agreement by any of the Cable Stockholders.

    (j) Other Transactions. The transactions contemplated by the ACC Agreement shall have been consummated in accordance with the terms of such agreement or such agreement shall have been terminated and, prior thereto, the transactions contemplated by the US Wats Agreement shall have been consummated in accordance with the terms of such agreement or such agreement shall have been terminated.

  8.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

    (a) Representations and Warranties True. The representations and warranties of Parent and Merger Sub contained herein or otherwise required to be made after the date hereof in a writing expressly referred to herein by or on behalf of Parent and Merger Sub pursuant to this Agreement, to the extent qualified by materiality or Material Adverse Effect, shall have been true and, to the extent not qualified by materiality or Material Adverse Effect, shall have been true in all material respects, in each case when made and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true, or true in all material respects, as the case may be, only as of the specified date).

    (b) Performance. Parent shall have performed or complied in all material respects with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

    (c) Compliance Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by the President or any Vice President of Parent (but without personal liability thereto), certifying as to the fulfillment of the conditions specified in Sections 8.3(a) and 8.2(b).

    (d) Tax Opinion. The Company shall have received an opinion of Dow, Lohnes & Albertson, PLLC, dated the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; (iii) no gain or loss will be recognized by the Company as a result of the Merger; and (iv) no gain or loss will be recognized by a stockholder of the Company as a result of the Merger with respect to the Shares converted solely into Parent Common Shares. In rendering such opinion, Dow, Lohnes & Albertson, PLLC may receive and rely upon representations contained in certificates of Parent and Merger Sub, the Company, the Cable Stockholders and others, in each case in form and substance reasonably acceptable to Dow, Lohnes & Albertson, PLLC.

                                  ARTICLE IX

                                  Termination

  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, either by the mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors.

  9.2. Termination by Either Parent or the Company. This Agreement may be terminated (upon notice from the terminating party to the other parties) and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1998, provided that the right to terminate this Agreement under this clause (a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date, and provided, further, that such date shall be extended to March 31, 1999 in the event that the failure of the Merger to occur on or before December 31, 1998 is the result of
(i) a delay attributable to any transaction permitted pursuant to Section 7.5(c) or (ii) the failure of any of the conditions set forth in Section 8.1(b), 8.1(c), 8.2(f) or 8.2(j) to be satisfied or waived prior to December 31, 1998, or (b) any court of competent jurisdiction in the United States or Governmental Body in the United States shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable. In addition, this Agreement may be terminated by Parent (upon notice from Parent to the Company) and the Merger may be abandoned by action of the Board of Directors of Parent if any of the Cable Stockholders shall have breached any of its representations, covenants or obligations under the Voting Agreement in any material respect and such breach shall not be curable.

  9.3. Termination by the Company. This Agreement may be terminated (upon notice to Parent) by the Company and the Merger may be abandoned by action of the Board of Directors of the Company if Parent or Merger Sub breaches or fails in any material respect to perform or comply with its covenants and agreements contained herein or breaches its representations and warranties, in each case that is not curable, such that the conditions set forth in Sections 8.3(a) and (b) cannot be satisfied.

  9.4. Termination by Parent and Merger Sub. This Agreement may be terminated (upon notice to the Company) by Parent and Merger Sub, and the Merger may be abandoned by action of the Board of Directors of Parent if the Company breaches or fails in any material respect to perform or comply with its covenants and agreements contained herein or breaches its representations and warranties, in each case that is not curable, such that the conditions set forth in Section 8.2(a) and (b) cannot be satisfied.

  9.5. Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article IX, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in
Section 7.6 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE X

                           Miscellaneous and General

  10.1. Expenses. Except as set forth in Section 7.11, each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers, brokers, finders or other intermediaries or other Persons engaged by it, incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the costs and expenses of filing the Information Statement/Prospectus with the SEC and any other applicable Governmental Body or securities regulatory authority, and of printing the Information Statement/Prospectus, shall be paid by Parent.

  10.2. Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or upon receipt after being mailed by first-class mail, postage prepaid and return receipt requested in each case to the applicable addresses set forth below:

    If to the Company:

      Teleport Communications Group Inc.
      429 Ridge Road
      Dayton, New Jersey 08810
      Attn: Chairman, President and CEO
      Facsimile: (732) 392-3600

    with a copy to:

      Dow, Lohnes & Albertson, PLLC
      1200 New Hampshire Avenue, N.W.
      Washington, D.C.
      Attn: Leonard J. Baxt, Esq.
              Timothy J. Kelley, Esq.
      Facsimile: (202) 776-2222

    and a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017
      Attn: Philip T. Ruegger, Esq.
              Michael Wolfson, Esq.
      Facsimile: (212) 455-2502

    If to Parent or Merger Sub:

      AT&T Corp.
      295 North Maple Avenue
      Basking Ridge, New Jersey 07920
      Attn: Vice President--Law
              and Corporate Secretary
      Facsimile: (908) 221-6618

    with a copy to:

      Watchtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attn: Richard D. Katcher, Esq.
              Steven A. Rosenblum, Esq.
      Facsimile: (212) 403-2000

or to such other address as such party shall have designated by notice so given to each other party.

  10.3. Amendments, Waivers, Etc. This Agreement may be amended, changed, supplemented, waived or otherwise modified only by an instrument in writing signed by the party (or, in the case of Section 7.7, the Indemnified Party) against whom enforcement is sought; provided that, after the adoption of this Agreement by the stockholders of the Company, no such amendment, change, supplement or waiver shall be made without the further requisite approval of such stockholders if such amendment, change, supplement or waiver by law requires the further approval by such stockholders.

  10.4. No Assignment. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as otherwise expressly set forth in this Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other party.

  10.5. Entire Agreement. Except as otherwise provided herein, this Agreement (together with the Confidentiality Agreement between Parent and the Company and the other agreements expressly contemplated hereby) embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement (including the Company Disclosure Statement and the Parent Disclosure Statement) and any writings expressly required hereby.

  10.6. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law, each party waives any objection to the imposition of such relief.

  10.7. Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  10.8. No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  10.9. No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any Person or entity who or which is not a party hereto, except for the indemnification provisions contained in Section 7.7, which provisions may be enforced by any Indemnified Party referred to therein and except that the provisions of Section 7.3(b) may be enforced by holders of Shares. Notwithstanding anything to the contrary contained in this Agreement, the provisions of Section 7.7 of this Agreement may not be amended or altered in any manner with respect to any Indemnified Party without the written consent of such Indemnified Party. No assignment of this Agreement shall relieve Parent from its obligations to any Indemnified Party contained in Section 7.7 of this Agreement.

  10.10. Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware or the Chancery Court of the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.10 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose. Parent, Merger Sub and the Company hereby waive any right to a trial by jury in connection with any such action, suit or proceeding.

  10.11. Public Announcements. Parent and the Company will agree upon the timing and content of the initial press release to be issued describing the transactions contemplated by this Agreement, and will not make any public announcement thereof prior to reaching such agreement unless required to do so by applicable Law or regulation. To the extent reasonably requested by either party, each party will thereafter consult with and provide reasonable cooperation to the other in connection with the issuance of further press releases or other public documents describing the transactions contemplated by this Agreement.

  10.12. Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws.

  10.13. Name, Captions, Etc. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Unless otherwise specified,
(a) the terms "hereof", "herein" and similar terms refer to this Agreement as a whole and (b) references herein to Articles or Sections refer to articles or sections of this Agreement. Wherever appearing herein, the word "including" shall be deemed to be followed by the words "without limitation."

  10.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  10.15. Survival of Representations, Warranties, Covenants and
Agreements. The respective representations and warranties of the parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other parties, but shall terminate at the Effective Time. The respective covenants and agreements of the parties contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement and shall only terminate in accordance with their respective terms.

  10.16. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

  10.17. Disclosure Statements. The parties acknowledge that the Company Disclosure Statement and the Parent Disclosure Statement to this Agreement (i) relate to certain matters concerning the disclosures required and transactions contemplated by this Agreement, (ii) are qualified in their entirety by reference to specific provisions of this Agreement, (iii) are not intended to constitute and shall not be construed as indicating that such matter is required to be disclosed, nor shall such disclosure be construed as an admission that such information is material with respect to the Company or Parent, as the case may be, except to the extent required by this Agreement, and (iv) disclosure of the information contained in one section or part of the Company Disclosure Statement or the Parent Disclosure Statement shall be deemed as proper disclosure for all sections or parts of the Company Disclosure Statement or the Parent Disclosure Statement, as the case may be, only if appropriately cross-referenced or if the relevance thereof is clearly apparent from the context in which it appears.

  IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties set forth below.

                                          Teleport Communications Group Inc.

                                                   /s/ Robert Annunziata
                                          By: _________________________________
                                            Name: Robert Annunziata
                                            Title: Chairman, President and CEO

                                          AT&T Corp.

                                                 /s/ C. Michael Armstrong
                                          By: _________________________________
                                            Name: C. Michael Armstrong
                                            Title: Chairman and CEO

                                          TA Merger corp.

                                                   /s/ Daniel E. Somers
                                          By: _________________________________
                                            Name: Daniel E. Somers
                                            Title: President

                                                                     APPENDIX B

                               VOTING AGREEMENT

  AGREEMENT, dated as of January 8, 1998, by and among AT&T Corp., a New York corporation ("Parent"), on the one hand, and Comcast Corporation, Comcast Teleport, Inc., Comcast Communications Properties, Inc. (Comcast Corporation, Comcast Teleport, Inc., Comcast Communications Properties, Inc., collectively, "Comcast"), Tele-Communications, Inc., TCI Teleport, Inc. (together with Tele-Communications, Inc., "TCI"), Cox Communications, Inc. and Cox Teleport Partners, Inc. (together with Cox Communications, Inc., "Cox"), on the other hand. Comcast, TCI and Cox shall be referred to herein each as a "Stockholder" (each reference to a "Stockholder" referring to the two or three companies collectively constituting Comcast, TCI or Cox, as the case may be), and Comcast, TCI or Cox together are collectively referred to as the "Stockholders". Each Stockholder is executing this Agreement only in its capacity as a stockholder of Teleport Communications Group Inc., a Delaware corporation (the "Company"). The Company is executing this Agreement solely with respect to Section 6(e) and Annex B.

  WHEREAS, concurrently herewith, Parent, TA Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used without definition herein having the meanings ascribed thereto in the Merger Agreement);

  WHEREAS, each Stockholder is the record and beneficial owner of the number of Shares set forth opposite such Stockholder's name in Schedule I hereto;

  WHEREAS, approval of the Merger Agreement by the Company's stockholders is a condition to the consummation of the Merger;

  WHEREAS, the Board of Directors of the Company has, prior to the execution of this Agreement, duly and validly approved and adopted the Merger Agreement and approved this Agreement, and such approvals and adoption have not been withdrawn; and

  WHEREAS, Parent is unwilling to enter into the Merger Agreement unless the Stockholders enter into this Agreement concurrently with the execution of the Merger Agreement and execute and deliver the Stockholders Consent immediately thereafter, and the Stockholders desire and are willing to induce Parent to enter into the Merger Agreement by their entry into this Agreement and their agreement to execute and deliver the Stockholders Consent;

  NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

  Section 1. Consent; Agreement to Vote.

  (a) Each Stockholder agrees (for itself and not as to any other Stockholder) that, immediately following the execution and delivery of this Agreement and the Merger Agreement, it shall execute and deliver, or cause to be executed and delivered by the record owner thereof, in accordance with Section 228 of the DGCL, the Stockholders Consent in the form attached hereto as Annex A with respect to all Shares that are owned beneficially or of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting.

  (b) Unless one of the events specified in clause (i), (ii) or (iii) of
Section 7.3(b) of the Merger Agreement has occurred or Parent has breached
Section 6(d) below in any material respect, each Stockholder hereby further agrees (for itself and not as to any other Stockholder) that, during the term of this Agreement, it shall, from time to time, at the request of Parent, (i) timely execute and deliver (or cause to be timely executed and delivered) an additional written consent with respect to, or (ii) vote, or cause to be voted, at any meeting of stockholders of the Company held prior to the earlier of the Effective Time (as defined in the Merger Agreement) and the termination of this Agreement or at any adjournment or postponement thereof, in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter), that are beneficially owned by such Stockholder or its Affiliates or as to which such Stockholder or any of its Affiliates has, directly or indirectly, the right to vote or direct the voting, (x) in favor of approval and adoption of the Merger Agreement, the Merger, and any action required in furtherance thereof, (y) against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company contained in the Merger Agreement, and (z) against any Competing Transaction (as defined below). Each Stockholder agrees, during the period commencing on the date hereof and ending on the earlier of the Effective Time and the termination of this Agreement, not to, and not to permit any of its Affiliates to, execute any written consent in lieu of a stockholders meeting or vote of the Company, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes of the other agreements of such Stockholder pursuant to this paragraph (it being understood that the Stockholders may vote for or consent to transactions expressly permitted by the Merger Agreement). A "Competing Transaction" means any Acquisition Proposal, other than the transactions contemplated or expressly permitted by the Merger Agreement, or any amendment to the certificate of incorporation of the Company or any other proposal that frustrates or hinders the Merger or the other transactions contemplated by the Merger Agreement.

  (c) Each Stockholder agrees that it will not, and will not permit any of its Affiliates to, contract to sell, sell or otherwise pledge, encumber, transfer or dispose of any of the Shares owned beneficially or of record by it or any interest therein or securities convertible thereinto or any voting rights with respect thereto, other than (i) pursuant to the Merger, (ii) pursuant to
Section 3(b) hereof or (iii) with Parent's prior written consent.

  (d) Each Stockholder hereby revokes any and all previous proxies with respect to such Person's Shares or any other voting securities of the Company.

  (e) Each Stockholder hereby agrees to, and to cause its Affiliates to, cooperate reasonably with Parent and the Company in connection with the Merger Agreement and consummation of the transactions contemplated thereby. Parent agrees to cooperate reasonably with each Stockholder in connection with any filings required to be made by such Stockholder pursuant to the HSR Act in connection with the Merger Agreement and consummation of the transactions contemplated thereby. Each Stockholder agrees that it and its Affiliates will not, and will use reasonable best efforts to cause their respective officers, employees, representatives and agents not to, directly or indirectly, encourage, solicit or engage in discussions or negotiations with any third party (other than Parent) concerning any Acquisition Proposal, other than the transactions contemplated hereby and by the Merger Agreement. Each such Stockholder shall immediately request that any Person (other than such Stockholder's agents, advisors and representatives) that has received directly or indirectly from such Stockholder any confidential information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal within the past 180 days return all copies thereof to the Company. Each Stockholder and its Affiliates shall, and shall use reasonable best efforts to cause their respective officers, employees, representatives and agents to, terminate all discussions or negotiations with any Person with respect to any Acquisition Proposal. Each such Stockholder will notify Parent immediately of any Acquisition Proposal (or inquires with respect thereto) that are received by, or any negotiations or discussions with respect thereto of which it is aware that are sought to be initiated with, such Stockholder or any of its Affiliates or the Company or any of its Subsidiaries, will advise Parent of the identity of any Person making any such Acquisition Proposal and of the terms thereof and shall keep Parent apprised with respect to all matters relating thereto.

  Section 2. Securities Act Covenants and Representations. In addition to, and not in lieu of, the other covenants and representations set forth herein, each Stockholder hereby agrees and represents to Parent as follows:

  (a) Such Stockholder understands that, to the extent such Stockholder is considered an "affiliate" of the Company at the time the Merger Agreement is submitted for a vote of the stockholders of the Company or for action by written consent of stockholders of the Company, any public offering, sale or other disposition by such Stockholder or any of its Affiliates of any Parent Common Shares received by such Person in the Merger (collectively, the "Restricted Sales") will, under current law, require any of (i) the further registration under the Securities Act of any Parent Common Shares to be sold by such Person, (ii) compliance with applicable provisions of Rule 145 promulgated by the SEC under the Securities Act or (iii) the availability of another exemption from such registration under the Securities Act. Each Stockholder agrees not to, or permit any of its Affiliates to, make any Restricted Sale unless the conditions of clause (i), (ii) or (iii) are met.

  (b) Such Stockholder also understands that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Common Shares, and that a legend will be placed on the certificates for the Parent Common Shares, issued to such Stockholder, or any substitutions therefor to reflect the restrictions referred to in Sections 2(a) and 3 hereof on such Stockholder's ability to sell Parent Common Shares.

  Section 3. Pooling Covenants and Representations. In addition to, and not in lieu of, the other covenants and representations set forth herein, each Stockholder hereby agrees and represents to Parent that:

  (a) from and after the date hereof, such Stockholder will not, and will not permit any of its Affiliates to, sell, transfer, hedge, or otherwise dispose of or reduce its rights with respect to any Shares (whether owned as of the date hereof or hereafter acquired) or any Parent Common Shares received by such Stockholder in the Merger or other shares of capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, except for transfers or other dispositions that, in the reasonable opinion of Parent's independent accountants, will not prevent Parent from accounting for the Merger as a pooling of interests, taking into account the actions of other Affiliates of the Company or the Stockholders; and

  (b) upon Parent's request, in connection with the transactions contemplated by the ACC Agreement (as defined in the Merger Agreement) and in order to permit such transaction to be accounted for on a pooling of interests basis, such Stockholder shall, or shall cause its Affiliates to, convert into Class A Common Stock such number of shares of Class B Common Stock as will constitute its pro rata portion (rounded up to the nearest whole share) of that number of shares of Class B Common Stock that would be necessary, when taken together with such conversions of all of the other Stockholders, to permit the Company's pending business combination with Ace to be accounted for as a pooling of interests.

  Section 4. Tax Covenants and Representations. In addition to, and not in lieu of, the other covenants and representations set forth herein, each Stockholder hereby represents and warrants to Parent that, as of the date hereof and as of the Closing Date, such Stockholder has and shall have no present plan or intention to sell, exchange or otherwise dispose of Parent Common Shares to be received by such Stockholder in the Merger having a value, as of the Effective Time, greater than (a) 50 percent of the value as of the Effective Time of all of such Stockholder's Shares as of the Effective Time minus (b) such Stockholder's pro rata portion of the value of any Excess Parent Common Shares identified in the certificate required pursuant to
Section 7.10 of the Merger Agreement (which amount shall not be less than zero). For purposes of the foregoing, "Excess Parent Common Shares" shall mean 50% of the number of Parent Common Shares owned by Persons other than the Stockholders, and "pro rata portion" as to any Stockholder shall mean the number of Parent Common Shares owned by such Stockholder divided by the total number of Parent Common Shares owned by all Stockholders. For purposes of this representation, Shares exchanged for cash in lieu of fractional Parent Common Shares will be treated as outstanding Shares on the Effective Time. Moreover, Shares and Parent Common Shares held by stockholders of the Company and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation. Each Stockholder agrees to deliver to Parent's counsel, if so requested by Parent's counsel, and to the Company's counsel, if so requested by the Company's counsel, a certificate setting forth the above representations in this Section 4 by such Stockholder, which certificate (and the representations therein) may be relied upon by Parent's counsel and by the Company's counsel in connection with the opinions contemplated by Sections 8.2(d) and 8.3(d) of the Merger Agreement.

  Section 5. Registration Rights. The Registration Rights Agreement shall be executed by the parties set forth therein as signatories thereto immediately following execution of this Agreement, and shall become effective as of the Effective Time.

  Section 6. Other Covenants and Agreements.

  (a) Consent to this Agreement. Each Stockholder hereby consents, for purposes of the Stockholders' Agreement, to the execution of this Agreement and the Stockholders Consent by each other Stockholder and the consummation of the transactions contemplated hereby (and waives any rights such Stockholder would otherwise have pursuant to the Stockholders' Agreement by virtue of the execution of this Agreement and the Stockholders Consent).

  (b) Further Assurances. Unless one of the events specified in clause (i),
(ii) or (iii) of Section 7.3(b) of the Merger Agreement has occurred or Parent has breached Section 6(d) below in any material respect, each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all of the terms of this Agreement.

  (c) Release of Certain Restrictions. Effective as of the Effective Time, each Stockholder hereby releases the Company and its Affiliates (other than the Stockholders and their other Affiliates) from, and waives in all respects, any obligation that may exist to such Stockholder or any other agreement with such Stockholder (i) not to compete with such Stockholder or any of its Affiliates anywhere in the world, (ii) not to engage, or to refrain from engaging, in any activity anywhere in the world, or (iii) that otherwise restricts or limits the ability of the Company or any of its Affiliates to engage in any business anywhere in the world; provided however that the foregoing shall not apply to (x) any provision of the Restated Facilities Agreements (as defined in Annex B) or (y) the Agreement entered into as of the 18th day of April 1996 among Teleport and Comcast Corporation, provided that as of the Effective Time paragraph 2(e) of such agreement is hereby amended to be inapplicable to the extent and for so long as compliance therewith by the Company would violate existing legal obligations of Parent and its Affiliates.

  (d) Other Matters. Parent will not agree to the inclusion, in any Authorization required in connection with the Merger, of the imposition by any Governmental Body of any restriction on any Stockholder's exercise and enjoyment of full rights of ownership of Parent Common Shares to be acquired by such Stockholder in the Merger, any material modification of any license, franchise or permit held by such Stockholder or any of its Affiliates, the imposition of any requirement relating to the divestiture or rearrangement of the composition of any material assets of such Stockholder or any of its Affiliates, material limitation on such Stockholder's or any of its Affiliate's freedom of action with respect to future acquisitions of assets or with respect to any existing or future business activities or relationship or the enjoyment by such Stockholder or any of its Affiliates of the full rights of ownership, possession and use of any material asset now owned or hereafter acquired by such Stockholder or any of its Affiliates (including the Parent Common Shares to be acquired by such Shareholder in the Merger), or any other material restrictions, limitations, requirements, or conditions which are reasonably likely to be burdensome on such Stockholder or its Affiliates (any of the foregoing, a "Prohibited Effect"), in the case of any of the foregoing that is unacceptable to such Stockholder in its reasonable judgment. Notwithstanding anything in this Agreement to the contrary, no Stockholder shall be required to consent to any Prohibited Effect that is unacceptable to such Stockholder in its reasonable judgment.

  (e) Facilities Arrangements. Each of the Stockholders agrees that the Existing Arrangements (as defined in Annex B hereto) between such Stockholder and/or any of its Affiliates, on the one hand, and the Company and/or any of its Affiliates, on the other hand, shall be amended as specified in Annex B hereto, effective immediately (which Annex B is incorporated herein by reference).

  Section 7. Representations and Warranties of Parent. Parent represents and warrants to each Stockholder as follows:

  (a) This Agreement and the Registration Rights Agreement have been approved by the Board of Directors of Parent, representing all necessary corporate action on the part of Parent for the execution and performance hereof and thereof by Parent (no action by the stockholders of Parent being required).

  (b) This Agreement has been, and the Registration Rights Agreement will be, duly executed and delivered by a duly authorized officer of Parent.

  (c) This Agreement constitutes, and the Registration Rights Agreement when duly executed and delivered will constitute, a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms.

  (d) The execution and delivery of this Agreement by Parent does not, and the execution and delivery of the Registration Rights Agreement by Parent will not, violate or breach, and will not give rise to any violation or breach, of Parent's charter or bylaws, or, except as will not materially impair its ability to effectuate, carry out or comply with all of the terms of this Agreement and the Registration Rights Agreement, any law, contract, instrument, arrangement or agreement by which Parent is bound.

  Section 8. Representations and Warranties of the Stockholders. Each Stockholder, as to such Stockholder only, represents and warrants to Parent as follows:

  (a) Schedule I sets forth, opposite such Stockholder's name, the number and type of Shares of which such Stockholder is the record or beneficial owner. Such Stockholder is the lawful owner of such Shares, free and clear of all liens, charges, encumbrances, voting agreements and commitments of every kind, other than this Agreement, the Stockholders' Agreement and as disclosed on
Schedule I. Except as set forth in Schedule I and except for the Stockholders' Agreement, neither such Stockholder nor any of its Affiliates owns or holds any rights to acquire any additional Shares or other securities of the Company or any interest therein or any voting rights with respect to any additional Shares or any other securities of the Company.

  (b) This Agreement has been approved by the Board of Directors and, to the extent necessary, the stockholders of such Stockholder, representing all necessary corporate action on the part of such Stockholder for the execution and performance hereof by such Stockholder.

  (c) This Agreement has been duly executed and delivered by a duly authorized officer of such Stockholder.

  (d) This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against such Person in accordance with its terms.

  (e) The execution and delivery of this Agreement by such Stockholder does not violate or breach, and will not give rise to any violation or breach, of such Stockholder's charter or bylaws, or, except as will not materially impair the ability of such Stockholder to effectuate, carry out or comply with all of the terms of this Agreement, any law, contract, instrument, arrangement or agreement by which such Stockholder is bound.

  (f) The execution and delivery of this Agreement by such Stockholder does not create or give rise to any right in such Stockholder or any of their respective Affiliates with respect to the Shares or any other security of the Company (including, without limitation voting rights and rights to purchase or sell any such Shares or other securities) pursuant to the Stockholders' Agreement, other than any such right as is duly and validly waived pursuant to
Section 6(a) of this Agreement.

  (g) The execution and delivery of the Stockholders Consent by the Stockholders are adequate to approve and adopt the Merger Agreement and the Merger without the vote or consent of any other stockholder of the Company.

  (h) The Reorganization (as defined in the Company's prospectus dated November 6, 1997) of the Company under the Reorganization Agreement dated as of April 18, 1996 among the Company, the Stockholders and Continental Cablevision, Inc. (the "Reorganization Agreement") has been completed in accordance with the terms thereof. Each Stockholder, on behalf of itself and its Affiliates, hereby waives all defaults and executory rights under the Reorganization Agreement or any partnership agreement of any Local Market Partnership (as defined in the Reorganization Agreement) to any of Continental Cablevision, Inc. or any of the Stockholders or any of their respective Affiliates.

  Section 9. Effectiveness and Termination. In the event the Merger Agreement is terminated in accordance with its terms (other than pursuant to the last sentence of Section 9.2 thereof), this Agreement shall automatically terminate and be of no further force or effect. Upon such termination, except for any rights any party may have in respect of any breach by any other party of its obligations hereunder, none of the parties hereto shall have any further obligation or liability hereunder. The provisions of Section 6(e) hereof shall survive the Merger.

  Section 10. Miscellaneous.

  (a) Notices, Etc. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

    If to Parent:

      AT&T Corp.
      295 North Maple Ave.
      Basking Ridge, NJ 07920
      Attention: Vice President-Law
      and Corporate Secretary
      Facsimile: (908) 221-6618

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attn:Richard D. Katcher, Esq. and
      Steven A. Rosenblum, Esq.
      Telecopy: (212) 403-2000

    If to the Company:

      Teleport Communications Group Inc.
      429 Ridge Road
      Dayton, New Jersey 08810
      Attention:Chairman, President and CEO
      Facsimile: (732) 392-3600
      with a copy to:

      Dow, Lohnes & Albertson, PLLC
      1200 New Hampshire Avenue, N.W.
      Washington, D.C. 20036
      Attention:Leonard J. Baxt, Esq.
      Timothy J. Kelley, Esq.
      Facsimile: (202) 776-2222

      and with a copy to:

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017
      Attention:Philip T. Ruegger, Esq.
      Michael Wolfson, Esq.
      Facsimile: (212) 455-2502

    If to Comcast:

      Comcast Corporation
      1500 Market Street
      Philadelphia, PA 19102
      Attention:General Counsel
      Facsimile: (215) 981-7794

      with a copy to:

      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, New York 10017
      Attention: Dennis Hersch, Esq.
      Facsimile: (212) 450-4800

    If to TCI:

      Tele-Communications, Inc.
      5619 DTC Parkway
      Englewood, CO 80111-3000
      Attention: Leo J. Hendery, Jr.
      Facsimile: (303) 488-3200

      with a copy to:

      Baker & Botts, L.L.P.
      599 Lexington Avenue
      29th Floor
      New York, New York 10022-6030
      Attention: Elizabeth M. Markowski, Esq.
      Facsimile: (212) 705-5125

    If to Cox:

      Cox Enterprises, Inc.
      1400 Lake Hearn Drive
      Atlanta, GA 30319
      Attention: David M. Woodrow
      Facsimile: (404) 847-6029
      with a copy to:

      Dow, Lohnes & Albertson
      1200 New Hampshire Avenue, N.W.
      Suite 800
      Washington, D.C. 20036
      Attention: Stuart A. Sheldon, Esq.
      Facsimile: (202) 776-2222

or to such other address as such party shall have designated by notice received by each other party.

  (b) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or, except as expressly set forth in Section 9, terminated, except by an instrument in writing signed by each party hereto.

  (c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that, except as contemplated by the Merger Agreement, neither the rights nor the obligations of any party may be assigned or delegated without the prior written consent of the other parties except that Parent may assign its rights under Section 6(e) to any Subsidiary (as defined in the Merger Agreement).

  (d) Entire Agreement. This Agreement (together with the Merger Agreement and the other agreements and documents expressly contemplated hereby and thereby) embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. There are no representations, warranties or covenants by the parties hereto relating to such subject matter other than those expressly set forth in this Agreement and the Merger Agreement.

  (e) Severability. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, provided that, in such event, the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties' intentions hereunder.

  (f) Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond.

  (g) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

  (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

  (i) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

  (j) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware or the United States District Court of Delaware or any court of the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this paragraph (j) and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Delaware other than for such purposes. Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

  (k) Governing Law. This Agreement and all disputes hereunder shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law.

  (l) Name, Captions, Gender. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

  (m) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

  (n) Expenses. Each of Parent and each Stockholder shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that in the event of a dispute concerning the terms or enforcement of this Agreement, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable legal fees and disbursements from the other party or parties to such dispute.

  (o) Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein as a director or officer of the Company. Each Stockholder signs solely in its capacity as a record holder and beneficial owner of Shares and nothing herein shall limit or affect any actions taken by a representative of such Stockholder in such representative's capacity as an officer or director of the Company (it being understood and agreed that the provisions of this paragraph shall not affect the rights and obligations of any party to the Merger Agreement or any other agreement).

  (p) Obligations Several. The obligations of each Stockholder under this Agreement (including Annex B hereto) shall be several and not joint. No Stockholder shall have any liability, duty or obligation arising out of or resulting from any failure by any other Stockholder (or any Affiliate thereof) to comply with the terms and conditions of this Agreement.

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                          AT&T Corp.

                                                    /s/ John D. Zeglis
                                          By: _________________________________
                                            Name: John D. Zeglis
                                            Title: President

                                          Comcast Corporation

                                                   /s/ Lawrence S. Smith
                                          By: _________________________________
                                            Name: Lawrence S. Smith
                                            Title: Executive Vice President

                                          Cox Communications, Inc.

                                                    /s/ Jimmy W. Hayes
                                          By: _________________________________
                                            Name: Jimmy W. Hayes
                                            Title: Senior Vice President
                                            of Finance; Chief Financial
                                            Officer

                                          Tele-Communications, Inc.

                                                 /s/ Bernard W. Schotters
                                          By: _________________________________
                                            Name: Bernard W. Schotters
                                            Title: Senior Vice President
                                            Finance & Treasurer

                                          Comcast Teleport, Inc.

                                                  /s/  Lawrence S. Smith
                                          By: _________________________________
                                            Name: Lawrence S. Smith
                                            Title: Executive Vice President

                                          TCI Teleport, Inc.

                                                 /s/ Bernard W. Schotters
                                          By: _________________________________
                                            Name: Bernard W. Schotters
                                            Title: Senior Vice President
                                                Finance and Treasurer

                                          Cox Teleport Partners, Inc.

                                                    /s/ Jimmy W. Hayes
                                          By: _________________________________
                                            Name: Jimmy W. Hayes
                                            Title: Senior Vice President of
                                                Finance; Chief Financial
                                                Officer

                                          Comcast Communications Properties,
                                           Inc.

                                                   /s/ Lawrence S. Smith
                                          By: _________________________________
                                            Name: Lawrence S. Smith
                                            Title: Executive Vice President

Teleport Communications Group Inc. hereby acknowledges its agreement with the provisions of Annex B hereto.

Teleport Communications Group Inc.

         /s/ Robert Annunziata
By: _________________________________
  Name: Robert Annunziata
  Title: Chairman, President and CEO

                                   SCHEDULE I

                                Share Ownership

                                              SHARES OWNED BENEFICIALLY
                                      -----------------------------------------------
                                      CLASS A COMMON STOCK   CLASS B COMMON STOCK
                                      -----------------------------------------------
         NAME OF STOCKHOLDER            SHARES      OPTIONS    SHARES      OPTIONS
         -------------------          ------------ ----------------------- ----------
Comcast Corporation..................         None     None     25,622,058     None
Tele-Communications, Inc. ...........    1,011,528     None     48,779,388     None
Cox Communications, Inc. ............         None     None     39,087,594     None
    Total............................
                                                SHARES OWNED OF RECORD
                                      -----------------------------------------------
                                      CLASS A COMMON STOCK   CLASS B COMMON STOCK
                                      -----------------------------------------------
    NAME OF STOCKHOLDER OF RECORD       SHARES      OPTIONS    SHARES      OPTIONS
    -----------------------------     ------------ ----------------------- ----------
TCI Teleport, Inc. ..................    1,011,528     None     48,779,388     None
Comcast Teleport, Inc. ..............         None     None     25,438,036     None
Comcast Communications Properties,
 Inc. ...............................         None     None        184,022     None
Cox Teleport Partners, Inc. .........         None     None     39,087,594     None
    Total............................

                                                                     APPENDIX C

        [Merrill Lynch, Pierce, Fenner & Smith Incorporated Letterhead]

                                                                January 8, 1998

Board of Directors
Teleport Communications Group Inc.
429 Ridge Road
Dayton, New Jersey 08810

Members of the Board of Directors:

  Teleport Communications Group Inc. (the "Company"), and AT&T Corp. (the "Acquiror") and TA Merger Corp., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Acquisition Sub will be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's Class A common stock, par value $.01 per share, and the Company's Class B common stock, par value $.01 per share (collectively, the "Company Shares"), will be converted into the right to receive 0.943 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $1.00 per share (the "Acquiror Shares").

  You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

  In arriving at the opinion set forth below, we have, among other things:

   (1) Reviewed certain publicly available business and financial information relating to the Company and the Acquiror that we deemed to be relevant;

   (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by the Company and the Acquiror;

   (3) Conducted discussions with members of senior management of the Company and the Acquiror concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

   (4) Reviewed the market prices and valuation multiples for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

   (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

   (7) Participated in certain discussions and negotiations among representatives of the Company, including TCI Communications, Inc., Cox Communications, Inc. and Comcast Corporation (collectively, the "Shareholders"), and the Acquiror and their financial and legal advisors;

   (8) Reviewed the potential pro forma impact of the Merger;

   (9) Reviewed drafts dated January 7, 1998 of the Agreement, the Voting Agreement, the Registration Rights Agreement and the Amended and Restated Facilities Agreement; and

  (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company or the Acquiror. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company and/or the Acquiror, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's and/or the Acquiror's management as to the expected future financial performance of the Company or the Acquiror, as the case may be, and the Expected Synergies. We have further assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement, the Voting Agreement, the Registration Rights Agreement and the Amended and Restated Facilities Agreement will be substantially similar to the last draft of each reviewed by us.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

  We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently advising the Company in connection with its acquisition of ACC Corp. and are providing financial advisory services to the Acquiror and the Shareholders in connection with other potential transactions. We have, in the past, provided financial advisory and financing services to the Company, the Acquiror and the Shareholders and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Acquiror Shares and other securities of the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

  We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of the Company Shares.

                                          Very truly yours,

                                          Merrill Lynch, Pierce, Fenner &
                                          Smith Incorporated

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorneys' fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose such director or officer reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is qualified in its entirety by reference to Sections 715, 717 and 721 through 725 of the New York Business Corporation Law ("NYBCL").

  The by-laws of the Registrant provide that the Registrant is authorized, by
(i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification, to the fullest extent permitted by applicable law, to provide indemnification and to advance expenses to its directors and officers in respect of claims, actions, suits, or proceedings based upon, arising from, relating to, or by reason of the fact that any such director or officer serves or served in such capacity with the corporation or at the request of the Registrant in any capacity with any other enterprise.

  The Registrant has entered into contracts with its officers and directors, pursuant to the provisions of NYBCL Section 721, by which it will be obligated to indemnify such persons, to the fullest extent permitted by the NYBCL, against expenses, fees, judgments, fines, and amounts paid in settlement in connection with any present or future threatened, pending or completed action, suit or proceeding based in any way upon or related to the fact that such person was an officer or director of the Registrant or, at the request of the Registrant, an officer, director or other partner, agent, employee, or trustee of another enterprise. The contractual indemnification so provided will not extend to any situation where a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty or that there inured to such person a financial profit or other advantage.

  The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith or incorporated herein by reference:

 EXHIBIT NO.
 -----------
   2.01      Agreement and Plan of Merger, dated as of January 8, 1998, among the Registrant, TA Merger Corp. and Teleport Communications Group
              Inc. (included as Appendix A to the Information
              Statement/Prospectus). The Registrant agrees to furnish
              supplementally a copy of any omitted schedule to the Commission upon request.
   2.02      Voting Agreement, dated as of January 8, 1998, among the
              Registrant, Comcast Corporation, Comcast Teleport, Inc., Comcast
              Communications Properties, Inc., Tele-Communications, Inc., TCI
              Teleport, Inc., Cox Communications, Inc. and Cox Teleport
              Partners, Inc. (incorporated by reference to Exhibit 9 to the
              Registrant's Current Report on Form 8-K dated January 8, 1998).
   4.01      No instrument which defines the rights of holders of long term debt, of the Registrant and all of its consolidated subsidiaries, is filed herewith pursuant to Regulation S-K, Item
              601(b)(4)(iii)(A). Pursuant to this regulation, the Registrant hereby agrees to furnish a copy of any such instrument to the
              Commission upon request.

 EXHIBIT NO.
 -----------
   5.01      Opinion of Marilyn J. Wasser, Secretary and Vice President-Law of
              the Registrant, as to the legality of the securities being registered.
   8.01      Opinion of Wachtell, Lipton, Rosen & Katz as to certain U.S.
              federal income tax matters.
   8.02      Opinion of Dow, Lohnes & Albertson, PLLC as to certain U.S.
              federal income tax matters.
  23.01      Consent of Marilyn J. Wasser (included in Exhibit 5.01).
  23.02      Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
  23.03      Consent of Coopers & Lybrand LLP.
  23.04      Consent of Deloitte & Touche LLP.
  23.05      Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit
              8.01).
  23.06      Consent of Dow, Lohnes & Albertson, PLLC (included in Exhibit
              8.02).
  24.01      Powers of attorney.
  99.01      Registration Rights Agreement, dated as of January 8, 1998, among the Registrant, Tele-Communications, Inc., Cox Communications,
              Inc. and Comcast Corporation (incorporated by reference to
              Exhibit 10 to the Registrant's Current Report on Form 8-K dated
              January 8, 1998).

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  That for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  That every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK, ON APRIL 3, 1998.

                                         AT&T Corp.

                                            /s/ Marilyn J. Wasser
                                         By: __________________________________
                                            Marilyn J. Wasser
                                            Vice President--Law and Secretary

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

     SIGNATURE                                  CAPACITY

                                    Chairman and Chief Executive
    PRINCIPAL EXECUTIVE OFFICER:    Officer

C. Michael Armstrong*

    PRINCIPAL FINANCIAL OFFICER:    Senior Executive Vice President &
                                    Chief Financial Officer

Daniel E. Somers*

                                    Vice President and Controller
    PRINCIPAL ACCOUNTING OFFICER:

Maureen B. Tart*

     DIRECTORS

C. Michael Armstrong*

Kenneth T. Derr*

M. Kathryn Eickhoff*

Walter Y. Elisha*

George M.C. Fisher*

Donald V. Fites*

Ralph S. Larsen*

Donald F. McHenry*

Michael I. Sovern*

Thomas H. Wyman*

John D. Zeglis*

      /s/ Marilyn J. Wasser
*By: _____________________________
         Marilyn J. Wasser
         (Attorney-in-Fact)
           April 3, 1998

                                 EXHIBIT INDEX

 EXHIBIT NO.                   DOCUMENT DESCRIPTION                    PAGE NO.
 -----------                   --------------------                    --------
  2.01       Agreement and Plan of Merger, dated as of January 8,
             1998, among the Registrant, TA Merger Corp. and
             Teleport Communications Group Inc. (included as
             Appendix A to the Information Statement/Prospectus).
             The Registrant agrees to furnish supplementally a copy
             of any omitted schedule to the Commission upon request.
  2.02       Voting Agreement, dated as of January 8, 1998, among
             the Registrant, Comcast Corporation, Comcast Teleport,
             Inc., Comcast Communications Properties, Inc., Tele-
             Communications, Inc., TCI Teleport, Inc., Cox
             Communications, Inc. and Cox Teleport Partners, Inc.
             (incorporated by reference to Exhibit 9 to the
             Registrant's Current Report on Form 8-K dated January
             8, 1998).
  4.01       No instrument which defines the rights of holders of
             long term debt, of the Registrant and all of its
             consolidated subsidiaries, is filed herewith pursuant
             to Regulation S-K, Item 601(b)(4)(iii)(A). Pursuant to
             this regulation, the Registrant hereby agrees to
             furnish a copy of any such instrument to the Commission
             upon request.
  5.01       Opinion of Marilyn J. Wasser, Secretary and Vice
             President-Law of the Registrant, as to the legality of
             the securities being registered.
  8.01       Opinion of Wachtell, Lipton, Rosen & Katz as to certain
             U.S. federal income tax matters.
  8.02       Opinion of Dow, Lohnes & Albertson, PLLC as to certain
             U.S. federal income tax matters.
 23.01       Consent of Marilyn Wasser (included in Exhibit 5.01).
 23.02       Consent of Merrill Lynch, Pierce, Fenner & Smith
             Incorporated.
 23.03       Consent of Coopers & Lybrand LLP.
 23.04       Consent of Deloitte & Touche LLP.
 23.05       Consent of Wachtell, Lipton, Rosen & Katz (included in
             Exhibit 8.01).
 23.06       Consent of Dow, Lohnes & Albertson, PLLC (included in
             Exhibit 8.02).
 24.01       Powers of attorney.
 99.01       Registration Rights Agreement, dated as of January 8,
             1998, among the Registrant, Tele-Communications, Inc.,
             Cox Communications, Inc. and Comcast Corporation
             (incorporated by reference to Exhibit 10 to the
             Registrant's Current Report on Form 8-K dated
             January 8, 1998).